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MANAGEMENT PROXY CIRCULAR TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 11, 2018

Registration No. 333-224262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Epsilon Energy Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada* (State or Other Jurisdiction of Incorporation)	1311 (Primary Standard Industrial Classification Code Number)	Not Applicable** (IRS Employer Identification Number)

16701 Greenspoint Park Drive, Suite 195
Houston, Texas 77060
(281) 670-0002
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael Raleigh
16701 Greenspoint Park Drive, Suite 195
Houston, Texas 77060
(281) 670-0002

with a copy to:

Gislar Donnenberg
Anna Denton
DLA Piper LLP (US)
1000 Louisiana Street, Suite 2800
Houston, Texas 77002
(713) 425-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and the consummation of the domestication transaction covered hereby.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
The registrant intends to change its jurisdiction of incorporation from the Province of Alberta in Canada to the State of Delaware in the United States of America through a continuance under Section 189 of the Business Corporations Act (Alberta), or the ABCA. The change in jurisdiction is sometimes referred to herein as the "domestication" and is subject to shareholder approval.

**
The registrant intends to obtain an employer identification number at such time as the domestication is effected and the registrant is incorporated in the State of Delaware.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AS OF MAY 11, 2018

EPSILON ENERGY LTD.

PROPOSED DOMESTICATION—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

        We are furnishing this management proxy circular/prospectus to shareholders of Epsilon Energy Ltd. in connection with the solicitation of proxies by our management for use at a special meeting of our shareholders (the "Special Meeting") to be held on [   •   ], 2018, at 10:00 a.m. (Houston, Texas time), at the Houston Marriott North, 255 N Sam Houston Pkwy, East, Houston, Texas 77060.

        The purpose of the Special Meeting is to obtain shareholder approval to change our jurisdiction of incorporation from the Province of Alberta in Canada to the State of Delaware in the United States of America. We refer to this transaction as the "domestication" throughout this letter and the management proxy circular/prospectus that accompanies it. We are also seeking shareholder approval of the adoption of the Epsilon Energy, Inc. 2018 Equity Incentive Plan.

        We are pursuing the domestication for a number of reasons. Our domestication is intended to enhance shareholder value over the long term by, among other things, improving our ability and flexibility to meet future equity and debt financing needs and enhancing the marketability of our capital stock by raising our profile in the United States capital markets. In addition, our corporate offices and operations are located in the United States and a large percentage of our shareholders are located there.

        We chose the State of Delaware to be our domicile principally because the Delaware General Corporation Law, or DGCL, expressly accommodates a continuance authorized by Section 189 of the Business Corporations Act (Alberta), or the ABCA. We also chose the State of Delaware because of the substantial body of case law that has evolved over the years interpreting various provisions of the DGCL.

        If we complete the domestication, we will continue our legal existence in Delaware as if we had originally been incorporated under Delaware law. In addition, each outstanding common share of Epsilon Energy Ltd. as an Alberta corporation will then represent one share of common stock of Epsilon Energy, Inc. as a Delaware corporation. Our common shares are currently traded on the Toronto Stock Exchange, or the TSX, under the symbol "EPS." Upon the completion of our domestication, we have applied to list our common stock on the Nasdaq Capital Market under the trading symbol "EPSN." Upon the listing of our shares on the Nasdaq Capital Market, we intend to apply to delist our shares from the Toronto Stock Exchange. Our management will comprise the same directors and executive officers who served in such capacities immediately prior to the domestication.

        The record date for the determination of shareholders entitled to receive notice of, and to vote at, the Special Meeting is [          ], 2018. At such date, [          ] common shares of Epsilon Energy Ltd. were outstanding. The holders of at least two thirds of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to approve the domestication proposal. Dissenting shareholders have the right to be paid the fair value of their shares in accordance with Section 191 of the ABCA. If approved by our shareholders, the domestication is expected to become effective as soon as practicable after the Special Meeting. Our Board of Directors has reserved the right to terminate or abandon our domestication at any time prior to its effectiveness, notwithstanding shareholder approval, if it determines for any reason that the consummation of our domestication would be inadvisable or not in our best interests. In addition, the holders of a majority of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to approve the adoption of the equity incentive plan.

        Your existing certificates representing your Epsilon Energy Ltd. common shares will represent the same number of shares of Epsilon Energy, Inc. common stock after the domestication without any action on your part. You will not have to exchange any share certificates. We will issue new certificates to you representing shares of common stock of Epsilon Energy, Inc. as a Delaware corporation upon a transfer of the shares by you or at your request.

        The accompanying proxy circular/prospectus provides a detailed description of our proposed domestication and other information to assist you in considering the proposals on which you are asked to vote. We urge you to review this information carefully and, if you require assistance, to consult with your financial, tax or other professional advisers.

        For the reasons set forth in the prospectus, our Board of Directors unanimously believes that the proposed domestication is in our best interests and in the best interests of our shareholders. Our Board of Directors unanimously recommends that you vote FOR approval of our domestication and FOR approval of the adoption of the equity incentive plan.

        Your vote is very important. Whether or not you plan to attend the Special Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. If your shares are registered in your name, you may vote your shares in person if you attend the meeting, even if you send in your proxy.

        We appreciate your continued interest in our company.

Very truly yours,

/s/ MICHAEL RALEIGH Michael Raleigh, Chief Executive Officer

        We are an "emerging growth company" as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 21 of this proxy circular/prospectus for a discussion of specified matters that should be considered.

        Neither the Securities and Exchange Commission nor any state securities commission or similar authority in Canada has approved or disapproved of these securities or determined if this proxy circular/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This proxy circular/prospectus is dated May [   •   ], 2018, and is first being mailed to shareholders on or about May [   •   ], 2018.

EPSILON ENERGY LTD.
16701 Greenspoint Park Drive, Suite 195
Houston, Texas 77060

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of EPSILON ENERGY LTD., or the Corporation, will be held on [    •    ], 2018, at 10:00 a.m. (Houston, Texas time) at the Houston Marriott North, 255 N Sam Houston Pkwy, East, Houston, Texas, for the following purposes:

  1.
  to consider, and if deemed advisable, approve a special resolution authorizing the Corporation to make an application under Section 189 of the Business Corporations Act (Alberta) to change its jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, United States of America, and to approve the certificate of incorporation authorized in the special resolution to be effective as of the date of the Corporation's domestication ("Proposal 1" or the "domestication");

  2.
  to consider and vote upon a proposal to approve, assuming the domestication proposal is approved, the Epsilon Energy, Inc. 2018 Equity Incentive Plan, or 2018 Plan, a copy of which is attached to the accompanying management proxy circular/prospectus as Exhibit G ("Proposal 2" or the "incentive plan proposal"); and

  3.
  to transact such other business as is proper at such meeting or any adjournment thereof.

        A shareholder wishing to be represented by proxy at the Special Meeting or any postponement or adjournment thereof must deposit his or her duly executed form of proxy with the Corporation's transfer agent and registrar, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, or by facsimile to (416) 263-9524 or 1-866-249-7775 not later than 10:00 a.m. (Houston, Texas time) on [    •    ], 2018, or, if the Special Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any postponement or adjournment of the Meeting. Please complete and return only the form of proxy accompanying this notice. Only the form of proxy accompanying this notice will be counted. Any forms of proxy mailed April 12, 2018 for a previously scheduled but subsequently canceled May 10, 2018 special meeting are invalid and will not be counted. The time limit for the deposit of proxies may be waived by the chair of the Special Meeting at his discretion, without notice, and the chair is under no obligation to accept or reject any particular late proxy. A shareholder may also vote by telephone or via the Internet by following the instructions on the form of proxy. If a shareholder votes by telephone or via the Internet, completion or return of the proxy form is not needed.

        The directors of the Corporation have fixed the close of business on [    •    ], 2018, as the record date for the determination of the shareholders of the Corporation entitled to receive notice of the Special Meeting and to vote at the Special Meeting. At such date, [    •    ] common shares were outstanding. The holders of at least two thirds of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to approve the domestication proposal. The holders of a majority of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to approve the incentive plan proposal. No cumulative voting rights are authorized. A proxy circular/prospectus and form of proxy accompany this Notice.

DATED at Houston, Texas, this [    •    ]th day of [    •    ], 2018.

John Lovoi, Chairman of the Board

MANAGEMENT PROXY CIRCULAR

i

GLOSSARY OF CERTAIN DEFINITIONS

        Unless otherwise provided in this Circular or the context otherwise requires, references to the "Corporation," "Epsilon Energy," "we," "us" and "our" refer to Epsilon Energy Ltd., an Alberta corporation, before the change of jurisdiction. References to "Epsilon" and "Epsilon Energy, Inc." refer to Epsilon Energy, Inc., a Delaware corporation, as of the effective time of the change in jurisdiction. Unless otherwise indicated, references herein to "$" or "dollars" are expressed in U.S. dollars (US$). References in this management proxy circular/prospectus to Canadian dollars are noted as "Cdn$."

        We have included below the definitions for certain terms used in this Circular:

"3-D seismic" Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two-dimensional, seismic.

"Anchor shippers" Parties listed in Anchor Shipper Gas Gathering Agreement for Northern Pennsylvania, including Epsilon Midstream, LLC.

"ASC" Accounting Standards Codification.

"Bbl" One stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to oil, NGLs and other liquid hydrocarbons.

"Bcf" One billion cubic feet, used in reference to natural gas.

"BOE" One stock tank barrel of oil equivalent, computed on an approximate energy equivalent basis that one Bbl of crude oil equals six Mcf of natural gas and one Bbl of crude oil equals one Bbl of natural gas liquids.

"Completion" The process of preparing an oil and gas wellbore for production through the installation of permanent production equipment, as well as perforation and fracture stimulation to optimize production.

"Costless collar" An option position where the proceeds from the sale of a call option at its inception fund the purchase of a put option at its inception.

"Delay rental" Consideration paid to the lessor by a lessee to extend the terms of an oil and natural gas lease in the absence of drilling operations and/or production that is contractually required to hold the lease. This consideration is generally required to be paid on or before the anniversary date of the oil and gas lease during its primary term, and typically extends the lease for an additional year.

"Development well" A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

"Differential" The difference between a benchmark price of oil and natural gas, such as the NYMEX crude oil spot price, and the wellhead price received.

"Dry hole" A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

"Exit rate" Upstream term referring to the rate of production of oil and/or gas as of a specified date.

"Exploratory well" A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

"FASB" Financial Accounting Standards Board.

"Field" An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms "structural feature" and "stratigraphic condition" are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas of interest, etc.

"Free cash flow" A measure of a company's financial performance, calculated as operating cash flow minus capital expenditures. Free cash flow represents the cash that a company is able to generate after spending the money required to maintain or expand its asset base.

"GAAP" Generally accepted accounting principles in the United States of America.

"Gross acres" or "gross wells" The total acres or wells, as the case may be, in which a working interest is owned.

"ISDA" International Swaps and Derivatives Association, Inc.

"Lease operating expense" or "LOE" The expenses of lifting oil or gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs and other expenses incidental to production, but not including lease acquisition or drilling or completion expenses.

"LIBOR" London interbank offered rate.

"MBbl" One thousand barrels of oil, NGLs or other liquid hydrocarbons.

"MBbl/d" One MBbl per day.

"MBOE" One thousand BOE.

"MBOE/d" One MBOE per day.

"Mcf" One thousand cubic feet, used in reference to natural gas.

"MMBbl" One million Bbl.

"MMBOE" One million BOE.

"MMBtu" One million British Thermal Units, used in reference to natural gas.

"MMcf" One million cubic feet, used in reference to natural gas.

"MMcf/d" One MMcf per day.

"Net acres" or "net wells" The sum of the fractional working interests owned in gross acres or wells, as the case may be.

"Net production" The total production attributable to our fractional working interest owned.

"NGL" Natural gas liquid.

"NYMEX" The New York Mercantile Exchange.

"PDNP" Proved developed nonproducing reserves.

"PDP" Proved developed producing reserves.

"Plugging and abandonment" Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of most states legally require plugging of abandoned wells.

"Prospect" A property on which indications of oil or gas have been identified based on available seismic and geological information.

"Proved developed reserves" Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

"Proved reserves" Those reserves that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project, within a reasonable time.

The area of the reservoir considered as proved includes all of the following:

  a.
  The area identified by drilling and limited by fluid contacts, if any, and

  b.
  Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

Reserves that can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when both of the following occur:

  a.
  Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and

  b.
  The project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period before the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

"Proved undeveloped reserves" or "PUDs" Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless specific circumstances justify a longer time. Under no circumstances shall estimates of proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

v

"PV-10" The present value, discounted at 10% per annum, of future net revenues (estimated future gross revenues less estimated future costs of production, development, and asset retirement costs) associated with reserves and is not necessarily the same as market value. PV-10 does not include estimated future income taxes. Unless otherwise noted, PV-10 is calculated using the pricing scheme as required by the Securities and Exchange Commission ("SEC"). PV-10 of proved reserves is calculated the same as the standardized measure of discounted future net cash flows, except that the standardized measure of discounted future net cash flows includes future estimated income taxes discounted at 10% per annum. See the definition of standardized measure of discounted future net cash flows.

"Reasonable certainty" If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical and geochemical) engineering, and economic data are made to estimated ultimate recovery with time, reasonably certain estimated ultimate recovery is much more likely to increase or remain constant than to decrease.

"Reserves" Estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

"Reservoir" A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

"Royalty" The amount or fee paid to the owner of mineral rights, expressed as a percentage or fraction of gross income from crude oil or natural gas produced and sold, unencumbered by expenses relating to the drilling, completing or operating of the affected well.

"Royalty interest" An interest in an oil or natural gas property entitling the owner to shares of the crude oil or natural gas production free of costs of exploration, development and production operations.

"Section" An area of one square mile of land, 640 acres, with 36 sections making up one survey township on a rectangular grid.

"Standardized Measure" or "SMOG" The standardized measure of discounted future net cash flows (the "Standardized Measure") is an estimate of future net cash flows associated with proved reserves, discounted at 10% per annum. Future net cash flows is calculated by reducing future net revenues by estimated future income tax expenses and discounting at 10% per annum. The Standardized Measure and the PV-10 of proved reserves is calculated in the same exact fashion, except that the Standardized Measure includes future estimated income taxes discounted at 10% per annum. The Standardized Measure is in accordance with GAAP.

"Working interest" The interest in a crude oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct operations on the property and to a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

"Workover" Operations on a producing well to restore or increase production.

EPSILON ENERGY LTD.

PROXY CIRCULAR/PROSPECTUS
(All dollar amounts expressed herein are U.S. dollars)

SUMMARY

        This summary highlights selected information appearing elsewhere in this proxy circular/prospectus (the "Circular") and does not contain all the information that you should consider in making a decision with respect to the proposals described herein. You should read this summary, together with the more detailed information, including our financial statements and the related notes appearing elsewhere in this Circular, and the exhibits attached hereto. You should carefully consider, among other things, the matters discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included in this Circular. You should read this Circular in its entirety.

  Epsilon Energy Ltd.

        Epsilon Energy Ltd. ("we," "Epsilon" or the "Corporation") was incorporated March 14, 2005, pursuant to the ABCA. The Corporation is extra-provincially registered in Ontario pursuant to the Business Corporations Act (Ontario). Epsilon is a North American on-shore focused independent oil and gas company engaged in the acquisition, development, gathering and production of oil and gas reserves. Our primary areas of operation are Pennsylvania and Oklahoma. Our assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. The common shares of the Corporation trade on the TSX with the ticker symbol "EPS". At December 31, 2017, Epsilon's total estimated net proved reserves were 215,588 million cubic feet (MMcf) of natural gas reserves and 37,317 barrels (Bbl) of oil and other liquids. Epsilon held leasehold rights to approximately 76,171 gross (11,522 net) acres. The Corporation has natural gas production Pennsylvania and has also added oil and natural gas production from its recent acquisitions in the Anadarko Basin in Oklahoma.

        We conduct operations in the United States through our wholly owned subsidiaries Epsilon Energy USA Inc., an Ohio corporation, or Epsilon Energy USA; Epsilon Midstream, LLC, a Pennsylvania limited liability company, or Epsilon Midstream; Epsilon Operating, LLC, a Delaware limited liability company, Dewey Energy GP LLC, a Delaware limited liability company, and Dewey Energy Holdings LLC, a Delaware limited liability company.

        All of the production from our Pennsylvania acreage (4,136 net) is dedicated to the Auburn Gas Gathering System, or the Auburn GGS, located in Susquehanna County, Pennsylvania for a 15 year term expiring in 2026 under an operating agreement whereby the Auburn GGS owners receive a fixed percentage rate of return on the total capital invested in the construction of the system. We own a 35% interest in the system which is operated by a subsidiary of Williams Partners, LP. In 2017, we paid $1.2 million to the Auburn GGS to gather and treat our 8.9 Bcf of 2017 natural gas production in Pennsylvania.

        Our principal executive office is located at 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060, and our telephone number at that address is (281) 670-0002. Our registered office in Alberta, Canada is located at 14505 Bannister Road SE, Suite 300, Calgary, AB, Canada T2X 3J3.

        Significant additional information about Epsilon Energy is set forth in the section of this Circular entitled "Description of the Business," beginning at page 37.

        Set forth below in a question and answer format is general information regarding the Special Meeting to which this Circular relates. This general information regarding the Special Meeting is followed by a more detailed summary of the process relating to, reasons for and effects of our proposed change in jurisdiction of incorporation from the Province of Alberta in Canada to the State of Delaware in the United States (Proposal 1 in the Notice of Special Meeting), which we refer to in this Circular as the "domestication" or the "continuance" and the adoption of the 2018 Plan (Proposal 2 in the Notice of Special Meeting).

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.
What is the purpose of the Special Meeting?

A.
The purpose of the Special Meeting is to vote on the proposal to approve a special resolution authorizing us to make an application to change our jurisdiction of incorporation to Delaware and adopt a certificate of incorporation of Epsilon Energy, Inc. to be effective as of the date of our domestication. Assuming the approval of the domestication, Epsilon's shareholders also are being asked to consider and vote upon a proposal to adopt the 2018 Epsilon Energy, Inc. Equity Incentive Plan, or the 2018 Plan, and to transact such other business as is proper at the Special Meeting.

Q.
Where and when will the Special Meeting be held?

A.
The Special Meeting will be held at the Houston Marriott North, 255 N Sam Houston Pkwy, East, Houston, Texas, on [    •    ], 2018, at 10:00 a.m. (Houston, Texas time).

Q.
Who is soliciting my vote?

A.
Our management is soliciting your proxy to vote at the Special Meeting. This Circular and form of proxy were first mailed to our holders of common shares of the Corporation (the "Shareholders") on or about [    •    ], 2018. Only the form of proxy accompanying this Circular will be counted. Any forms of proxy mailed April 12, 2018 for a previously scheduled but subsequently canceled May 10, 2018 special meeting are invalid and will not be counted. Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this Circular.

Q.
Who is entitled to vote?

A.
The record date for the determination of shareholders entitled to receive notice of the Special Meeting is [    •    ], 2018, or the Record Date. In accordance with the provisions of the ABCA, we will prepare a list of our registered Shareholders as of the Record Date. If you were a Shareholder as of the Record Date, you will be entitled to vote at the Special Meeting.

Q.
What am I voting on?

A.
The Shareholders are entitled to vote on a special resolution authorizing us to make an application under Section 189 of the ABCA to change our jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, United States of America, by way of a continuance under Section 189 of the ABCA and a domestication under Section 388 of the Delaware General Corporation Law, or the DGCL, and to approve the certificate of incorporation of Epsilon Energy, Inc. authorized in the special resolution to be effective as of the date of our domestication, and to approve the 2018 Plan.

Q.
What is the voting recommendation of the Board of Directors?

A.
The board of directors of the Corporation, or the Board, recommends a vote FOR the special resolution authorizing us to make an application under Section 189 of the ABCA to change our jurisdiction of incorporation from the Province of Alberta, Canada to the State of Delaware, United States of America, by way of a continuance, and to approve the certificate of incorporation of Epsilon Energy, Inc. authorized in the special resolution to be effective as of the date of our domestication. The Board also recommends a vote FOR the approval of the 2018 Plan.

Q.
Will any other matters be voted on?

A.
The Board does not intend to present any other matters at the Special Meeting. The Board does not know of any other matters that will be brought before our Shareholders for a vote at the Special Meeting. If any other matter is properly brought before the Special Meeting, your signed proxy card gives authority to Michael Raleigh and, failing him, B. Lane Bond, as proxies, with full power of substitution, to vote on such matters at their discretion.

Q.
How many votes do I have?

A.
Shareholders are entitled to one vote for each common share held as of the close of business on the Record Date.

Q.
What is the difference between holding common shares as a Shareholder of record and as a beneficial owner?

A.
Many Shareholders hold their common shares through a stockbroker or bank (an "Intermediary" or "Intermediaries") rather than directly in their own names. As summarized below, there are some distinctions between common shares held of record and those owned beneficially.

          Shareholder of Record—If your common shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "shareholder of record," and these Circular materials are being sent directly to you by us. You may vote the common shares registered directly in your name by completing and mailing the proxy card or by voting in person at the Special Meeting.

          Beneficial Owner—Non-registered Shareholders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Corporation are referred to as "NOBOs." Those non-registered Shareholders who have objected to their Intermediary disclosing ownership information about themselves to the Corporation are referred to as "OBOs." The Corporation has elected to send the Notice, this Circular and the form of proxy (collectively, the "meeting materials") directly to the NOBOs, and, to the extent possible, indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the meeting materials to each OBO, unless the OBO has waived the right to receive them. Intermediaries will frequently use service companies to forward the meeting materials to non-registered Shareholders.

Q.
How do I vote?

A.
If you are a Shareholder of record, there are two ways to vote: (1) by completing and mailing your proxy card, or (2) by voting in person at the Special Meeting. If you return your proxy card but you do not indicate your voting preferences, the proxies will vote your common shares FOR the domestication, FOR the adoption of the 2018 Plan and on any other matter that is properly submitted for Shareholder vote at the Special Meeting. Only the form of proxy accompanying this Circular will be counted. Any forms of proxy mailed April 12, 2018 for a previously scheduled but subsequently canceled May 10, 2018 special meeting are invalid and will not be counted.

Generally, a non-registered Shareholder who has not waived the right to receive meeting materials will either:

  (i)
  be given a voting instruction form ("VIF") which is not signed by the Intermediary, and which, when properly completed and signed by the non-registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions that the Intermediary must follow; or

    (ii)
    less frequently, be given a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of common shares beneficially owned by the non-registered Shareholder and must be completed, but not signed, by the non-registered Shareholder and deposited with the Corporation's transfer agent, Computershare Trust Company of Canada.

          These meeting materials are being sent to both registered Shareholders and non-registered Shareholders. If you are a non-registered Shareholder, and the Corporation or its agent has sent these meeting materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding securities on your behalf. By choosing to send these meeting materials to you directly, the Corporation (and not the Intermediary holding securities on your behalf) has assumed responsibility for delivering these materials to you and executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instruction.

          VIFs, whether provided by the Corporation or by an Intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF, including those regarding where and by when the VIF is to be delivered. The purpose of this procedure is to permit non-registered Shareholders to direct the voting of the common shares that they beneficially own.

          Should a non-registered Shareholder who receives a VIF wish to attend the Special Meeting or have someone else attend on such holder's behalf, the non-registered Shareholder should follow the instructions set forth in the VIF.

Q.
Can I change my vote or revoke my proxy?

A.
A Shareholder of record who has given a proxy has the power to revoke it by depositing an instrument in writing executed by the Shareholder or by the Shareholder's attorney authorized in writing either at our registered office at any time up to and including the last business day preceding the day of the Special Meeting, or any postponement or adjournment thereof, or with the chairman of the Special Meeting on the day of the Special Meeting or any postponement or adjournment thereof, or in any other manner permitted by law. A Shareholder of record who has given a proxy may also revoke it by signing a form of proxy bearing a later date and depositing it by the time specified in the Notice or by delivering a written statement revoking the proxy. The written statement must be delivered to the Corporate Secretary of the Corporation at 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060 no later than 5:00 p.m. (Houston, Texas time) on the last business day prior to the date of the Special Meeting or any postponement or adjournment of the Special Meeting, or to the chairman of the Special Meeting on the day of the Special Meeting or any postponement or adjournment thereof.

Q.
How are votes counted?

A.
We will appoint a scrutineer at the Special Meeting, who will collect all proxies and ballots and tabulate the results. The scrutineer is typically a representative of our transfer agent.

Q.
Who pays for soliciting proxies?

A.
We will bear the cost of soliciting proxies from the Shareholders. It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees by telephone or email. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. The cost of such solicitation, estimated to be approximately $10,000, will be borne by us.

Q.
What is the quorum requirement of the Special Meeting?

A.
A quorum will be present at the Special Meeting if there are at least two persons present holding or representing by proxy in the aggregate not less than 5% of the common shares entitled to be voted at the Special Meeting.

Q.
What are broker non-votes?

A.
Broker non-votes occur when Shareholders of record, such as banks and brokers holding common shares on behalf of beneficial owners, do not receive voting instructions from the beneficial Shareholders at least ten days before the Special Meeting. Broker non-votes will not affect the outcome of the matters being voted on at the Special Meeting, assuming that a quorum is obtained.

Q.
What is the vote required to approve the domestication?

A.
Our change of jurisdiction from the Province of Alberta in Canada to the State of Delaware in the United States requires the affirmative vote, in person or by proxy, of two thirds of the votes cast by the Shareholders at the Special Meeting if a quorum is present.

Q.
What is the vote required to approve the 2018 Plan?

A.
The adoption of the 2018 Plan requires the affirmative vote, in person or by proxy, of a majority of the votes cast by the Shareholders at the Special Meeting if a quorum is present.

Q.
Multiple shareholders live in my household, and together we received only one copy of this Circular. How can I obtain my own separate copy of this document for the Special Meeting?

A.
You may pick up copies in person at the Special Meeting or download them from our website, http://www.epsilonenergyltd.com/ (click on the link to the Investor Center page). If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank or other nominee. If you want copies mailed to you and are a Shareholder of record, we will mail them promptly if you request them from our corporate office by phone at (281) 670-0002 or by mail to 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060, Attention: AeRayna Flores. We cannot guarantee you will receive mailed copies before the Special Meeting.

Q.
Who can help answer my questions?

A.
If you have questions about the Special Meeting you should contact AeRayna Flores at (281) 670-0002 or by emailing her at admin@epsilonenergy.com. You may also obtain additional information about us from documents filed with Canadian securities regulatory authorities by following the instructions in the section titled "Where You Can Find More Information."

  Voting Securities and Principal Holders Thereof

        The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. As at the effective date of this Circular (the "Effective Date"), which is May [    •    ], [    •    ] common shares are issued and outstanding as fully paid and non-assessable. No other shares of any other class are issued or outstanding. The common shares are the only shares entitled to be voted at the Special Meeting and holders of common shares are entitled to one vote for each common share held.

        Holders of common shares of record at the close of business on the Record Date are entitled to vote such common shares at the Meeting on the basis of one vote for each common share held except to the extent that, (a) the holder has transferred the ownership of any of his common shares after the Record Date, and (b) the transferee of those common shares produces properly endorsed share certificates, or otherwise establishes that he owns the common shares, and demands not later than ten (10) days before the day of the Meeting that his name be included in the list of persons entitled to vote at the Special Meeting, in which case the transferee will be entitled to vote his common shares at the Meeting.

        To the knowledge of the directors and the executive officers of the Corporation, except as set forth below, as at the Effective Date, no person or company beneficially owns, directly or indirectly, or controls or directs, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of the Corporation.

Name	Number of Common Shares	Percentage of Common Shares
Advisory Research, Inc.	6,621,026	12.04%
JVL Advisors, LLC	10,996,837	19.99%
Oakview Capital Management, L.P.	6,319,465	11.49%
Azvalor Asset Management SGIIC	10,126,974	18.40%

THE DOMESTICATION PROPOSAL

        Our Board is proposing to change our jurisdiction of incorporation from the Province of Alberta in Canada to the State of Delaware in the United States through a transaction called a "continuance" under Section 189 of the ABCA and a "domestication" under Section 388 of the DGCL. Under the DGCL, a corporation becomes domesticated in the State of Delaware by filing a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware. The domesticated corporation, which will be called Epsilon Energy, Inc., will become subject to the DGCL on the date of its domestication, but will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date it originally commenced existence in Canada. The Board of Directors has unanimously approved the domestication, believes it to be in our best interests, and unanimously recommends its approval.

        Our Board has determined to pursue the domestication for a number of reasons. Our domestication is intended to enhance shareholder value over the long-term by, among other things, improving our ability and flexibility to meet future equity and debt financing needs and enhancing the marketability of our capital stock by raising our profile in the United States capital markets. In addition, our corporate offices and operations are located in the United States and a large percentage of our Shareholders are located there.

        We chose the State of Delaware to be our domicile principally because the DGCL expressly accommodates continuances under the ABCA, and also because of the comprehensive body of case law interpreting the DGCL that has evolved over the years, including case law interpreting the duties and obligations of directors and officers.

        The domestication will change the corporate laws that apply to our Shareholders from the laws of the Province of Alberta, and the laws of Canada applicable therein, to the laws of the State of Delaware. There are material differences between the ABCA and the DGCL. Our Shareholders may have more or fewer rights under Delaware law depending on the specific set of circumstances.

        We plan to complete the proposed domestication as soon as possible following approval by our Shareholders. The domestication will be effective on the date set forth in the certificate of corporate domestication and certificate of incorporation, as filed with the Secretary of State of the State of

Delaware. Thereafter, Epsilon Energy, Inc. will be subject to the certificate of incorporation filed in Delaware. Simultaneously, we will continue out of Alberta upon the issuance from the Alberta Registrar of Corporations of confirmation of the continuance, which is expected to be the same date as the date of the filing of the certificate of corporate domestication and certificate of incorporation in Delaware. However, the Board of Directors may decide to delay the domestication or not to proceed with the domestication after receiving approval from our Shareholders if it determines that the domestication is no longer advisable. The Board of Directors has not considered any alternative action if the domestication is not approved or if it decides to abandon the domestication.

        The domestication will not interrupt our corporate existence, our operations, our outstanding agreements and obligations, or the trading market of our common shares. Each outstanding common share at the time of the domestication will remain issued and outstanding as a share of common stock of Epsilon Energy, Inc. after our corporate existence is continued from the Province of Alberta in Canada under the ABCA and domesticated in the State of Delaware in the United States under the DGCL. Following the completion of the domestication, Epsilon Energy, Inc.'s common stock will continue to be listed on the Toronto Stock Exchange under the trading symbol "EPS," and we will apply to list the common stock of Epsilon Energy, Inc. on the Nasdaq Capital Market under the trading symbol "EPSN." Upon listing on the Nasdaq Capital Market, we intend to apply to delist our common shares from the Toronto Stock Exchange.

  Regulatory and Other Approvals

        The continuance is subject to the authorization of the Registrar of Corporations appointed under the ABCA. The Registrar is empowered to authorize the continuance if, among other things, Registrar is satisfied that the continuance will not adversely affect our creditors or Shareholders.

  Tax Consequences of the Domestication

        U.S. Federal Income Tax Consequences.    We believe that the change in our jurisdiction of incorporation should constitute a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, or the Code, and, generally, neither we nor Epsilon Energy, Inc., the Delaware corporation, should recognize any gain or loss for U.S. federal income tax purposes as a result of the domestication, other than as described later herein in "United States Federal Income Tax Consequences." If, for any reason, we determine that the domestication would not qualify as a tax-free reorganization, we will abandon the domestication.

        For shareholders of the Corporation that are United States persons for U.S. federal income tax purposes (which we refer to as U.S. shareholders), the domestication also would generally be tax-free. However, Code Section 367 has the effect of potentially imposing income tax on such shareholders in connection with such transactions. Pursuant to the Treasury Regulations under Code Section 367, any U.S. shareholder that owns, directly or through attribution, 10% or more of the combined voting power of all classes of our stock or 10% or more of the total value of shares of all classes of our stock at the time of the domestication (which we refer to as a 10% Shareholder) will have to recognize a deemed dividend on the domestication equal to the "all earnings and profits amount," within the meaning of Treasury Regulations Section 1.367(b)-2, attributable to such shareholder's shares in the Corporation. Any U.S. shareholder that is not a 10% Shareholder and whose shares have a fair market value of less than $50,000 on the date of the domestication, will recognize no gain or loss as a result of the domestication. A U.S. shareholder that is not a 10% Shareholder but whose shares have a fair market value of at least $50,000 on the date of the domestication must generally recognize gain (but not loss) on the domestication equal to the difference between the fair market value of the Epsilon Energy, Inc. common stock received at the time of the domestication over the shareholder's tax basis in our shares. Such a shareholder, however, instead of recognizing gain, may elect to include in income as a deemed dividend the "all earnings and profits amount" attributable to his shares in the Corporation, which we refer to as a "Deemed Dividend Election."

        Based on all available information, we believe that no U.S. shareholder of the Corporation should have a positive "all earnings and profits amount" attributable to such shareholder's shares in the Corporation. Our belief with respect to the "all earnings and profits amount" results from calculations performed by our tax advisors based on information provided to them by us.

        Based on our limited activity at the holding company level and the size of our existing earnings and profits deficit, we believe that no U.S. shareholder should have a positive "all earnings and profits amount" attributable to such shareholder's shares in the Corporation, and accordingly no 10% Shareholder or U.S. shareholders who makes a Deemed Dividend Election should be subject to tax under Code Section 367 on the domestication. However, no assurance can be given that the IRS will agree with us. If it does not agree, then a U.S. shareholder may be subject to adverse U.S. federal income tax consequences. A U.S. shareholder's tax basis in the shares of common stock of Epsilon Energy, Inc. received in the exchange will be equal to such shareholder's tax basis in the shares of the Corporation surrendered in the exchange, increased by the amount of gain (if any) recognized in connection with the domestication or the amount of the "all earnings and profits amount" included in such shareholder's income. A U.S. shareholder's holding period in the shares of common stock of Epsilon Energy, Inc. received in the exchange should include the period of time during which such shareholder held his shares in the Corporation, provided that the shares of the Corporation were held as capital assets.

        Canadian Federal Income Tax Consequences.    Under the Income Tax Act (Canada), or Tax Act, the change in our jurisdiction from Canada to the United States will cause our tax year to end immediately before the domestication. Furthermore, we will be deemed to have disposed of all of our property immediately before the continuance for proceeds of disposition equal to the fair market value of the property at that time. We will be subject to a separate corporate emigration tax imposed equal to the amount by which the fair market value of all of our property (principally consisting of all of the outstanding shares of capital stock of our wholly owned U.S. subsidiaries Epsilon Energy USA, Epsilon Midstream, Epsilon Operating, Dewey GP and Dewey Holdings) immediately before the continuance exceeds the aggregate of our liabilities at that time (other than dividends payable and taxes payable in connection with the emigration tax) and the amount of paid-up capital on all of our outstanding common shares.

        We have reviewed our assets, liabilities, paid-up capital and other tax balances with the assistance of our professional advisors. Based on our calculations, we estimate Epsilon will not incur any Canadian income tax liability as a result of the domestication. This conclusion is based in part on determinations of factual matters, including determinations regarding the fair market value of our assets and tax attributes, any or all of which could change prior to the effective time of the domestication.

        Our shareholders who hold our common shares after the domestication will not be considered to have disposed of their shares for Canadian income tax purposes by reason only of the domestication. Accordingly, the domestication will not cause Canadian resident shareholders to realize a capital gain or loss on their shares and there will be no effect on the adjusted cost base of their shares.

        The foregoing is a brief summary of the principal income tax considerations only and is qualified in its entirety by the more detailed description of income tax considerations in "United States and Canadian Tax Considerations" in this Circular, which shareholders are urged to read. This summary does not discuss all aspects of United States and Canadian tax consequences that may apply in connection with the domestication. Shareholders should consult their own tax advisors as to the tax consequences of the domestication applicable to them. In addition, please note that other tax consequences may arise under applicable law in other countries.

ACCOUNTING TREATMENT OF THE DOMESTICATION

        Our domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Epsilon Energy, Inc. will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

 DISSENTING RIGHTS OF SHAREHOLDERS

        If you wish to dissent and do so in compliance with Section 191 of the ABCA, and we proceed with the domestication, you will be entitled to be paid the fair value of the common shares you hold. Fair value is determined as of the close of business on the day before the domestication is approved by our Shareholders. If you wish to dissent, you must send written objection to the domestication to us at or before the Special Meeting. If you vote in favor of the domestication, you in effect lose your rights to dissent. If you withhold your vote or vote against the domestication, you preserve your dissent rights to the extent you comply with Section 191 of the ABCA.

        However, it is not sufficient to vote against the domestication or to withhold your vote. You must also provide a separate dissent notice at or before the Special Meeting. If you grant a proxy and intend to dissent, the proxy must instruct the proxy holder to vote against the domestication in order to prevent the proxy holder from voting such shares in favor of the domestication and thereby voiding your right to dissent. Under the ABCA, you have no right of partial dissent. Accordingly, you may dissent only as to all your common shares. Section 191 of the ABCA is reprinted in its entirety as Exhibit E to this Circular.

 COMPARISON OF SHAREHOLDER RIGHTS

        Upon completion of the domestication, our Shareholders will be holders of common stock of Epsilon Energy, Inc., a Delaware corporation, and their rights will be governed by the DGCL as well as Epsilon Energy, Inc.'s certificate of incorporation and bylaws. Shareholders should be aware that the rights they currently have under the ABCA may, with respect to certain matters, be different than the rights they will have as stockholders under the DGCL. For example, under the ABCA, a company has the authority to issue an unlimited number of shares whereas, under the DGCL, a Delaware corporation may only issue the number of shares that is authorized by its certificate of incorporation and stockholder approval must be obtained to amend the certificate of incorporation to authorize the issuance of additional shares. We refer you to the section titled "The Domestication—Comparison of Shareholder Rights" for a more detailed description of the material differences between the rights of Canadian shareholders and Delaware stockholders.

THE INCENTIVE PLAN PROPOSAL

        At the Special Meeting, Shareholders will be asked to approve the Epsilon Energy, Inc. 2018 Equity Incentive Plan, or the 2018 Plan. The Board intends to adopt the 2018 Plan on [    •    ], 2018, subject to its approval by the Shareholders. If the Shareholders approve the 2018 Plan, it will become effective upon completion of the domestication.

  Epsilon Energy Incentive Plan

        In connection with the domestication, the Board determined that it was in the best interest of the Shareholders to approve a new incentive plan that is compliant with U.S. public company equity plan rules and practices that will replace the Amended and Restated 2017 Stock Option Plan (including its predecessors) and the Share Compensation Plan of Epsilon Energy Ltd., or the Predecessor Plans. We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees, directors and other service providers of the highest caliber. One of the tools our Board of Directors regards as essential in addressing these human resource challenges is a competitive equity incentive program. Our employee stock incentive program provides a range of incentive tools and sufficient flexibility to permit the Board's Compensation Committee to implement them in ways that will make the most effective use of the shares our shareholders authorize for incentive purposes. We intend to use these incentives to attract new key employees and to continue to retain existing key employees, directors and other service providers for the long-term benefit of the Company and its shareholders.

  Requested Share Authorization

        The 2018 Plan authorizes the Compensation Committee to provide incentive compensation in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards. Under the 2018 Plan, we will be authorized to issue up to 2,000,000 shares. The Board believes that these shares will be sufficient to provide for a reasonable incentive program for the next 5 years. No shares subject to awards currently outstanding under the Predecessor Plans that expire or are forfeited will become available for issuance under the 2018 Plan.

        As of March 28, 2018, 661,500 options were outstanding under the Predecessor Plans for a total of 661,500 shares of our common stock, with a weighted average exercise price of Cdn$3.43 per share and weighted average expected remaining term of approximately 4.3 years, and a total of 325,000 shares remained subject to unvested awards of restricted stock and restricted stock units outstanding under the Predecessor Plans. No further awards will be granted under the Predecessor Plans, which will be terminated upon completion of the domestication.

        Currently, there are no plans to grant incentive awards under the 2018 Plan.

  Grant Practices

        In operating our Predecessor Plans, the Compensation Committee has monitored and managed dilution to reasonable levels. The maximum aggregate number of shares we are requesting our shareholders to authorize under the 2018 Plan would represent about 3.6% of the number of shares of our common stock outstanding on March 28, 2018, determined on a fully diluted basis.

  Key Features of 2018 Plan

        Key features of the 2018 Plan of particular interest to our shareholders reflect best practices:

  •
  The 2018 Plan prohibits the repricing of stock options and stock appreciation rights without the approval of our shareholders.

  •
  No discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights.

  •
  The 2018 Plan generally provides for gross share counting. The number of shares remaining available for grant under the 2018 Plan is reduced by the gross number of shares subject to options and stock appreciation rights settled on a net basis, provided that any shares withheld for taxes in connection with the vesting or settlement of any full value award (but not options or stock appreciation rights) will not reduce the number of shares remaining available for the future grant of awards.

  •
  The number of shares for which awards may be granted to any nonemployee member of our Board of Directors in a fiscal year, together with the director's cash compensation, is limited.

  •
  The 2018 Plan does not contain a "liberal" change in control definition (e.g., mergers require actual consummation).

  •
  Performance awards require the achievement of pre-established goals. The 2018 Plan establishes a list of measures of business and financial performance from which the Compensation Committee may construct predetermined performance goals that must be met for an award to vest.

  •
  The 2018 Plan has a fixed term of ten years.

        The Board of Directors believes that the 2018 Plan will serve a critical role in attracting and retaining the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to meet our goals. Therefore, the Board urges you to vote to approve the adoption of the 2018 Plan.

  Summary of the 2018 Plan

        The following summary of the 2018 Plan is qualified in its entirety by the specific language of the 2018 Plan, a copy of which is attached to this proxy circular/prospectus as Appendix A.

        General.    The purpose of the 2018 Plan is to advance the interests of the Company and its shareholders by providing an incentive program that will enable the Company to attract and retain employees, consultants and directors and to provide them with an equity interest in the growth and profitability of the Company. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards.

        Authorized Shares.    The maximum aggregate number of shares authorized for issuance under the 2018 Plan is 2,000,000, all of which may be issued upon the exercise of incentive stock options.

        Share Counting.    Each share made subject to an award will reduce the number of shares remaining available for grant under the 2018 Plan by one share. If any award granted under the 2018 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company for not more than the participant's purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2018 Plan. Shares will not be treated as having been issued under the 2018 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares that are withheld or that are tendered in payment of the exercise price of an option will not be made available for new awards under the 2018 Plan. However, shares withheld or reacquired by the Company in satisfaction of a tax withholding obligation in connection with the vesting or settlement of any full value award (but not options or stock appreciation rights) will not reduce the number of shares remaining available for the future grant of awards. Upon the exercise of a stock appreciation right or net-exercise of an option, the number of shares available under the 2018 Plan will be reduced by the gross number of shares for which the award is exercised.

        Adjustments for Capital Structure Changes.    Appropriate and proportionate adjustments will be made to the number of shares authorized under the 2018 Plan, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our shareholders in a form other than common stock (excluding regular, periodic cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2018 Plan to adjust other terms of outstanding awards as it deems appropriate.

        Nonemployee Director Award Limits.    A nonemployee director may not be granted awards under the 2018 Plan in any fiscal year having an aggregate grant date fair value exceeding $300,000.

        Administration.    The 2018 Plan generally will be administered by the Compensation Committee of the Board of Directors, although the Board of Directors retains the right to appoint another of its committees to administer the 2018 Plan or to administer the 2018 Plan directly. (For purposes of this summary, the term "Committee" will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2018 Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required or otherwise provided by the 2018 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award.

        The 2018 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2018 Plan. All awards granted under the 2018 Plan will be evidenced by a written or digitally signed agreement between the Company and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2018 Plan. The Committee will interpret the 2018 Plan and awards granted thereunder, and all determinations of the Committee generally will be final and binding on all persons having an interest in the 2018 Plan or any award.

        Prohibition of Option and SAR Repricing.    The 2018 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our shareholders, the Committee may not provide for any of the following with respect to underwater options or stock appreciation rights: (1) either the cancellation of such outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price, (2) the issuance of new full value awards in exchange for the cancellation of such outstanding options or stock appreciation rights, or (3) the cancellation of such outstanding options or stock appreciation rights in exchange for payments in cash.

        Eligibility.    Awards may be granted to employees, directors and consultants of the Company or any present or future parent or subsidiary corporation or other affiliated entity of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 28, 2018, we had eight employees, including three executive officers, and six non-employee directors who would be eligible under the 2018 Plan.

        Stock Options.    The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "10% Shareholder") must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On May 3, 2018, the closing price of our common stock as reported on the Toronto Stock Exchange was Cdn$2.50 per share.

        The 2018 Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to the Company of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by the Company, through the participant's surrender of a portion of the option shares to the Company.

        Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2018 Plan is ten years, provided that an incentive stock option granted to a 10% Shareholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant's termination of service, provided that if service terminates as a result of the participant's death or disability, the option generally will remain exercisable for 12 months, but in any event the option must be exercised no later than its expiration date.

        Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.

        Stock Appreciation Rights.    The Committee may grant stock appreciation rights either in tandem with a related option (a "Tandem SAR") or independently of any option (a "Freestanding SAR"). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

        Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee's discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2018 Plan is ten years.

        Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant's lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

        Restricted Stock Awards.    The Committee may grant restricted stock awards under the 2018 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to the Company rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant's termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends or other distributions paid in cash or shares, which the Committee may subject to the same restrictions as the original award.

        Restricted Stock Units.    The Committee may grant restricted stock units under the 2018 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant's award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant's services to the Company. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Restricted stock units may not be transferred by the participant. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant's termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional restricted stock units whose value is equal to any cash dividends the Company pays. Dividend equivalent rights may be made subject to the same vesting conditions and settlement terms as the original award.

        Performance Awards.    The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between the Company and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination of these.

        Prior to the beginning of the applicable performance period, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on shareholder equity; return on capital; return on assets; return on investment; total shareholder return, employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project and completion of a joint venture or other corporate transaction. The Committee may establish other performance goals, including subjective criteria.

        The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, if applicable, or other methodology established by the Committee, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a performance award.

        Following completion of the applicable performance period, the Committee will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee may make positive or negative adjustments to performance award payments to participants to reflect the participant's individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on the Company's common stock to the extent that the performance shares become vested. The Committee may provide for performance award payments in lump sums or installments.

        Unless otherwise provided by the Committee, if a participant's service terminates due to the participant's death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of days of the participant's service during the performance period. The Committee may provide similar treatment for a participant whose service is involuntarily terminated. If a participant's service terminates prior to completion of the applicable performance period for any other reason, the 2018 Plan provides that the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

        Cash-Based Awards and Other Stock-Based Awards.    The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant's termination of service will be determined by the Committee and set forth in the participant's award agreement.

        Change in Control.    The 2018 Plan provides that a "Change in Control" occurs upon (a) a person or entity (with certain exceptions described in the 2018 Plan) becoming the direct or indirect beneficial owner of more than 50% of the Company's voting stock; (b) shareholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the shareholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the shareholders in a single transaction or series of related transactions of more than 50% of the Company's voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

        If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a shareholder would receive as a result of the Change in Control. Any awards that are not assumed or continued in connection with a Change in Control, will terminate effective as of the time of the Change in Control.

        Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.

        The 2018 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise or purchase price per share, if any, under the award.

        Awards Subject to Section 409A of the Code.    Certain awards granted under the 2018 Plan may be deemed to constitute "deferred compensation" within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2018 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2018 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

        Amendment, Suspension or Termination.    The 2018 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2018 Plan following the tenth anniversary of the 2018 Plan's effective date, which will be the date on which it is approved by the shareholders. The Committee may amend, suspend or terminate the 2018 Plan at any time, provided that no amendment may be made without shareholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2018 Plan, change the class of persons eligible to receive incentive stock options or require shareholder approval under any applicable law or the rules of any stock exchange on which the Company's shares are then listed. No amendment, suspension or termination of the 2018 Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not have a materially adverse effect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.

  Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2018 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

        Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

        In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

        Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

        Stock Appreciation Rights.    A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

        Restricted Stock.    A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the "determination date" over the price paid, if any, for such shares. The "determination date" is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

        Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards.    A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under "Restricted Stock." Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under "Restricted Stock"), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

  New 2018 Plan Benefits

        No awards will be granted under the 2018 Plan prior to its approval by the shareholders of the Company. All awards will be granted at the discretion of the Committee, and, accordingly, are not yet determinable.

  Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

        The Board believes that the proposed adoption of the 2018 Plan is in the best interests of the Company and its shareholders for the reasons stated above.

        THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADOPTION OF THE 2018 PLAN.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below, together with all of the other information and risks included in, or incorporated by reference into this Circular, including our consolidated financial statements and the related notes thereto, before making a decision whether to vote for the domestication described in this Circular.

        Risks Relating to the Domestication

         If the IRS does not agree with our calculation of the "all earnings and profits amount" attributable to a shareholder's shares in the Corporation, Epsilon Energy Inc.'s U.S. shareholders may owe U.S. income taxes as a result of the domestication.

        We believe that the domestication should qualify as a tax-free reorganization for U.S. federal income tax purposes. Based on a review of information available to us, we believe that Epsilon Energy Ltd., the Alberta corporation, has a deficit in "earnings and profits." As a result, no U.S. shareholder should have a positive "all earnings and profits amount" attributable to such shareholder's common shares, and therefore no 10% Shareholder or U.S. shareholders who makes a Deemed Dividend Election should be required to include any such amount in income as a result of the domestication.

        Based on our limited activity at the holding company level and the size of our existing earnings and profits deficit, we do not believe that a U.S. shareholder should have a positive "all earnings and profits amount" attributable to such shareholder's shares in the Corporation. However, if the IRS does not agree with our calculation of the "all earnings and profits amount," a U.S. shareholder may be subject to adverse U.S. federal income tax consequences on the domestication. Any 10% Shareholder will have to recognize income, categorized as a deemed dividend for U.S. federal income tax purposes, equal to the "all earnings and profits amount," within the meaning of Treasury Regulations Section 1.367(b)-2, allocable to such shareholder's shares in the Corporation. Any U.S. shareholder who is not a 10% Shareholder and whose shares have a fair market value of $50,000 or more on the date of the domestication will, assuming the Deemed Dividend Election is made by such shareholder, have income in an amount equal to the "all earnings and profits amount" attributable to his shares in Epsilon Energy Ltd., the Alberta corporation. U.S. shareholders who are not 10% Shareholders and whose shares have a fair market value below $50,000 will recognize no gain or loss as a result of the domestication. For additional information on the U.S. federal income tax consequences of the domestication, see "United States Federal Income Tax Consequences."

         The rights of our Shareholders under Canadian law will differ from their rights under Delaware law, which will, in some cases, provide less protection to Shareholders following the domestication.

        Upon consummation of the domestication, our Shareholders will become stockholders of a Delaware corporation. There are material differences between the ABCA and the DGCL and our current and proposed charter and bylaws. For example, under Canadian law, many significant corporate actions such as amending a corporation's articles of incorporation or consummating a merger require the approval of two-thirds of the votes cast by shareholders, whereas under Delaware law, a majority of the total voting power of all of those entitled to vote may approve the matter. Furthermore, Shareholders under Canadian law are entitled to dissent and appraisal rights under a number of extraordinary corporate actions, including an amalgamation with another unrelated corporation, certain amendments to a corporation's articles of incorporation or the sale of all or substantially all of a corporation's assets; under Delaware law, stockholders are entitled to dissent and appraisal rights for certain specified corporate transactions such as mergers or consolidations. If the domestication is approved, Shareholders may be afforded less protection under the DGCL than they had under the ABCA in certain circumstances. See "The Domestication—Comparison of Shareholder Rights."

         The proposed domestication will result in additional direct and indirect costs whether or not it is completed.

        The domestication will result in additional direct costs. We will incur attorneys' fees, accountants' fees, filing fees, mailing expenses and financial printing expenses in connection with the domestication. The domestication will also temporarily divert the attention of our management and employees from the day-to-day management of the business to a limited extent.

         The amount of corporate tax payable by us will be affected by the value of our property on the date of the domestication.

        For Canadian tax purposes, on the date of the domestication we will be deemed to have a year end and will also be deemed to have sold all of our property and received the fair market value for those properties. We will also be subject to an additional corporate emigration tax equal to 5% of the amount by which the fair market value of our property, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares. We have completed certain calculations of our tax accounts with the assistance of tax advisors, and we have estimated that the domestication will not result in any tax liability.

        The proposed certificate of incorporation of Epsilon Energy, Inc. designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit its stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

        The proposed certificate of incorporation of Epsilon Energy Inc. provides that, unless Epsilon Energy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents to it or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, its proposed certificate of incorporation or proposed bylaws, or (iv) any action asserting a claim against it that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of Epsilon Energy Inc.'s capital stock will be deemed to have notice of, and consented to, the provisions of Epsilon Energy Inc.'s proposed certificate of incorporation described in the preceding sentence. This choice-of-forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with Epsilon Energy Inc. or its directors, officers, employees or agents, which may discourage such lawsuits against Epsilon Energy Inc. and such persons. Alternatively, if a court were to find these provisions of Epsilon Energy Inc.'s proposed certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Epsilon Energy Inc. may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or operating results.

        Risks Relating to the Corporation

        Risks Related to Oil and Natural Gas Reserves

         Our business is dependent on oil and natural gas prices, and any fluctuations or decreases in such prices could adversely affect our results of operations and financial condition.

        Revenues, profitability, liquidity, ability to access capital and future growth prospects are highly dependent on the prices received for oil and natural gas. The prices of these commodities are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile, and this volatility may continue in the future. The volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements. Also, prices for crude oil and prices for natural gas do not necessarily move in tandem. Declines in oil or natural gas prices would not only reduce revenue, but could also reduce the amount of oil and natural gas that can be economically produced and therefore potentially lower oil and gas reserve quantities. If the oil and natural gas industry continues to experience low prices, we may, among other things, be unable to meet all of our financial obligations or make planned expenditures.

        Substantial and extended declines in oil and natural gas prices may result in impairments of proved oil and gas properties or undeveloped acreage and may materially and adversely affect our future business, financial condition, cash flows, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, spending will be required to be reduced, assets could be sold or funds may be borrowed to fund any such shortfall.

         Our long-term commercial success depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves, the failure of which could result in under-use of capital and in losses.

        Oil and natural gas operations involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our long-term commercial success depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves. Without the continual addition of new reserves, any existing reserves that we may have at any particular time and the production from those reserves will decline over time as those reserves are exploited. A future increase in our reserves will depend not only on our ability to explore and develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. We cannot assure you that we will be able to locate and continue to locate satisfactory properties for acquisition or participation. Moreover, if we do identify such acquisitions or participations, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic. We cannot assure you that we will discover or acquire further commercial quantities of oil and natural gas.

        Future oil and natural gas exploration may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not ensure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

        Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, cratering, sour gas releases and spills, each of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment or in personal injury. In accordance with industry practice, we are not fully insured against all of these risks, nor are all such risks insurable. Although we maintain liability insurance in an amount that we consider consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits, in which event we could incur significant costs that could have a material adverse effect upon our financial condition. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations, and the loss of the ability to use hydraulic fracturing (see risk factor regarding government legislation). Losses resulting from the occurrence of any of these risks could have a material adverse effect on our future results of operations, liquidity and financial condition.

         Our proved reserve estimates may be inaccurate, and future net cash flows as well as our ability to replace any reserves are uncertain.

        There are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and cash flows to be derived thereof, including many factors beyond our control. The reserve and associated cash flow information set forth herein represents estimates only. In general, estimates of economically recoverable oil and natural gas reserves and the future net cash flows thereof are based upon a number of variable factors and assumptions such as historical oil and natural gas prices, production levels, capital expenditures, operating and development costs, the effects of regulation, the accuracy and reliability of the underlying engineering and geologic data, and the availability of funds; all of which may vary from actual results. For those reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected thereof and prepared by different engineers, or by the same engineers at different times, may vary. Our actual production, revenues, taxes and development and operating expenditures with respect to our reserves will vary from estimates thereof and such variations could be material.

        In accordance with applicable securities laws, the technical report on our oil and natural gas reserves prepared by DeGolyer and MacNaughton, independent petroleum consultants, as of December 31, 2017 and 2016, or the DeGolyer Reserve Reports, used SEC guideline prices and cost estimates in calculating net cash flows from oil and natural gas reserve quantities included within the report. Actual future net revenue will be affected by other factors such as actual commodity prices, production levels, supply and demand for oil and natural gas, curtailments or increases in consumption by oil and natural gas purchasers, changes in governmental regulation or taxation and the impact of inflation on costs. Actual production and revenues derived thereof will vary from the estimates contained in the DeGolyer Reserve Report, and such variations could be material. The DeGolyer Reserve Report is based in part on the assumed success of activities that we intend to undertake in future years. The oil and natural gas reserves and estimated cash flows to be derived therefrom contained in the DeGolyer Reserve Report will be reduced to the extent that such activities do not achieve the level of success assumed in the DeGolyer Reserve Report.

        Our future oil and natural gas reserves, production, and derived cash flows are highly dependent on our successfully acquiring or discovering and developing new reserves. Without the continual addition of new reserves, any of our existing reserves and their production will decline as such reserves are exploited. A future increase in our reserves will depend not only on our ability to develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. There can be no assurance that our future exploration and development efforts will result in the discovery and development of additional commercial accumulations of oil and natural gas.

        Risks Related to Stage of Development and Capital Resources

         Currently, our activity is highly concentrated to one product in one area. Although we are attempting to expand our operations to other areas with multiple products, we may not be successful in these other areas.

        An investment in us is subject to certain risks. There are numerous factors that may affect the success of our business that are beyond our control including local, national and international economic and political conditions. Our business involves a high degree of risk, which a combination of experience, knowledge and careful evaluation may not overcome. Through December 31, 2017, our primary source of revenue originated from natural gas production and gathering system revenues in the state of Pennsylvania. Our asset in Pennsylvania has not yet reached the mature stage, but at some point we may need to acquire and develop other producing assets to maintain our current level or to grow. To this end, we have begun to acquire leases in the Anadarko basin and to expand our holdings in Pennsylvania. Our future depends on being able to successfully fund and develop these assets. There can be no assurance that our business will be successful or that profitability will continue or that we will discover additional commercial quantities of crude oil or natural gas.

         If there is a sustained economic downturn or recession in the United States or globally, oil and gas prices may fall and may become and remain depressed for a long period of time, which may adversely affect our results of operations. We may be unable to obtain additional capital required to implement our business plan, which could restrict our ability to grow.

        Operations could also be adversely affected by general economic downturns, changes in the political landscape or limitations on spending. An economic downturn and uncertainty may have a negative impact on our business. In 2008, the financial markets collapsed causing the capital markets for the oil and gas sector substantial setbacks. As recently as 2015 and 2016, oil and gas prices decreased to a point as to make almost all investment in oil and gas projects uneconomic. There can be no assurance that we will be able to access capital markets to provide funding for future operations that would require additional capital beyond our current existing available capital on terms acceptable to us.

         Substantial capital, which may not be available to us in the future, is required to replace and grow reserves.

        We anticipate making capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future. If our revenues or reserves decline, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing or cash generated by operations will be available or sufficient to meet these requirements, or for other corporate purposes. If debt or equity financing is available, there is no assurance that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Additional capital raised through the issuance of common shares or other securities convertible into common shares may result in a change of control of us and dilution to shareholders. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition and results of operations.

        Our cash flow from our reserves may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and natural gas acquisition, exploration and development activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties, miss certain acquisition opportunities, or reduce or terminate our operations. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our production. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt, equity financing or the proceeds from the sale of a portion or all of our interest in one or more projects will be available to meet these requirements or available on terms acceptable to us.

         The borrowing base under our credit facility may be reduced in light of commodity price declines, which could limit us in the future.

        Lower commodity volumes and prices may reduce the amount of our borrowing base under our credit agreement, which is determined at the discretion of our lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is subject to twice yearly redeterminations, as well as special redeterminations described in the credit agreement. Upon a redetermination, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to immediately repay a portion of the debt outstanding under our credit agreement. In addition, we may be unable to access the equity or debt capital markets to meet our obligations, including any such debt repayment obligations.

         The terms of our revolving credit facility may restrict our operations, particularly our ability to respond to changes or to take certain actions.

        The contract that governs our revolving credit facility contains covenants that impose operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability, subject to satisfaction of certain conditions, to incur additional indebtedness, sell assets, enter into transactions with affiliates, and enter into or refrain from entering into hedging contracts.

        In addition, the restrictive covenants in our revolving credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

        A breach of the covenants or restrictions under the contract that governs our revolving credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt. In the event our lenders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness.

         Depending on forces outside our control, we may need to allocate our available capital in ways that we did not anticipate.

        Because of the volatile nature of the oil and natural gas industry, we regularly review our budgets in light of past results and future opportunities that may become available to us. In addition, our ability to carry out operations may depend upon the decisions of other working interest owners in our properties. Accordingly, while we anticipate that we will have the ability to spend the funds available to us, there may be circumstances where, for sound business reasons, a reallocation of funds may be prudent.

         We may issue debt to acquire assets or for working capital.

        From time to time, we may enter into transactions to acquire assets or shares of other corporations. These transactions may be financed partially or wholly with debt, which may increase our debt levels. Depending on future exploration and development plans, we may require additional equity and/or debt financing that may not be available or, if available, may not be available on favorable terms. Neither our articles nor our by-laws limit the amount of indebtedness that we may incur. The level of our indebtedness, from time to time, could impair our ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

        Our potential lenders will likely require security over substantially all of our assets. If we become unable to pay our debt service charges or otherwise commit an event of default, such as bankruptcy, these lenders may foreclose on or sell our properties. The proceeds of any such sale would be applied to satisfy amounts owed to our lenders and other creditors, and only the remainder, if any, would be available to us.

         Future equity transactions could result in dilution to existing stockholders.

        We may make future acquisitions or enter into financing or other transactions involving the issuance of securities or the sale of a portion or all of an interest in one or more of our projects, all of which may be dilutive to existing security holders.

         Competition in the natural gas and oil industry is intense, which may hinder our ability to contract for drilling equipment, and we may not be able to control the scheduling and activities of contracted drilling equipment.

        Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. Past industry conditions have led to periods of extreme shortages of drilling equipment in certain areas of the United States. On the oil and natural gas properties that we do not operate, we will be dependent on such operators for the timing of activities related to such properties and may be largely unable to direct or control the activities of the operators.

         Results of our drilling are uncertain, and we may not be able to generate high returns.

        Our operations involve utilizing the latest drilling and completion techniques in order to maximize cumulative recoveries and generate high returns. However, high returns are not guaranteed, and the results of drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, a less predictable future of drilling results in these areas. Ultimately, the success of drilling and completion techniques can only be evaluated as more wells are drilled and production profiles are established over a sufficiently long time period. If drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, or if crude oil and natural gas prices decline, the return on our investment in these areas may not be as attractive as anticipated. Further, as a result of less than desirable results in developments we could incur material write-downs of our oil and natural gas properties and the value of undeveloped acreage could decline in the future.

         Extensive government legislation and regulatory initiatives could increase costs and impose burdensome operating restrictions that may cause operational delays.

        Hydraulic fracturing, which involves the injection of water, sand and chemicals under pressure into deep rock formations to stimulate crude oil or natural gas production, is often used in the completion of unconventional crude oil and natural gas wells. Currently, hydraulic fracturing is primarily regulated in the United States at the state level, which generally focuses on regulation of well design, pressure testing, and other operating practices.

        However, some states and local jurisdictions across the United States, such as the State of New York, have begun adopting more restrictive regulation. Some members of the U.S. Congress and the EPA are studying environmental contamination related to hydraulic fracturing and the impact of fracturing on public health. In March 2015, the U.S. Congress introduced legislation to regulate hydraulic fracturing and require disclosure of the chemicals used in the hydraulic fracturing process, and may implement more stringent regulations in the future. Additionally, some states, such as the State of New York, have adopted, and others are considering, regulations that could restrict hydraulic fracturing. The ultimate status of such regulation is currently unknown. Any federal or state legislative or regulatory changes with respect to hydraulic fracturing could cause us to incur substantial compliance costs or result in operational delays, and the consequences of any failure to comply by us or our third-party operating partners could have a material adverse effect on our financial condition and results of operations.

         Our operations are currently geographically concentrated and therefore subject to regional economic, regulatory and capacity risks.

        Approximately 99% of our production during fiscal 2017 and 2016 was derived from our properties in the Marcellus region of Pennsylvania. As a result of this geographic concentration, we may be disproportionately exposed to the effect of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, market limitations, weather events or interruption of the processing or transportation of crude oil or natural gas. Additionally, we may be exposed to additional risks, such as changes in field-wide rules and regulations that could cause us to permanently or temporarily shut-in many or all of our wells within the Marcellus.

         Delays in business operations may reduce cash flows and subject us to credit risks.

        In addition to the usual delays in payments by purchasers of oil and natural gas to us or to the operators, and the delays by operators in remitting payment to us, payments from these parties may be delayed by restrictions imposed by lenders, accounting delays, delays in the sale or delivery of products, delays in the connection of wells to a gathering system, adjustment for prior periods, or recovery by the operator of expenses incurred in the operation of the properties. In addition, the transition of one operator to another as the result of an operator being bought or sold could cause additional operational delays beyond our control. Any of these delays could reduce the amount of cash flow available for our business in a given period and expose us to additional third-party credit risks.

         We depend on the successful acquisition, exploration and development of oil and natural gas properties to develop any future reserves and grow production and revenue in the future, and assessments of our assets may be subject to uncertainty.

        Acquisitions of oil and natural gas companies and oil and natural gas assets are typically based on engineering and economic assessments made by independent engineers and our own assessments. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of oil and natural gas, future prices of oil and natural gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. In particular, the prices of, and markets for, oil and natural gas products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty which could result in lower production and reserves than anticipated. Initial assessments of acquisitions may be based on analysis by our internal engineers or reports by a firm of independent engineers that are not the same as the firm that we use for our year-end reserve evaluations. Because each of these firms may have different evaluation methods and approaches, these initial assessments may differ significantly from the assessments of the firm that we use. Any such instance may offset the return on and value of the common shares.

         We depend on third-party operators and our key personnel, and competition for experienced, technical personnel may negatively affect our operations.

        On the oil and natural gas properties that we do not operate, we will be dependent on such operators for the timing of activities related to such properties and will largely be unable to direct or control the activities of the operators. The objectives and strategy of those operators may not always be consistent with ours, and we have a limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator's breach of the applicable agreements or an operator's failure to act in ways that are in our best interests could reduce our production and revenues from our conventional assets or could increase costs or create liability for the operator's failure to properly maintain the well and facilities and to adhere to applicable safety and environmental standards.

        In addition to the operator, our success will depend in large measure on certain key personnel. The loss of the services of such key personnel could have a material adverse effect on us. We do not have key-person insurance in effect for management. The contributions of these individuals to our immediate operations are likely to be of central importance. In addition, the competition for qualified personnel in the oil and natural gas industry is intense, and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business. Certain of our directors and officers are also directors of other companies and as such may, in certain circumstances, have a conflict of interest requiring them to abstain from certain decisions. Conflicts, if any, will be subject to the procedures and remedies of the Conflicts Committee.

         Our leasehold interests are subject to termination or expiration under certain conditions.

        Our properties are held in the form of leases and working interests in leases, collectively referred to as "leasehold interests." If we or the holder of our leasehold interests fails to meet the specific requirement(s) of a particular leasehold interest, the leasehold interest may terminate or expire. There can be no assurance that any of the obligations required to maintain each leasehold interest will be met. The termination or expiration of a particular leasehold interest may have a material adverse effect on our financial condition and results of operations.

         We may incur losses as a result of title deficiencies.

        Although title reviews will be done according to industry standards before the purchase of most oil- and natural gas—producing properties or the commencement of drilling wells, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat our claim, which could result in a reduction in our ownership interest or of the revenue that we receive.

         We may be exposed to third-party credit risk, and defaults by third parties could adversely affect us.

        We are or may be exposed to third-party credit risk through our contractual arrangements with current or future joint venture partners, marketers of our petroleum and natural gas production, derivative counterparties and other parties. In the event such entities fail to meet their contractual obligations to us, such failures could have a material adverse effect on us and our cash flow from operations.

         We may not be insured against all of the operating risks to which we are exposed.

        Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow outs, property damage, personal injury or other hazards. Although before drilling we plan to obtain insurance in accordance with industry standards to address certain of these risks, such insurance may not be available, be price-prohibitive, or contain limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not in all circumstances be insurable, or, in certain circumstances, we may elect not to obtain insurance to deal with specific risks because of the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to us. The occurrence of a significant event that we are not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on our financial position and our results of operations.

        Risks Related to Commodity Prices, Hedging and Marketing

         Natural gas and oil prices fluctuate widely, and low prices for an extended period would likely have a material adverse impact on our business.

        Our revenues, profitability and future growth and the carrying value of our oil and natural gas properties are substantially dependent on prevailing prices of oil and natural gas. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. These factors include economic conditions in the United States, the Middle East and elsewhere in the world; the actions of OPEC; governmental regulation; political stability in the Middle East and elsewhere; the foreign supply of oil and natural gas; the price of foreign imports; and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on the carrying value of our proved reserves, borrowing capacity, revenues, profitability and cash flows from operations. There can be no assurance that recent commodity prices can be sustained over the life of our operations. There is substantial risk that commodity prices may decline in the future, although it is not possible to predict the time or extent of such decline.

        Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

        In addition, bank borrowings that may be available to us are in part determined by our borrowing base. A sustained material decline in prices from historical average prices could reduce our borrowing base, thereby reducing the bank credit available to us, which could require that a portion, or all, of our bank debt be repaid.

         Hedging transactions may limit our potential gains or cause us to lose money.

        From time to time, we may enter into agreements to receive fixed prices on our oil and natural gas production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, we will not benefit from such increases.

        We are exposed to risks of loss in the event of nonperformance by our counterparties to our hedging arrangements. Some of our counterparties may be highly leveraged and subject to their own operating and regulatory risks. Despite our analysis, we may experience financial losses in our dealings with these and other parties with whom we enter into transactions as a normal part of our business activities. Any nonpayment or nonperformance by our counterparties could have a material adverse impact on our business, financial condition and results of operations.

        Additionally we may, due to circumstances beyond our control, be put in a position of over-hedging. If this occurs, our revenue could be adversely affected due to the necessity of buying gas at the current market rate in order to fulfill hedging sales obligations.

         Market conditions or operation impediments may hinder our access to natural gas and oil markets or delay our production.

        The marketability and price of oil and natural gas that we may produce, acquire or discover will be affected by numerous factors beyond our control. Our ability to market our natural gas may depend upon our ability to acquire space on pipelines that deliver crude oil and natural gas to commercial markets. This risk is somewhat mitigated by our 35% ownership of a gathering system in the Marcellus in Pennsylvania. We may also be affected by extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, and many other aspects of the oil and natural gas business.

         If we are unable to successfully compete with the large number of oil and natural gas producers in our industry, we may not be able to achieve profitable operations.

        Oil and natural gas exploration is intensely competitive in all its phases and involves a high degree of risk. We compete with numerous other participants in the search for, and the acquisition of, oil and natural gas properties and in the marketing of oil and natural gas, as well as, for the hiring of skilled industry personnel, contractors and equipment. Our competitors include oil and natural gas companies that have substantially greater financial resources, staff and facilities than we do. Our ability to increase reserves in the future will depend not only on our ability to explore and develop our present properties, but also on our ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery. Competition may also be presented by alternate fuel sources.

         We are subject to complex laws and regulations, including environmental regulations, that can have a material adverse effect on the cost, manner and feasibility of doing business.

        Oil and natural gas operations (exploration, production, pricing, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government that may be amended from time to time. Our operations may require licenses and permits from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration and development at our projects. It is not expected that any of these controls or regulations will affect our operations in a manner materially different than they would affect other oil and natural gas companies of similar size.

         Environmental and health and safety risks may adversely affect our business.

        All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and local laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills and releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. Although we believe that we are in material compliance with current applicable environmental regulations, we cannot assure you that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect our financial condition, results of operations or prospects.

        We must also conduct our operations in accordance with various laws and regulations concerning occupational safety and health. Currently, we do not foresee expending material amounts to comply with these occupational safety and health laws and regulations. However, since such laws and regulations are frequently changed, we are unable to predict the future effect of these laws and regulations.

        Risks Related to Internal Controls

         For as long as we are an "emerging growth company," we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to some other public companies.

        As an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

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  the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

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  the last day of the fiscal year following the fifth anniversary of this offering;

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  the date on which we have, during the previous 3-year period, issued more than $1 billion in non- convertible debt; or

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  the date on which we are deemed a "large accelerated filer" as defined under the federal securities laws.

        For so long as we remain an "emerging growth company," we will not be required to:

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  have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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  comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis);

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  submit certain executive compensation matters to shareholders parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive advisory votes pursuant to the "say on frequency" and "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

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  include detailed compensation discussion and analysis in our filings under the Exchange Act and instead may provide a reduced level of disclosure concerning executive compensation.

        In addition, the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period, which allows us to delay the adoption of new or revised accounting standards until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to public companies that comply with new or revised accounting standards.

        Because of these exemptions, some investors may find our common stock less attractive, which may result in a less active trading market for our common stock, and our stock price may be more volatile.

         If we fail to establish and maintain proper disclosure or internal controls, our ability to produce accurate financial statements and supplemental information, or comply with applicable regulations could be impaired.

        As we grow, we may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expend, train and manage our employee base.

        We must maintain effective disclosure controls and procedures. We must also maintain effective internal controls over financial reporting or, at the appropriate time, our independent auditors will be unwilling or unable to provide us with an unqualified report on the effectiveness of our internal controls over financial reporting as required by Section 404(b) of the Sarbanes-Oxley Act. If we fail to maintain effective controls, investors may lose confidence in our operating results, the price of our common stock could decline and we may be subject to litigation or regulatory enforcement actions.

        Risks Related to Gathering System

         Because of the natural decline in production from existing wells, our success depends on the anchor shippers' economically developing the remaining Marcellus reserves.

        Our natural gas gathering system is dependent upon the level of production from natural gas wells, from which production will naturally decline over time. In order to maintain or increase throughput levels on our gathering system and compression facility, we must continually obtain new supplies. The primary factors affecting our ability to obtain new supplies of natural gas is the level of successful drilling activity from the anchor shippers, of which Epsilon is one, as well as our ability to compete for volumes from successful new wells drilled by third parties proximate to our system. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells, throughput on our pipelines and the utilization rates of our compression facility would decline, which could have an adverse effect on our business, results of operations, financial position and cash flows.

         The gathering rate on the Auburn Gas Gathering System is subject to a Cost of Service model which could result in a non-competitive gathering rate and reduced throughput.

        The gathering rate charged by the Auburn gas gathering system ("Auburn GGS") is determined by a cost of service model whereby the anchor shippers in the system, of which Epsilon is one, dedicate acreage and reserves to the gas gathering system in exchange for the Auburn GGS owners agreeing to a contractual rate of return on invested capital. The term of this arrangement is 15 years commencing in 2012 and expiring in 2026 with an 18% rate of return. Each year, the Auburn GGS historical and forecast throughput, revenue, operating expenses and capital expenditures are entered into the cost of service model. The model then computes the new gathering rate that will yield the contractual rate of return to the Auburn GGS owners. In 2026, prior to the end of the initial period on December 31, a new agreement governing rates will be negotiated between the Anchor Shippers and the gathering system owners. All else being equal, if total throughput on the system is lower than forecasted, the gathering rate will increase. If the gathering rate on the Auburn GGS increases, it could render drilling uneconomic for shippers or result in shippers allocating capital to more competitive areas which could result in further increases in the gathering rate. Although the anchor shippers have dedicated their reserves to the Auburn GGS, they are under no obligation to develop reserves if they determine that development is uneconomic.

         Because of the large supply of gas, and limited availability of transportation out of the Marcellus area, our gas is subject to a price differential.

        Differential is an energy industry term that refers to the discount or premium received for the sale of a petroleum product at a specific location relative to a nationally recognized sales hub. In the

Marcellus, natural gas is significantly discounted to Henry Hub and the size of the differential can be volatile. Many factors influence the size and duration of differentials including local supply / demand imbalances, seasonal fluctuations in demand, transportation availability and cost, as well as the regulatory environment as it pertains to constructing new transportation pipelines. In Northeast Pennsylvania, negative differentials have persisted for many years due to rapid increases in supply as a result of advances in well completion techniques. Despite substantial increases in local demand for natural gas coupled with pipeline expansions, optimizations, and new pipelines that have been brought into service, the natural gas differential in Northeast Pennsylvania remains significant. There is no guarantee that future demand or pipeline transportation projects will eliminate this differential, and it will therefore remain a significant risk to Epsilon's revenues and cash flows.

         We compete with other operators in our gas gathering energy businesses.

        Although the anchor shippers have dedicated their acreage and reserves to the Auburn GGS, the Auburn GGS may not be chosen by other producers in these areas to gather and compress the natural gas extracted. We compete with other companies, including co-owners of the Auburn gas gathering system who operate other systems, for any such production from non-anchor shippers on the basis of many factors, including but not limited to geographic proximity to the production, costs of connection, available capacity, rates and access to markets. Competition in natural gas gathering is based in large part on reputation, efficiency, system reliability, gathering system capacity and pricing arrangements. Our key competitors in the natural gas gathering business include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to non-anchor shippers we serve, and those producers may also elect to construct proprietary gas gathering systems. A significant increase in competition in the gas gathering industry could have a material adverse effect on our financial position, results of operations and cash flows.

         Several of our assets have been in service for many years and require significant expenditures to maintain them. As a result, our maintenance or repair costs may increase in the future.

        Our gathering lines and compression facility are generally long-lived assets, and many of such assets have been in service for many years. The age and condition of our assets could result in increased maintenance or repair expenditures in the future. Any significant increase in these expenditures could adversely affect our gathering rate and competitive position.

         We are exposed to the credit risk of our customers and counterparties, and our credit risk management will not be able to completely eliminate such risk.

        We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers and counterparties in the ordinary course of our business. Generally, our customers are rated investment grade, are otherwise considered creditworthy, or may be required to make prepayments or provide security to satisfy credit concerns. However, our credit procedures and policies cannot completely eliminate customer and counterparty credit risk. Our customers and counterparties include natural gas producers whose creditworthiness may be suddenly and disparately impacted by, among other factors, commodity price volatility, deteriorating energy market conditions, and public and regulatory opposition to energy producing activities. In a low commodity price environment certain of our customers could be negatively impacted, causing them significant economic stress including, in some cases, to file for bankruptcy protection or to renegotiate contracts. To the extent one or more of our key customers commences bankruptcy proceedings, our contracts with the customers may be subject to rejection under applicable provisions of the United States Bankruptcy Code, or may be renegotiated. Further, during any such bankruptcy proceeding, prior to assumption, rejection or renegotiation of such contracts, the bankruptcy court may temporarily authorize the payment of value for our services less than contractually required, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows. If we fail to adequately assess the creditworthiness of existing or future customers and counterparties or otherwise do not take or are unable to take sufficient mitigating actions, including obtaining sufficient collateral, deterioration in their creditworthiness, and any resulting increase in nonpayment and/or nonperformance by them could cause us to write down or write off accounts receivable. Such write-downs or write-offs could negatively affect our operating results in the periods in which they occur, and, if significant, could have a material adverse effect on our business, results of operations, cash flows, and financial condition.

         Prices for natural gas in northeast Pennsylvania are volatile and are subject to significant discounts from pricing at Henry Hub. This discount and volatility has and could continue to adversely affect our financial results, cash flows, access to capital and ability to maintain our existing businesses.

        Our revenues, operating results, and future rate of growth depend primarily upon the price of natural gas in northeast Pennsylvania which is currently volatile and significantly discounted to natural gas at Henry Hub due to insufficient interstate pipeline capacity out of the region. This volatility and discount has adversely impacted reserve development in the past, and could do so again in the future. A slowing pace or complete halt to the development of reserves will impact our financial results, cash flows, access to capital and ability to maintain our gas gathering system.

         The financial condition of our natural gas gathering businesses is dependent on the continued availability of natural gas supplies and demand for those supplies in the markets we serve.

        Our ability to maintain and expand our natural gas gathering businesses depends on the level of drilling and production by anchor shippers and third parties in our gathering area. Production from existing wells with access to our gathering systems will naturally decline over time. The amount of natural gas reserves underlying these existing wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. We do not obtain independent evaluations of the other anchor shippers or third-party natural gas reserves connected to our systems and compression facilities. Accordingly, we do not have independent estimates of total reserves dedicated to our systems or the anticipated life of such reserves. Demand for our services is dependent on the demand for gas in the markets we serve. Alternative fuel sources such as electricity, coal, fuel oils, or nuclear energy could reduce demand for natural gas in our markets and have an adverse effect on our business. A failure to obtain access to sufficient natural gas supplies or a reduction in demand for our services in the markets we serve could result in impairments of our assets and have a material adverse effect on our business, financial condition, results of operations, and cash flows.

         Our operations are subject to operational hazards and unforeseen interruptions.

        There are operational risks associated with gathering and compression of natural gas, including:

  •
  Hurricanes, tomadoes, floods, extreme weather conditions and other natural disasters;

  •
  Aging infrastructure and mechanical problems;

  •
  Damages to pipelines and pipeline blockages or other pipeline interruptions;

  •
  Uncontrolled releases of natural gas, brine, or industrial chemicals;

  •
  Operator error;

  •
  Damage caused by third-party activity, such as operation of construction equipment;

  •
  Pollution and other environmental risks;

  •
  Fires, explosions, craterings, and blowouts; and

  •
  Terrorist attacks on our facilities or those of other energy companies.

        Any of these risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses, and only at levels we believe to be appropriate. The location of certain segments of our facilities in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. In spite of our precautions, an event such as those described above could cause considerable harm to people or property and could have a material adverse effect on our financial condition and results of operations, particularly if the event is not fully covered by insurance. Accidents or other operating risks could further result in loss of service available to our customers.

DESCRIPTION OF THE BUSINESS

  Summary

        Epsilon Energy Ltd. was incorporated March 14, 2005, pursuant to the ABCA. The Corporation is extra-provincially registered in Ontario pursuant to the Business Corporations Act (Ontario). We are engaged in the acquisition, development, gathering and production of primarily natural gas reserves with operations in the United States, where we have leasehold rights to approximately 76,171 gross (11,522 net) acres. We generally employ the strategy of acquiring leasehold rights near areas of existing established production, with the goal of converting the acquired leasehold rights into proved natural gas reserves, followed by production that optimizes cash flow and return on investment. We conduct our natural gas production operations in Pennsylvania. We have also added oil and natural gas production from our recent acquisitions in the Anadarko Basin in Oklahoma.

        At our inception in 2005, we initially focused our efforts on developing low-risk natural gas properties in the Appalachian Basin. Management believed it was one of the largest established gas resources in the United States, yet, at the time, was one of the least technologically advanced basins in terms of the application of drilling, completion and production techniques. Currently we are focusing our efforts on the development of our non-operated position in the Marcellus Shale and our recent leasehold acquisitions in the Anadarko Basin in Oklahoma. Our initial public offering occurred in October 2007.

        We conduct operations in the United States through our wholly owned subsidiaries Epsilon Energy USA Inc., an Ohio corporation, or Epsilon Energy USA; Epsilon Midstream, LLC, a Pennsylvania limited liability company, or Epsilon Midstream; Epsilon Operating, LLC, a Delaware limited liability company, Dewey Energy GP LLC, a Delaware limited liability company, and Dewey Energy Holdings LLC, a Delaware limited liability company.

        All of the production from our Pennsylvania acreage (4,136 net) is dedicated to the Auburn Gas Gathering System, or the Auburn GGS, located in Susquehanna County, Pennsylvania for a 15 year term expiring in 2026 under an operating agreement whereby the Auburn GGS owners receive a fixed percentage rate of return on the total capital invested in the construction of the system. We own a 35% interest in the system which is operated by a subsidiary of Williams Partners, LP. In 2017, we paid $1.2 million to the Auburn GGS to gather and treat our 8.9 Bcf of 2017 natural gas production in Pennsylvania.

        Our principal executive office is located at 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060, and our telephone number at that address is (281) 670-0002. Our registered office in Alberta, Canada is located at 14505 Bannister Road SE, Suite 300, Calgary, AB, Canada T2X 3J3.

  Business highlights of 2016

  Marcellus Shale—Pennsylvania

        In 2016, we produced 11.0 Bcf of natural gas net to our revenue interest. During the first quarter of 2016, we returned 31 gross (8.96 net) wells to production that were previously shut-in as a result of weak regional natural gas pricing. In addition, in the second quarter, we returned an additional 5 gross (1.98 net) wells to production. During the fourth quarter of 2016, we participated in the drilling of 2 gross (.01 net) upper Marcellus wells, although these wells were not completed until August, 2017. At year end, we had 91 gross (24.11 net) producing wells. In addition, at year end, we had 9 gross (.13 net) wells, inclusive of the aforementioned upper Marcellus wells, waiting on completion operations.

  Business highlights of 2017

  Marcellus Shale—Pennsylvania

        In 2017, we produced 8.9 Bcf of natural gas net to our revenue interest. We participated in the completion of 2 gross (.01 net) upper Marcellus wells in August, which were turned to production in

September. In November, we also resumed the completion of the 6 gross (.13 net) lower Marcellus wells which were drilled in December 2014 and partially completed in 2015. We completed and had production from 2 (net 0.04) of the 6 wells by December 31, 2017.

  NW Stack Trend—Oklahoma

        In the first quarter of 2017, we commenced efforts to acquire a strategic position in the Anadarko Basin of Oklahoma. During the year ended, December 31, 2017, we closed multiple acquisitions in the Anadarko Basin which include varying interests in over 88 sections of land, all held by minor production from shallower intervals, including operations covering 21 sections. The leasehold position includes rights to the prospective and deeper Meramec, Osage and Woodford formations. This position covers a wide footprint encompassing oil, condensate and liquids rich gas prone areas in the over-pressured window of the Basin.

  Properties

        As of the date of this Circular, Epsilon's 76,171 gross (11,522 net) acres are all located in the United States and include 255 gross (53.2 net) wells.

	Gross	Net
Producing Wells
Oil	16	4.22
Gas	141	29.77
Oil & Gas	35	4.52

Total Producing Wells	192	38.50
Non-producing Wells	63	14.70

Total Wells	255	53.20

  Acreage

        As of the date of this Circular, our leasehold inventory consisted of the following acreage amounts, rounded to the nearest acre:

	Gross(1)	Net(2)
Developed Acres
Pennsylvania	8,276	4,138
Oklahoma	5,769	601
Mississippi	627	376

	14,672	5,115
Undeveloped Acres
Pennsylvania	—	—
Oklahoma(3)	61,499	6,407
Mississippi	—	—

	61,499	6,407
Total Acres
Pennsylvania	8,276	4,138
Oklahoma	67,268	7,008
Mississippi	627	376

Total acres	76,171	11,522

(1)
"Gross" means one-hundred percent of the working interest ownership in each leasehold tract of land.

(2)
"Net" means the Corporation's fractional working interest share in each leasehold tract of land on which productive wells have been drilled.

(3)
"Net Undeveloped" means the Corporation's fractional working interest share in each leasehold tract of land where productive wells have yet to be drilled. All of Epsilon's undeveloped properties are deep rights acreage which is held by production of developed properties.

  Business Segments

        Our operations are conducted by three operating segments for which information is provided in our consolidated financial statements for the years ended December 31, 2017 and 2016.

        The three segments are as follows:

        Upstream:    Activities include acquisition, exploration, development and production of oil and natural gas reserves on properties within the United States.

        Gathering System:    We partner with two other companies to operate a natural gas gathering system.

        Canada:    Activities include our corporate listing and governance functions.

        For information about our segment's revenues, profits and losses, total assets, and total liabilities, see Note 12, "Operating Segments," of the Notes to Consolidated Financial Statements.

  Oil and Natural Gas Production and Revenues and Gathering System Revenues

        A summary of our net oil and natural gas production, average oil and natural gas prices and related revenues and our gathering system revenues for the years ended December 31, 2017 and 2016, respectively, follows:

	Year ended December 31,
Revenues ($000)	2017	2016
Natural gas revenue	$19,204	$15,263
Volume (MMCF)	9,010	11,016
Avg. Price ($/MCF)	$2.13	$1.39
Exit Rate (MMCFPD)	27.0	32.5
Oil and other liquids revenue	$122	$—
Volume (MBO)	3.10	—
Avg. Price ($/Bbl)	$39.35	$—
Gathering system revenue	$6,431	$8,437
Total Revenues	$25,757	$23,700

  Gathering System Operations

        Epsilon Energy USA is the 100% owner of Epsilon Midstream, which owns a 35% undivided interest in the Auburn Gas Gathering System, or the Auburn GGS, located in Susquehanna County, Pennsylvania, with partners Appalachia Midstream Services, LLC (43.875%) and Statoil Pipelines, LLC (21.125%). Anchor Shippers, Epsilon Energy, Statoil USA Onshore Properties, Inc., and Chesapeake Energy, Inc. dedicated approximately 18,000 mineral acres to the Auburn GGS for an initial term of 15 years under an operating agreement whereby the Auburn GGS owners receive a fixed percentage rate of return on the total capital invested in the construction of the system.

        The gathering rate of the Auburn gas gathering system ("Auburn GGS") is determined by a cost of service model whereby the anchor shippers in the system dedicate acreage and reserves to the gas gathering system in exchange for the Auburn GGS owners agreeing to a contractual rate of return on invested capital. The term of this arrangement is 15 years commencing in 2012 and expiring in 2026 with an 18% rate of return. Each year, the Auburn GGS historical and forecast throughput, revenue, operating expenses and capital expenditures are entered into the cost of service model. The model then computes the new gathering rate that will yield the contractual rate of return to the Auburn GGS owners. In 2026, prior to the end of the initial period on December 31, a new agreement governing rates will be negotiated between the Anchor Shippers and the gathering system owners.

        The Auburn GGS consists of 43.9 miles of gathering pipelines, a small auxiliary compression facility and a main compression facility with three dehydration units and three Caterpillar 3612 compression units. Design capacity of the Auburn compression facility, or the Auburn CF, is approximately 360,000 thousand cubic feet, or Mcf, per day. The Auburn CF delivers processed natural gas into the Tennessee Gas Pipeline at the Shoemaker Dehy receipt meter. The Auburn GGS is connected with the adjacent Rome GGS, which allows for the receipt of additional natural gas to maximize utilization of the Auburn CF and Tennessee Gas Pipeline meter capacity.

        Revenues from the Auburn GGS are earned primarily from Anchor Shippers, Epsilon Energy USA, Statoil USA Onshore Properties, Inc. and Chesapeake Energy, Inc. Additional but less significant revenues are earned from Chief Oil & Gas LLC. Revenues derived from Epsilon's production which have been eliminated from gathering system revenues amounted to $1.2 million and $1.7 million, respectively, for the years ended December 31, 2017 and 2016.

        During years ended December 31, 2017 and 2016, the Auburn GGS delivered 88 Bcf and 88 Bcf respectively, of natural gas, or 242,000 and 242,000 Mcf per day.

  Proved Reserves

        Per our reserve report prepared by independent petroleum consultants, DeGolyer and MacNaughton, our estimated proved reserves as of December 31, 2017, are summarized in the table below. See Risk Factors for information relating to the uncertainties surrounding these reserve categories.

	Natural Gas Mmcf	Oil and other Liquids MBbl
Pennsylvania-Marcellus Shale
Proved developed producing	57,510.2	—
Proved developed non-producing	876.5	—
Proved undeveloped	155,017.0	—

Total Pennsylvania proved reserves	213,403.7	—

Oklahoma-Anadarko Basin
Proved developed producing	1,829.7	34.8
Proved developed non-producing	354.5	2.5

Total Oklahoma proved reserves	2,184.2	37.3

Total proved reserves at December 31, 2017	215,587.9	37.3

        We have not engaged in any exploration capital spending in 2017 or 2016. Our development capital spending to convert proved undeveloped reserves to proved developed reserves for the periods indicated is as follows:

  •
  In 2016 in Pennsylvania, 2 gross (.01 net) wells were drilled, but not completed. (Development capital $0.05 million)

  •
  In 2017 in Pennsylvania, 8 gross (.14 net) wells were completed. (Development capital $0.03 million) As a result, 934 MMcf were transferred from net proved undeveloped to net proved developed producing and net proved developed non-producing; 306 MMcf and 628 MMcf, respectively.

  Internal Controls Over Reserves Estimation Process and Qualifications of Technical Persons with Oversight for the Company's Overall Reserve Estimation Process

        Our policies regarding internal controls over reserve estimates require reserves to be prepared by an independent engineering firm under the supervision of our Chief Executive Officer, and to be in compliance with generally accepted geologic, petroleum engineering and evaluation principles and definitions and guidelines established by the SEC. The corporate staff interacts with our internal petroleum engineers and geoscience professionals in each of our operating areas and with operating, accounting and marketing employees to obtain the necessary data for the reserves estimation process. Reserves are reviewed and approved internally by our Chief Executive Officer on a semi-annual basis. Our Chief Executive Officer holds a Bachelor of Science degree in Chemical Engineering has studied Petroleum Engineering courses on a Masters Level and completed a Masters in Business Administration. He has over 37 years of experience in various positions in the global oil and gas business, primarily holding positions in the areas of reservoir development strategy, property valuations, completions and production optimization. He has also been managing the allocation of capital in oil and gas investments and appraising the values of those assets on a quarterly basis with Domain Energy Advisors since January 2005. The reserve information in this Circular is based on estimates prepared by DeGoyler and MacNaughton, our independent engineering firm. The person responsible for preparing the reserve report, Gregory Graves, is a Registered Professional Engineer (No.70734) in the State of Texas and a Senior Vice President of the firm. Mr. Graves graduated from the University of Texas at Austin with a degree in Petroleum Engineering, and is a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers, and has prepared estimates of oil and gas reserves since joining DeGolyer and MacNaughton in 2006. We provide our engineering firm with property interests, production, current operating costs, current production prices and other information. This information is reviewed by our Chief Executive Officer to ensure accuracy and completeness of the data prior to submission to our independent engineering firm. Additionally, we have an independent member of the Board interview the reserve engineering firm to ensure the independent nature of the appraisal.

  Marketing and Major Customers

        Natural gas marketing is extremely competitive in northeast Pennsylvania because of the limited interstate transportation capacity and ample natural gas supply. We do not currently own any firm transportation on interstate pipelines that would enable us to diversify our natural gas sales to downstream customers. As a result, all of our gas sales occur in Zone 4 of the Tennessee Gas Pipeline at the Shoemaker Dehy meter, which is the receipt point from the Auburn Compression Facility.

        For the year ended December 31, 2017, we sold natural gas to 26 unique customers. South Jersey Resources Group, LLC and Repsol Energy North America Corporation each accounted for 10% or more of our total revenue. For the year ended December 31, 2016, we sold natural gas to 22 unique customers. DTE Energy Trading, Inc., Repsol Energy North America Corporation and Twin Eagle Resource Management, LLC each accounted for 10% or more of our total revenue.

  Competition

        In both the Marcellus Basin and the Anadarko Basin, we operate in an extremely competitive environment for acquiring leases, developing reserves and marketing production. In most instances, we are a substantially smaller organization than our competitors both in terms of our personnel as well as our financial capability. This size differential relative to our competitors could disadvantage us, particularly in regard to accessing capital markets, acquiring technical expertise, and attracting and retaining talented personnel.

        We are affected by industry competition for drilling rigs, completion rigs and availability of related equipment and services. It is not uncommon in the oil and natural gas industry to experience shortages of drilling and completion rigs, equipment, pipe, services and personnel, which can cause both delays in development drilling activities and significant cost increases. We are not immune to these risks.

        In our gas gathering activity in the Marcellus, the competition for customer shippers on our Auburn GGS is intense. Although the Auburn GGS has three dedicated shippers (of which we are one), there is non-dedicated acreage within the footprint of the gathering system. However, the Auburn GGS currently serves only one non-anchor shipper, and there is no guarantee that we will be able to attract other customers to the system.

  Our Status as an Emerging Growth Company

        We are an "emerging growth company," as defined in the JOBS Act. Certain specified reduced reporting and other regulatory requirements are available to public companies that are emerging growth companies. These provisions include:

  •
  an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes—Oxley Act of 2002;

  •
  an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

  •
  an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about our audit and our financial statements; and

  •
  reduced disclosure about our executive compensation arrangements.

        We have elected to take advantage of the exemption from the adoption of new or revised financial accounting standards until they would apply to private companies.

        We will continue to be an emerging growth company until the earliest of:

  •
  the last day of our fiscal year in which we have total annual gross revenues of $1.07 billion (as such amount is indexed for inflation every five years by the SEC to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $1 million) or more;

  •
  the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended;

  •
  the date on which we have, during the prior three-year period, issued more than $1 billion in non-convertible debt; or

  •
  the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC, which means the market value of our common stock that is held by non-affiliates (or public float) exceeds $700 million as of the last day of our second fiscal quarter in our prior fiscal year.

  Employees

        As of March 28, 2018, we had eight full-time employees (including executive officers) in Houston, Texas. None of our employees are subject to a collective bargaining agreement or represented by a union.

  Legal Proceedings

        We are not a party to any pending or threatened legal proceedings. From time to time, we may become involved in litigation related to claims arising from the ordinary course of our business.

  Regulation

  United States

  Environmental Regulation

        Epsilon is subject to various federal, state and local laws and regulations covering the discharge of materials into the environment or otherwise relating to the protection of the environment. Numerous governmental agencies, such as the U.S. Environmental Protection Agency, or the EPA, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or that may result in injunctive relief for failure to comply. These laws and regulations may:

  •
  require the acquisition of various permits before drilling commences;

  •
  restrict the types, quantities and concentrations of various substances, including water and waste, that can be released into the environment;

  •
  limit or prohibit activities on lands lying within wilderness, wetlands and other protected areas; and

  •
  require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

        Compliance with environmental laws and regulations increases Epsilon's overall cost of business, but has not had, to date, a material adverse effect on Epsilon's operations, financial condition or results of operations. In addition, it is not anticipated, based on current laws and regulations, that Epsilon will be required in the near future to expend amounts (whether for environmental control facilities or otherwise) that are material in relation to its total exploration and development expenditure program in order to comply with such laws and regulations. However, given that such laws and regulations are subject to change, Epsilon is unable to predict the ultimate cost of compliance or the ultimate effect on Epsilon's operations, financial condition and results of operations.

  Climate Change

        Local, state, national and international regulatory bodies have been increasingly focused on GHG emissions and climate change issues. In August 2015, the EPA issued final rules outlining the Clean Power Plan ("CPP"), which was developed in accordance with the Administration's Climate Action Plan announced the previous year. Under the CPP, carbon pollution from power plants must be reduced over 30% below 2005 levels by 2030. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations that limit emissions of GHGs could adversely affect demand for the oil and natural gas that production operators produce, some of whom are our customers, which could thereby reduce demand for our gas gathering services. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events; if any such effects were to occur, it is uncertain if they would have an adverse effect on our financial condition and operations.

        Epsilon is unable to predict the timing, scope and effect of any currently proposed or future investigations, laws, regulations or treaties regarding climate change and GHG emissions, but the direct and indirect costs of such investigations, laws, regulations and treaties (if enacted) could materially and adversely affect Epsilon's operations, financial condition and results of operations.

  Hydraulic Fracturing

        Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and natural gas commissions. However, the EPA has asserted federal regulatory authority over certain hydraulic fracturing practices and has finalized a study of the potential environmental impacts of hydraulic fracturing activities. In 2014, the EPA issued an advanced notice of proposed rulemaking under the Toxic Substances Control Act of 1976 requesting comments related to disclosure for hydraulic fracturing chemicals. Further, the Department of the Interior has released final regulations governing hydraulic fracturing on federal and Native American oil and natural gas leases which require lessees to file for approval of well stimulation work before commencement of operations and require well operators to disclose the trade names and purposes of additives used in the fracturing fluids. Legislation has been introduced, but not adopted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances.

        Epsilon is unable to predict the timing, scope and effect of any currently proposed or future laws or regulations regarding hydraulic fracturing in the United States, but the direct and indirect costs of such laws and regulations (if enacted) could materially and adversely affect Epsilon's operations, financial condition and results of operations.

  Gathering System Regulation

        Regulation of gathering facilities may affect certain aspects of Epsilon's business and the market for Epsilon's services. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily the Federal Energy Regulatory Commission, or the FERC. The FERC regulates interstate natural gas transportation rates, terms and conditions of service, which affects the marketing of natural gas produced by Epsilon, as well as the revenues received for sales of Epsilon's natural gas.

        The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the Natural Gas Act, or the NGA, and by regulations and orders promulgated under the NGA by the FERC. In certain limited circumstances, intrastate transportation, gathering, and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by the U.S. Congress and by FERC regulations.

  Market for Our Common Equity and Related Stockholder Matters

        Market Information.    The following table sets forth the high and low closing prices per share, denominated in Canadian dollars, for our common stock for the periods indicated as reported on the Toronto Stock Exchange. The prices reflect inter-dealer prices without regard to retail markups, markdowns or commissions and do not necessarily reflect actual transactions. As of April 27, 2018, the Federal Reserve Bank of New York noon buying rate was $1.29 Canadian dollars per U.S. dollar.

	CDN$
	High	Low
Year Ended December 31, 2018
Second Quarter (through May 3, 2018)	$2.61	$2.30
First Quarter	$2.98	$2.30
Year Ended December 31, 2017
Fourth Quarter	$3.35	$2.92
Third Quarter	$3.20	$2.90
Second Quarter	$3.20	$2.75
First Quarter	$3.45	$2.91
Year Ended December 31, 2016
Fourth Quarter	$3.05	$2.87
Third Quarter	$3.39	$2.88
Second Quarter	$3.40	$3.15
First Quarter	$3.40	$2.28

        Shareholders.    We had approximately 1,400 shareholders of record as of May 3, 2018.

        Dividends.    We have not declared or paid any cash or stock dividends on our common shares since our inception and do not anticipate declaring or paying any cash or stock dividends in the foreseeable future.

        Securities Authorized for Issuance under Equity Incentive Plans.    At April 9, 2018, we were authorized to issue options covering up to 2,000,000 common shares. As of that date, we had issued options to purchase 661,500 common shares, leaving a maximum amount of 1,338,500 common shares available for future option issuances. The following table sets out the number of common shares to be issued upon exercise of outstanding options issued pursuant to our equity compensation plans and the weighted average exercise price of outstanding options for the periods indicated:

	As at December 31, 2017		As at December 31, 2016
Exercise price in Cdn$	Number of Options Outstanding	Weighted Average Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price
Balance at beginning of period	511,000	$3.33	511,000	$3.33
Granted	241,500	$3.35	—	—
Exercised	(40,000)	$1.63	—	—
Expired	(51,000)	$3.53	—	—

Balance at period-end	661,500	$3.43	511,000	$3.33

Exercisable at period-end	323,333	$3.41	317,667	$3.12

        As of April 9, 2018, we had no warrants or other common share-related rights outstanding.

  Selected Financial Data

        The table below presents our selected historical consolidated financial data for the years ended December 31, 2017 and 2016. The selected historical consolidated financial data as of and for the years ended December 31, 2017 and 2016 have been derived from our audited consolidated financial statements, which have been audited by BDO USA, LLP, an independent registered public accounting firm. The selected historical consolidated financial data set forth below should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" for such periods and our consolidated financial statements and related notes. Our financial statements included in and incorporated by reference into this Circular have been prepared in accordance with United States generally accepted accounting principles, or GAAP. Amounts are expressed in thousands of dollars, except share and per-share amounts.

	Years ended December 31,
	2017	2016
Income statement Data
Operating revenues	$25,757	$23,700
Cost of revenues	6,619	7,356
Depreciation, depletion, amortization and accretion	11,072	20,967
General and administrative expense	4,418	2,048

Income (loss) from operations	3,648	(6,671)
Other income (expense)	1,722	(3,593)
Income tax benefit	(2,066)	(2,696)

Net income (loss) attributable to Epsilon	$7,436	$(7,568)

Net income (loss) available to shareholders	$7,436	$(7,568)
Net income (loss) per share, basic	$0.14	$(0.16)
Net income (loss) per share, diluted	$0.14	$(0.16)
Weighted average number of shares outstanding, basic	52,239,854	45,882,030
Weighted average number of shares outstanding, diluted	52,266,589	45,882,030

	As of December 31,
	2017	2016
Balance sheet data
Cash and cash equivalents	$9,999	$31,487
Oil and gas properties	57,351	46,099
Gathering system properties	14,628	17,498
Total assets	86,406	100,143
Total long-term liabilities	16,724	29,165
Total shareholders' equity(1)	63,731	37,541

(1)
No cash dividends were declared or paid during the periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

        The following discussion is intended to assist in the understanding of trends and significant changes in or results of operations and the financial condition of Epsilon Energy Ltd. and its subsidiaries for the periods presented. This section should be read in conjunction with the audited consolidated financial statements as at December 31, 2017 and 2016 and for the years then ended together with accompanying notes.

        Certain statements contained in this report constitute forward-looking statements. The use of any of the words "anticipate," "continue," "estimate," "expect," "may," "will," "project," "should," "believe," and similar expressions and statements relating to matters that are not historical facts constitute "forward looking information" within the meaning of applicable securities laws. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated. Such forward-looking statements are based on reasonable assumptions, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this report should not be unduly relied upon. These statements are made only as of the date of this report.

Overview

        We are a North American on-shore focused independent oil and gas company engaged in the acquisition, development, gathering and production of oil and gas reserves. Our primary areas of operation are Pennsylvania and Oklahoma. Our assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs.

        All of the production from our Pennsylvania acreage (4,136 net) is dedicated to the Auburn Gas Gathering System, or the Auburn GGS, located in Susquehanna County, Pennsylvania for a 15 year term expiring in 2026 under an operating agreement whereby the Auburn GGS owners receive a fixed percentage rate of return on the total capital invested in the construction of the system. We own a 35% interest in the system which is operated by a subsidiary of Williams Partners, LP. In 2017, we paid $1.2 million to the Auburn GGS to gather and treat our 8.9 Bcf of 2017 natural gas production in Pennsylvania.

        Our common shares trade on the TSX under the ticker symbol "EPS."

        At December 31, 2017, our total estimated net proved reserves were 215,588 million cubic feet (MMcf) of natural gas reserves, 37,317 barrels (Bbl) of oil and other liquids, and leasehold rights to approximately 76,171 gross (11,522 net) acres. We have natural gas production in Pennsylvania, and natural gas and oil production from our operated and non-operated wells in Oklahoma.

Business Strategy

        Our ongoing business strategy involves focused targeting of natural gas and oil properties within the United States with the goal of converting our leasehold interests into proved natural gas and oil reserves, followed by production that optimizes cash flow and return on investment

        Since assuming control of us in July 2013, our management team, employees and Board of Directors have accomplished many goals. We have narrowed our strategic focus to our core upstream and gathering system assets in the Marcellus shale, and the Anadarko Basin, and have divested all non-core properties. Most importantly, our balance sheet and liquidity have improved significantly, which is proving to be very constructive in today's environment. In mid-2013, we had minimal cash, were free cash flow (operating cash flows less capital expenditures) negative, had a negative working capital balance and had no access to a revolving line of credit. As of December 31, 2017, we had $10 million in cash, and $10.6 million available on our revolver. Also, we have implemented a number of initiatives operationally that have enhanced the value of core assets in the Marcellus. These initiatives include working with the operator of our upstream asset to encourage improvements in completion productivity. In addition, we maintain an active dialogue with our gathering system partners with a view toward maximizing the long term value of our gathering assets.

        With our financial position strengthened, our strategy will be twofold: maximize the value of our integrated Marcellus and Anadarko assets, and evaluate investment opportunities in non-Marcellus petroleum basins with attractive economics at the current commodity strip. When natural gas pricing improves in the Marcellus, we intend to invest capital to increase production from both the lower and upper Marcellus reservoirs. We believe the upper Marcellus has the potential to meaningfully increase our current reserve value. Therefore, this investment will increase our cash flows while simultaneously proving upper Marcellus reserves.

        The operating environment remains challenging in our operating area of Pennsylvania. The Marcellus Shale has proven to be one of the most attractive dry gas resources in the lower United States and, therefore, has attracted significant drilling capital. Over the past several years, completion productivity has improved dramatically, resulting in increasing initial production rates and gas recoveries. In many areas, the increase in natural gas deliverability has significantly outpaced the development of the infrastructure necessary to transport the gas to downstream markets. This phenomenon has resulted in local natural gas prices with abnormally large differentials to the benchmark NYMEX Henry Hub. Our preference is to produce less natural gas in this unfavorable pricing environment as our acreage is largely held by production, and our operating partner shares this view. The completion of large infrastructure projects will begin to have a positive impact on the local natural gas price. A major project is scheduled to commence service June, 2018.

        We realized net income of $7.4 million during 2017 as compared to net loss of $7.6 million for 2016. At December 31, 2017, our total estimated net proved reserves of natural gas were 215,588 million cubic feet, or MMcf, an increase of 166,191 MMcf from December 31, 2016. Our standardized measure of discounted future net cash flows as of December 31, 2017 and 2016 was $49.7 million and $16.4 million, respectively.

Year ended December 31, 2017 Highlights

  Operational Highlights

  Marcellus Shale—Pennsylvania

  •
  During the year ended December 31, 2017, Epsilon's realized natural gas price was $2.13 per Mcf, a 53% increase from the year ended, December 31, 2016.

  •
  Total year ended December 31, 2017 production of 8.9 Bcf in Pennsylvania, as compared to 11.0 Bcf in 2016. Additionally, we added 18.6 MMcfe of gas, oil, and other liquids production in Oklahoma.

  •
  Participated in the completion of 2 gross (.01 net) upper Marcellus wells in August which were turned to production in September.

  •
  Gathered and delivered 88.2 Bcf gross (30.9 Bcf net to Epsilon's interest) during the first three quarters of 2017 through the Auburn System which represents approximately 73% of maximum throughput.

  •
  In November, we also resumed the completion of the 6 gross (.13 net) lower Marcellus wells which were drilled in December 2014 and partially completed in 2015. We completed and had production from 2 (0.04 net) of the 6 wells by December 31, 2017.

  NW Stack Trend—Oklahoma

        In the first quarter of 2017, the Corporation commenced efforts to acquire a strategic position in the Anadarko Basin of Oklahoma. During 2017, the Corporation closed multiple acquisitions in the Basin which include varying interests in over 88 sections of land, all held by minor production from shallower intervals, including operations covering 21 sections. The leasehold position includes rights to the prospective and deeper Meramec, Osage and Woodford formations. This position covers a wide footprint encompassing oil, condensate and liquids rich gas prone areas in the over-pressured window of the Basin.

  Financing Highlights

    Convertible Debentures

        On February 28, 2012, we completed a public offering of Cdn$40 million aggregate principal amount of convertible, unsecured subordinated debentures, or the Convertible Debentures, at a price of Cdn$1,000 per Debenture. The Convertible Debentures bore interest at the rate of 7.75% per annum, payable commencing September 30, 2012 and semi-annually thereafter and matured March 31, 2017, or the Maturity Date. The Convertible Debentures were convertible into common shares at the holder's option at any time prior to the Maturity Date at a conversion price equal to Cdn$4.45 per common share. Upon redemption or maturity, we had the option to repay the outstanding principal of the Convertible Debentures through the issuance of common shares. We repaid the outstanding principal and accrued interest in February 2017 for Cdn$ 39,951,435. This amount includes the original Cdn$40 million debentures, less Cdn$36,000 in conversions, less Cdn$1.5 million repurchased by Epsilon for a payoff of Cdn$38,464,000 (US$ 29,464,190) of principle and Cdn$1,487,435 (US$1,139,405) of interest.

  Results of Operations

        The following review of operations for the periods presented below should be read in conjunction with our consolidated financial statements and the notes thereto.

  Revenues

        During the year ended December 31, 2017, revenues increased $2.1 million, or 8.7%, to $25.8 million from $23.7 million during the same period in 2016.

        Revenue and volume statistics for the years ended December 31, 2017 and 2016 were as follows:

	Year ended December 31,
	2017	2016
Revenues ($000)
Natural gas revenue	$19,204	$15,263
Volume (MMCF)	9,010	11,016
Avg. Price ($/MCF)	$2.13	$1.39
Exit Rate (MMCFPD)	27.0	32.5
Oil and other liquids revenue	$122	$—
Volume (MBO)	3.10	—
Avg. Price ($/Bbl)	$39.35	$—
Gathering system revenue	$6,431	$8,437
Total Revenues	$25,757	$23,700

        We earn gathering system revenue as a 35% owner of the Auburn Gas Gathering system. This revenue consists of fees paid by Anchor Shippers and third-party customers of the system to transport gas from the wellhead to the compression facility, and then to the delivery meter at Tennessee Gas Pipeline. For the year ended December 31, 2016, approximately 89% of the Auburn GGS revenues earned are gathering fees, while 11% are compression fees. Third-party customers represent approximately 10% of gathering revenues and 5% of compression revenues. For the year ended December 31, 2017, approximately 89% of the Auburn GGS revenues earned are gathering fees, while 20% are compression fees. Third party customers represent approximately 11% of gathering revenues and 5% of compression revenues. Revenues derived from Epsilon's production which have been eliminated from gathering system revenues amounted to $1.2 million and $1.7 million respectively for the year ended December 31, 2017 and 2016.

        Upstream revenue for the year ended December 31, 2017 increased by $4.1 million, or 26.6%, over 2016 as a result of higher natural gas prices, offset somewhat by lower volumes. Volumes were lower during 2017 because no wells were drilled or completed during 2016 and wells with minimal working interest to Epsilon were completed in 2017. Also, the natural decline of production rates over time occurred. The end of the year daily production rate for gas in Pennsylvania was 27.0 MMcf.

        Gathering system revenue decreased $2.0 million, or 23.8%, during the year ended December 31, 2017, due to a decrease in the gathering and compression rate charged. The Auburn GGS is subject to a cost of service model, whereby the Anchor Shippers dedicate acreage and reserves to the Auburn GGS. In exchange for this dedication, the owners of the Auburn system agree to a fixed rate of return on capital invested which cannot be exceeded. Therefore, rather than being subject to a fixed gathering rate, the Shippers are subject to a fluctuating gathering rate which is re-determined annually in order to produce the contractual return on capital to the Auburn GGS owners. The term of the model is fixed from 2012 to 2026. Each year, actual throughput, revenue, operating expenses and capital are captured in the model, and the remaining years are forecasted. The model then iterates for a gathering rate that yields the contractual rate of return. All else being equal, to the extent that throughput is higher or capital is lower than the preceding year's forecast, the gathering rate will decline.

  Operating Costs

        The following table presents total cost and cost per unit of production (Mcfe), net of ad valorem, severance, and production taxes for the years ended December 31, 2017 and 2016:

	Years ended December 31,
(in thousands of dollars)	2017	2016
Lease operating costs	$5,700	$6,582
Gathering system operating costs	896	773

	$6,596	$7,355

Upstream operating costs (Pennsylvania) $ / Mcf	$0.60	$0.60
Upstream operating costs—Total $/Mcfe	$0.63	$0.60
Gathering system operating costs $ / Mcf of throughput	$0.14	$0.09

        Upstream operating costs consist of lease operating expenses necessary to extract gas and oil, including gathering and treating the oil and gas to ready it for sale.

        Gathering system operating costs consist primarily of rental payments for the natural gas fueled compression units. Other significant gathering system operating costs include chemicals (to prevent corrosion and to reduce water vapor in the gas stream), saltwater disposal, measurement equipment / calibration and general project management. The gathering system operating costs and the associated $/Mcf reported include the effects of elimination entries to remove the gas gathering fees billed by the gas gathering system operator to Epsilon's upstream operations, and the volume associated with those fees. The elimination entries amounted to $1.2 million and $1.7 million for the years ended

December 31, 2017 and 2016, respectively (see Note 12, "Operating Segments," of the Notes to Consolidated Financial Statements).

        For the year ended December 31, 2017, operating costs decreased by $0.7 million, or 10.0%. Upstream cost per Mcf stayed consistent for the years ended December 31, 2017 and 2016. The overall decrease was mainly due to the decrease in volumes produced.

  Depletion, Depreciation, Amortization and Accretion (DD&A)

	Years ended December 31,
(in thousands of dollars)	2017	2016
Depletion, depreciation, amortization and accretion	$11,072	$20,967

        Oil and natural gas and gathering system assets are depleted and depreciated using the units-of-production method aggregating properties on a field basis. For leasehold acquisition costs and the cost to acquire proved and unproved properties, the reserve base used to calculate depreciation and depletion is total proved reserves. For oil and gas development and gathering system costs, the reserve base used to calculate depletion and depreciation is proved developed reserves. A reserve report is prepared as of December 31, each year. The depletion for the first three quarters of the next year is based on the reserve report prepared at the end of the previous year, taking into consideration the limited development of the reserves over these time periods. The fourth quarter depletion is calculated using the reserve volumes from the reserve report prepared as of December 31 of the current year.

        Depreciation expense includes amounts pertaining to our office furniture and fixtures, computer hardware and software. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 5 years.

        Accretion expense is related to the asset retirement costs.

        As discussed above, DD&A expense for the first three quarters is calculated based on the reserve report from the prior year. During the year ended December 31, 2017, DD&A expense decreased by $9.9 million, or 47.2%, compared to the same period in 2016 mainly due to a large increase in the amount of reserves reported in the December 31, 2016 reserve report as compared to the December 31, 2015 reserve report. This increase resulted from the gain of proved reserves primarily as a result of higher natural gas prices in 2016. Also contributing to the lower DD&A expense in 2017 were lower production volumes.

  General and Administrative ("G&A")

	Years ended December 31,
(in thousands of dollars)	2017	2016
General and administrative	$4,418	$2,048

        G&A expenses consist of general corporate expenses such as compensation, legal, accounting and professional fees, consulting services, travel and other related corporate costs such as stock options granted and the related non-cash compensation.

        The G&A expenses increased by $2.4 million, or 115.7%, during the year ended December 31, 2017 from the same period in 2016, mainly due to increased personnel costs related to the hiring of a

COO, and a VP of Exploration, and increased consulting and legal costs required for the effort to obtain a listing on a major U.S. stock exchange.

	Years ended December 31,
(in thousands of dollars)	2017	2016
Interest expense	$903	$2,762
Debenture fee amortization	53	322

Interest expense	$956	$3,084

        Interest expense relates to the interest payable and amortization of the underwriter and administrative fees related to the convertible debentures issued in 2012, and interest on the revolving line of credit.

        Interest expense decreased during the year ended December 31, 2017 from $3.1 million for the year ended December 31, 2016 to $0.96 million, or 69.0%. This was due to the maturing and payoff of the convertible debentures in February 2017.

Net gain (loss) on commodity contracts

	Years ended December 31,
(in thousands of dollars)	2017	2016
Net gain (loss) on commodity contracts	$2,624	$(488)

        During 2016, we entered into fixed price swap derivative contracts. During the period, the company paid $151,198 on the settlement of contracts.

        For the year ended December 31, 2017, we entered into fixed price swap, basis swap, and two-way costless collar derivative contracts. During this period, the company received $2,027,791 on the settlement of contracts.

  Miscellaneous Income (Expense)

	Years ended December 31,
(in thousands of dollars)	2017	2016
Miscellaneous income (expense)	$54	$(21)

        Miscellaneous income (expense) consists primarily of interest income, and gains and losses on foreign currency transactions.

        For the year ended December 31, 2017 and 2016, miscellaneous income (expense) consisted primarily of interest income, and foreign currency gains and (losses).

  Capital Resources and Liquidity

  Cash Flow

        Our primary source of cash during the year ended December 31, 2016, was funds generated from operations. During the year ended December 31, 2017, we completed a rights offering that generated $18.0 million of cash in addition to cash generated from operations. The primary uses of cash during the year ended December 31, 2016, were funds used in operations, development expenditures, the buyback of Epsilon common stock, and the buyback of Epsilon convertible debentures. The primary uses of cash during the year ended December 31, 2017 were funds used in operations, development expenditures, the payoff of Epsilon's convertible debentures, payments on the revolving line of credit, and the purchase of 67,268 gross (7,008 net) acres of oil and gas properties in the Anadarko Basin in Oklahoma.

        At December 31, 2017, we had a working capital surplus of $7.9 million, an increase of $5.3 million over the $2.6 million surplus at December 31, 2016. The surplus increased over the last year because of the completion of the rights offering, a consistent increase of revenues due to higher natural gas prices, and the reduction of large interest payments due to the payoff of the convertible debentures in February 2017.

Year ended December 31, 2017 compared to 2016

        During the year ended December 31, 2017, $17.5 million was provided by our operating activities, compared to $11.1 million in 2016, a $6.4 million, or 57%, increase. The increase was due to increased revenue from higher natural gas prices.

        We used $19.3 million for investing activities during the year ended December 31, 2017 primarily for the acquisition of oil and gas properties in the Anadarko basin. During the same period of 2016, we used $1.3 million, mainly for further development of the gathering system.

        The $21.1 million of cash used for financing activity during the year ended December 31, 2017 included the redemption of the convertible debentures totalling $29.5 million and the payoff of our line of credit totaling $9.6 million. This was offset by the completion of a rights offering, which increased our cash by $18.0 million.

        During the year ended December 31, 2016, financing activities provided us net cash of $4.3 million primarily due to a net draw of $5.5 million on our revolving line of credit. This was offset by the buyback of our common stock.

  Credit Agreement

        Effective July 30, 2013, our wholly owned subsidiary Epsilon Energy USA entered into a senior secured revolving credit facility. The terms of this agreement include a total commitment of up to $100 million. The current effective borrowing base is $13.5 million. Upon each advance, interest is charged at the rate of LIBOR plus an applicable margin. The applicable margin ranges from 2.75% to 3.75% and is based on the percent of the line of credit utilized. Effective February 21, 2017 the agreement was amended to extend the maturity date to March 1, 2019.

        The bank has a first priority security interest in the tangible and intangible assets of Epsilon Energy USA to secure any outstanding amounts under the agreement. Under the terms of the agreement, we must maintain the following covenants:

  •
  Interest coverage ratio greater than 3 based on income adjusted for interest, taxes and non-cash amounts.

  •
  Current ratio, adjusted for line of credit amounts used and available and non-cash amounts, greater than 1.

  •
  Leverage ratio less than 3.5 based on income adjusted for interest, taxes and non-cash amounts.

        We were in compliance with the financial covenants of the agreement as of December 31, 2017 and December 31, 2016.

	Balance as at December 31,
			Borrowing Base 12/31/2017	Interest Rate
	2017	2016
Revolving line of credit	$2,900,000	$12,460,000	$13,500,000	3 mo. LIBOR + 2.75%

        In December 2017 our borrowing base was reduced to $13.5 million, resulting in available borrowing capacity under the credit agreement of $10.6 million as of April 9, 2018.

  Derivative Transactions

        We have entered into hedging arrangements to reduce the impact of natural gas price volatility on operations. By removing the price volatility from a significant portion of natural gas production, the potential effects of changing prices on operating cash flows have been mitigated, but not eliminated. While mitigating the negative effects of falling commodity prices, these derivative contracts also limit the benefits we might otherwise receive from increases in commodity prices.

        At December 31, 2017, our outstanding natural gas commodity swap and collar contracts consisted of the following:

		Weighted Average Price ($/Mmbtu)
Derivative Type	Volume (Mmbtu)	Swaps	Ceiling Price	Floor Price	Basis Differential	Fair Value of Asset December 31, 2017
2018
Fixed price swap	3,673,500	$2.88	$—	$—	$—	$203,840
Basis swap	4,175,000	$—	$—	$—	$(0.51)	$22,191
Two-way costless collar	501,500	$—	$4.36	$2.70	$—	$33,513

	8,350,000					$259,544

  Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2017:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	Greater than 3 Years
Revolving line of credit	2,900,000	$—	$2,900,000	$—
Derivative Liabilities	12,437	12,437	—	—
Asset retirement obligation	12,023,348	—	—	12,023,348
Operating leases	165,812	78,506	87,306	—

Total future commitments	$15,101,597	$90,943	$2,987,306	$12,023,348

        The revolving line of credit amount included in commitments is principal only as the interest rate is variable. At December 31, 2017, the rate was 4.1%.

        We enter into commitments for capital expenditures in advance of the expenditures being made. At a given point in time, it is estimated that we have committed to capital expenditures equal to approximately one quarter of our capital budget by means of giving the necessary authorizations to incur the expenditures in a future period. This commitment has not been included in the commitment table above as it is of a routine nature and is part of normal course of operations for active oil and gas companies. As of December 31, 2017, we have no material commitments for capital expenditures.

        Based on current natural gas prices and anticipated levels of production, we believe that the estimated net cash generated from operations, together with cash on hand and amounts available under our credit agreement, will be adequate to meet liquidity needs for the next 12 months and beyond, including satisfying our financial obligations and funding our operating and development activities.

        The convertible debentures were scheduled to mature on March 31, 2017. The debentures were fully funded with cash holdings in Canada and were paid off in February 2017 for Cdn$ 39,951,435.

  Off-Balance Sheet Arrangements

        As of December 31, 2017 and 2016, we had no off-balance sheet arrangements.

  Foreign Currency Exchange Rate Risk

        We are exposed to risks arising from fluctuations in foreign currency exchange rates, primarily between Canadian and U.S. dollars. We do not utilize any foreign currency based derivatives. In order to manage this risk and to defer the realization of any resulting currency loss from converting Canadian dollars to U.S. dollars, we retain cash balances in both U.S. and Canadian dollars.

  Summary of Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and accompany notes, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and SEC rules which require management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the accompanying notes. We identify certain accounting policies as critical based on, among other things, their impact on the portrayal of our financial condition, results of operations or liquidity, and the degree of difficulty, subjectivity and complexity in their application. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management routinely discusses the development, selection and disclosure of each of the critical accounting policies. Described below are the most significant accounting policies we apply in preparing our consolidated financial statements. We also describe the most significant estimates and assumptions we make in applying these policies.

  Successful Efforts Accounting

        We use the successful efforts method of accounting for oil and gas operations. Under this method, the fair value of property acquired and all costs associated with successful exploratory wells and all development wells are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if a determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing and evaluation of the wells. Such exploratory well drilling costs may continue to be capitalized if the reserve quantity is sufficient to justify its completion as a producing well and sufficient progress in assessing the reserves and the economic and operating viability of the project is being made. Costs to develop proved reserves, including the costs of all development wells and related equipment used in the production of crude oil and natural gas, are capitalized.

  Gathering System

        We hold an undivided interest in a gas gathering system asset that supports our Pennsylvania operations. We account for the costs and revenue from this system using the proportionate consolidation method.

  Proved Oil and Gas Reserves

        Our engineers estimate proved oil and gas reserves in accordance with SEC regulations, which directly impact financial accounting estimates, including depreciation, depletion and amortization and impairments of proved properties and related assets. Proved reserves represent estimated quantities of crude oil and condensate, NGLs and natural gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made. The process of estimating quantities of proved oil and gas reserves is complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. There are uncertainties inherent in the interpretation of such data, as well as the projection of future rates of production and timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Accordingly, there can be no assurance that ultimately, the reserves will be produced, nor can there be assurance that the proved undeveloped reserves will be developed within the period anticipated. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions (upward or downward) to existing reserve estimates may occur from time to time. We cannot predict the types of reserve revisions that will be required in future periods. For related discussion, see the sections titled "Risk Factors" and "Supplemental Information to Consolidated Financial Statements."

  Unproved Oil and Gas Properties

        Unproved properties generally consist of costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the leases expire or when we specifically identify leases that will revert to the lessor, at which time we expense the associated unproved lease acquisition costs. The expensing of the unproved lease acquisition costs is recorded as an impairment of oil and gas properties in the consolidated statements of operations and comprehensive income (loss). Unproved oil and gas property costs are transferred to proved oil and gas properties if the properties are subsequently determined to be productive or are assigned proved reserves. Unproved oil and gas properties are assessed periodically for impairment based on remaining lease terms, drilling results, reservoir performance, future plans to develop acreage, and other relevant factors.

  Depreciation, Depletion and Amortization of Oil and Gas Properties and Gathering Systems

        The quantities of estimated proved oil and gas reserves are a significant component of our calculation of depreciation, depletion and amortization expense, and revisions in such estimates may alter the rate of future expense. Holding all other factors constant, if reserves were revised upward or downward, earnings would increase or decrease, respectively.

        Oil and natural gas and gathering system assets are depleted and depreciated using the units-of-production method aggregating properties on a field basis. For leasehold acquisition costs and the cost to acquire proved and unproved properties, the reserve base used to calculate depreciation and depletion is total proved reserves. For oil and gas development and gathering system costs, the reserve base used to calculate depletion and depreciation is proved developed reserves.

        Depreciation, depletion and amortization rates are updated quarterly to reflect the addition of capital costs, reserve revisions (upwards or downwards) and additions, property acquisitions and/or property dispositions and impairments.

        Depreciation and amortization of other property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset.

  Impairments

        The carrying value of unproved and proved oil and natural gas properties and gathering system assets are reviewed for impairment whenever events indicate that the carrying amounts for those assets may not be recoverable. Such indicators include changes in our business plans, changes in commodity prices leading to unprofitable performance, and, for oil and gas properties, significant downward revisions of estimated proved reserve quantities or significant increases in the estimated development costs.

        We compare expected undiscounted future cash flows at a depreciation, depletion and amortization group level to the unamortized capitalized cost of the asset. If the expected undiscounted future cash flows, based on our estimates of (and assumptions regarding) future oil and natural gas prices, operating costs, development expenditures, anticipated production from proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is generally calculated using the Income Approach described in the Fair Value Measurement Topic of the ASC based on estimated discounted net cash flows. Estimates of future cash flows require significant judgment, and the assumptions used in preparing such estimates are inherently uncertain. In addition, such assumptions and estimates are reasonably likely to change in the future. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices and (iv) a market-based weighted average cost of capital rate.

        Under ASC 360, we evaluate impairment of proved and unproved oil and gas properties on an area basis. On this basis, certain fields may be impaired because they are not expected to recover their entire carrying value from future net cash flows. The basis for future depletion, depreciation, amortization, and accretion will take into account the reduction in the value of the asset as a result of any accumulated impairment losses.

        When circumstances indicate that the gathering system properties may be impaired, Epsilon compares expected undiscounted future cash flows related to the gathering system to the unamortized capitalized cost of the asset. If the expected undiscounted future cash flows are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is generally calculated using the Income Approach described in the Fair Value Measurement Topic of the ASC, which considers estimated discounted future cash flows.

  Derivative Financial Instruments

        Derivative financial instruments are used to hedge exposure to changes in commodity prices arising in the normal course of business. The principal derivatives that may be used are commodity price swap and collar contracts. The use of these instruments is subject to policies and procedures as approved by the Board. Derivative financial instruments are not traded for speculative purposes. No derivative contracts have been designated as cash flow hedges for accounting purposes. Derivative financial instruments are initially recognized at cost, if any, which approximates fair value. Subsequent to initial recognition, derivative financial instruments are recognized at fair value. The derivatives are valued on a mark-to-market valuation, and the gain or loss on re-measurement to fair value is recognized through the consolidated statements of operations and comprehensive income (loss). The estimated fair value of derivative instruments requires substantial judgment. These values are based upon, among other things, option pricing models, futures prices, volatility, time to maturity, and credit risk. The values reported in Epsilon's financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.

        The counterparties to our derivative instruments are not known to be in default on their derivative positions. However, we are exposed to credit risk to the extent of nonperformance by the counterparty in the derivative contracts. We believe credit risk is minimal and do not anticipate such nonperformance by such counterparties.

  Asset Retirement Obligation ("ARO")

        We recognize asset retirement obligations under ASC 410, Asset Retirement and Environmental Obligations. ASC 410 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. These obligations consist of estimated future costs associated with the plugging and abandonment of oil and gas wells, removal of equipment and facilities from leased acreage and land restoration in accordance with applicable local, state and federal laws. The discounted fair value of an ARO liability is required to be recognized in the period in which it is incurred, with the associated asset retirement cost capitalized as part of the carrying cost of the oil and gas or gathering system asset. The initial recognition of an ARO fair value requires that management make numerous assumptions regarding such factors as the amounts and timing of settlements; the credit-adjusted risk-free discount rate; and the inflation rate. In periods subsequent to the initial measurement of an ARO, period-to-period changes are recognized in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. Increases in the ARO liability due to the passage of time impact net income as accretion expense. The related capitalized cost, including revisions thereto, is charged to expense through DD&A over the life of the oil and gas property or gathering system asset.

  Income Taxes

        Tax regulations and legislation in the U.S. and Canada are subject to change and differing interpretations requiring judgment. Deferred tax assets are recognized when it is considered probable that deductible temporary differences will be recovered in future periods, which requires judgment. Deferred tax liabilities are recognized when it is considered probable that temporary differences will be payable to tax authorities in future periods, which requires judgment. Income tax filings are subject to audits and re-assessments. Changes in facts, circumstances, and interpretations of the standards may result in a material increase or decrease in our provision for income taxes.

        On December 22, 2017, the United States enacted tax reform legislation known as the Tax Cuts and Jobs Act (the "Act"), resulting in significant modifications to existing law. The Company has incorporated the accounting for the effects of the Act during 2017. As such, our financial statements for the year ended December 31, 2017 reflect certain effects of the Act, which include a reduction in the corporate tax rate from 35% to 21% effective January 1, 2018.

  Recently Issued Accounting Standards

        The Corporation, an emerging growth company ("EGC"), has elected to take advantage of the benefits of the extended transition period provided for in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards which allows the Corporation to defer adoption of certain accounting standards until those standards would otherwise apply to private companies.

        In January 2017, the FASB issued Accounting Standards Update (ASU) 2017-01 "Business Combinations (Topic 805): Clarifying the Definition of a Business" (ASU 2017-01), which clarifies the definition of a business to provide guidance in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 provides a screen to determine when a set of assets is not a business, requiring that when substantially all fair value of gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set of assets is not a business. A framework is provided to assist in evaluating whether both an input and a substantive process are present for the set to be a business. ASU 2017-01 is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. No disclosures are required at transition and early adoption is permitted. Epsilon is evaluating ASU 2017-01 to determine the impact on its consolidated financial statements and related disclosures.

        In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18"). This ASU amends ASC Topic 230, Statement of Cash Flows, to clarify guidance on the classification and presentation of restricted cash in the Statement of Cash Flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and must be applied retrospectively. Early adoption is permitted.

        In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments" (ASU 2016-15). ASU 2016-15 reduces existing diversity in practice by providing guidance on the classification of eight specific cash receipts and cash payments transactions in the Statement of Cash Flows. The new standard is effective for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted. Epsilon does not intend to early adopt ASU 2016-15. Epsilon does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements and related disclosures.

        In June 2016, the FASB issued ASU 2016-13 "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" (ASU 2016-13). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities will be required to use a new forward-looking "expected loss" model that generally will result in the earlier recognition of allowances for losses. The guidance also requires increased disclosures. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. ASU 2016-13 requires varying transition methods for the different categories of amendments. Epsilon does not expect ASU 2016-13 to have a significant impact on our financial statements.

        In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" (ASU 2016-09), which amends certain aspects of accounting for share-based payment arrangements. ASU 2016-09 revises or provides alternative accounting for the tax impacts of share-based payment arrangements, forfeitures and minimum statutory tax withholdings and prescribes certain disclosures to be made in the period the new standard is adopted. ASU 2016-09 is effective for interim and annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018, and early application is permitted. Epsilon adopted ASU 2016-09 effective January 1, 2018. There will be no impact to accumulated deficit with respect to excess tax benefits.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)" (ASU 2016-02), which significantly changes accounting for leases by requiring that lessees recognize a right-of-use asset and a related lease liability representing the obligation to make lease payments, for all lease transactions with terms greater than one year. Additional disclosures about an entity's lease transactions will also be required. ASU 2016-02 defines a lease as "a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration." ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented in the financial statements using a modified retrospective approach. Epsilon is reviewing the provisions of ASU 2016-02 to determine the impact on its consolidated financial statements and related disclosures.

        In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes" (ASU 2015-17), which simplifies the presentation of deferred taxes in a classified balance sheet by eliminating the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. Instead, ASU 2015-17 requires that all deferred tax liabilities and assets be shown as noncurrent in a classified balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, early application is permitted. Epsilon adopted ASU 2015-17 effective January 1, 2017, but this had no effect on the Balance Sheet as all of Epsilon's taxes are deferred and non-current.

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" (ASU 2014-09), which will require entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 will supersede most current guidance related to revenue recognition when it becomes effective. The new standard also will require expanded disclosures regarding the nature, amount, timing and certainty of revenue and cash flows from contracts with customers. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers" ("ASU 2015-14"), which approved a one-year delay of the standard's effective date. In accordance with ASU 2015-14, the standard is effective for the Corporation for annual reporting periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted. The new standard permits adoption through the use of either the full retrospective approach or a modified retrospective approach. In May 2016, the FASB issued ASU 2016-11 which rescinds certain SEC guidance in the ASC, including guidance related to the use of the "entitlements" method of revenue recognition. Epsilon does not intend to early-adopt ASU 2014-09. Epsilon is currently determining the impacts of the new standard on our sales contract portfolio. Our approach includes performing a detailed review of key contracts representative of our business and comparing historical accounting policies and practices to the new standard. Also, in May 2016, the FASB issued ASU No. 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients" (ASU 2016-12). The amendments under this ASU provide clarifying guidance in certain narrow areas and adds some practical expedients. These amendments are also effective at the same date that ASU 2014-09 is effective. Additionally, in March 2016, the FASB issued ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)."

  Quantitative and Qualitative Disclosures About Market Risk

        Our earnings and cash flow are significantly affected by changes in the market price of commodities. The prices of oil and natural gas can fluctuate widely and are influenced by numerous factors such as demand, production levels, and world political and economic events and the strength of the US dollar relative to other currencies. Should the price of oil or natural gas decline substantially, the value of our assets could fall dramatically, impacting our future options and exploration and development activities, along with our gas gathering system revenues. In addition, our operations are exposed to market risks in the ordinary course of our business, including interest rate and certain exposure as well as risks relating to changes in the general economic conditions in the United States.

  Gathering System Revenue Risk

        The Auburn Gas Gathering System lies within the Marcellus Basin with historically high levels of recoverable reserves and low cost of production. We believe that a short term low commodity price environment will not significantly impact the reserves produced and thus the revenue of our gas gathering system.

  Interest Rate Risk

        Market risk is estimated as the change in fair value resulting from a hypothetical 100-basis-point change in the interest rate on the outstanding balance under our credit agreement. The credit agreement allows us to fix the interest rate for all or a portion of the principal balance for a period up to three months. To the extent that the interest rate is fixed, interest rate changes affect the instrument's fair market value but do not affect results of operations or cash flows. Conversely, for the portion of the credit agreement that has a floating interest rate, interest rate changes will not affect the fair market value but will affect future results of operations and cash flows.

        At December 31, 2017, the outstanding principal balance under the credit agreement was $2.9 million, and the weighted average interest rate on the outstanding principal balance was 4.1%. The carrying amount approximated fair market value. Assuming a constant debt level of $2.9 million, the cash flow impact resulting from a 100-basis-point change in interest rates during periods when the interest rate is not fixed would be $0.03 million over a 12-month time period. At December 31, 2016, the outstanding principal balance under the credit agreement was $12.6 million, and the weighted average interest rate on the outstanding principal balance was 4.36%. At December 31, 2016, the carrying amount approximated fair market value. Assuming a constant debt level of $12.6 million, the cash flow impact resulting from a 100-basis-point change in interest rates during periods when the interest rate is not fixed would be $0.13 million over a 12-month time period. Changes in interest rates did not affect the amount of interest paid on the convertible debentures, but changes in interest rates did affect the fair values of those notes.

  Commodity Contracts

        The Corporation's financial results and condition depend on the prices received for natural gas production. Natural gas prices have fluctuated widely and are determined by economic and political factors. Supply and demand factors, including weather, general economic conditions, the ability to transport the gas to other regions, as well as conditions in other natural gas regions, impact prices. Epsilon has established a hedging strategy and may manage the risk associated with changes in commodity prices by entering into various derivative financial instrument agreements and physical contracts. Although these commodity price risk management activities could expose Epsilon to losses or gains, entering into these contracts helps to stabilize cash flows and support the Corporation's capital spending program.

  Financial Statements and Supplementary Data

        Our consolidated balance sheet as of December 31, 2017 and 2016, and the consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for years ended December 31, 2017 and 2016 included in this Circular have been prepared in accordance with U.S. GAAP.

  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        There were no changes in or disagreements with the registrant's accountants on accounting and financial disclosure during the year.

        On July 20, 2017, Epsilon engaged a new independent registered public accounting firm for the re-audit of the financial statements under US GAAP for the years ended December 31, 2015 and 2016. A new firm was engaged as we intend to redomicile in the United States and so need US accountants. The change of the Corporation's independent registered public accounting firm was approved unanimously by our Board of Directors. We continue to engage our Canadian public accounting firm to perform audits and reviews of our financial statements prepared in accordance with IFRS for purposes of maintaining our listing on the TSX.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

        Directors and Executive Officers.    The names, ages, business experience (for at least the past five years) and positions of our directors and executive officers as of May 3, 2018, are set out below. Our Board of Directors consisted of seven members at such date. All directors serve until the next annual meeting of shareholders or until their successors are elected or appointed and qualified. The Board of Directors appoints the executive officers annually.

Director or Executive Officer	Age	Position with the Corporation
Michael Raleigh	61	Chief Executive Officer and Director
B. Lane Bond	59	Chief Financial Officer
Henry Clanton	55	Chief Operating Officer
John Lovoi	56	Chairman of the Board and Director
Matthew Dougherty	36	Director
Adrian Montgomery	44	Director
Ryan Roebuck	32	Director
Jacob Roorda	60	Director
Tracy Stephens	57	Director

  Biographies of Corporate Directors and Executive Officers.

        Michael Raleigh.    Mr. Raleigh has served as our chief executive officer and a director since July 2013. Before becoming our chief executive officer, he acted in various positions in the global oil and gas business for 35 years, primarily holding positions in the areas of reservoir development strategy, property valuations, completions and production. He has also been managing investments with Domain Energy Advisors since January 2005. We believe that Mr. Raleigh is qualified to serve as a member of our board of directors as a result of his background in engineering, including reserve, acquisitions and valuation engineering, and his experience in the development and appraisal of oil and gas fields.

        B. Lane Bond.    Mr. Bond has served as our chief financial officer since January 2012. He has served as the chief financial officer of Epsilon Energy USA and Epsilon Energy Midstream since January 2012. He has also been serving as the chief financial officer of Dewey Energy Holdings and Dewey Energy GP since March 2017. Mr. Bond's financial career spans over 30 years with extensive management and oil and gas experience domestically and internationally. Mr. Bond holds a Master of Business Administration from the University of Tulsa and a Bachelor of Science in Accounting from the University of Arkansas.

        Henry N. Clanton.    Mr. Clanton joined the Company as its Chief Operating Officer in January 2017. He has over 30 years of experience in the upstream E&P sector. His experience includes financial and technical management over all phases of drilling, completions, production, and field operations.

Before joining Epsilon, he spent 14 years with a private E&P start-up, ARES Energy, Ltd, which he co-founded and served as a Managing Partner. Previous to that time Mr. Clanton worked with Schlumberger, ARCO Permian, and Coastal Management Corporation. He holds a MBA and a BS in Petroleum Engineering from Texas A&M University.

        John Lovoi.    Mr. Lovoi has been chairman of our board of directors since July 2013. Mr. Lovoi has been the managing partner of JVL Advisors, LLC, a private oil and gas investment advisor, since November 2002. He is the manager of Lobo Baya, LLC, a Director of Helix Energy Solutions Group, an operator of offshore oil and gas properties and production facilities and the Chairman of Dril-Quip, Inc., a provider of subsea, surface and offshore rig equipment. We believe that Mr. Lovoi is qualified to serve as a member of our board of directors as a result of his background in investment banking and equity research with an emphasis on the global oil and gas practice.

        Matthew Dougherty.    Mr. Dougherty has been a director since July 2013 and serves as the chair of the Compensation, Nominating and Governing Committee. He has been the Managing Director of Advisory Research, Inc., an investment management firm since June 2003, where he oversees the firm's investments in oil and natural gas producers. He has served as the Portfolio Manager of the Advisory Research Energy Fund, LP since 2005. We believe that Mr. Dougherty is qualified to serve as a member of our board of directors because of his background in oil and gas and finance industries.

        Adrian Montgomery.    Mr. Montgomery has been a director and a member of our Audit Committee since July 2013. Mr. Montgomery has served as the president of Aquilini Entertainment since September 2017. Mr. Montgomery was the CEO of QM Environmental, one of Canada's largest environmental services companies, from February 2015 to September 2017. He was the President and Chief Information Officer of Tuckamore Capital Management Inc., a Toronto Stock Exchange—listed company that invests in private businesses from February 2012 to March 2016. He is also a member of the Young Presidents' Organization and a member of the New York bar. We believe that Mr. Montgomery is qualified to serve as a member of our board of directors because of his management experience in both public and private companies.

        Ryan Roebuck.    Mr. Roebuck has been a director since July 2011. He has also been serving as the chair of our Audit Committee, a member of our Compensation, Nominating and Governance Committee since July 2011, and a member of our Conflicts Committee since February 2017. Mr. Roebuck has been an investment manager of XDR Capital Group, a private investment firm located in Toronto, Canada, since August 2011. Mr. Roebuck has been the Chief Financial Officer of NextBlock Global Limited, a leading blockchain investment company since July 2017. He currently serves as a director of Apollo Acquisition Corporation and has served as a director and member of the Audit Committee of Cronos Group. He previously worked in investment banking as a research analyst covering North American equities. We believe that Mr. Roebuck is qualified to serve as a member of our board of directors as a result of his background in the investment banking industry as an investment manager and financial analyst.

        Jacob Roorda.    Mr. Roorda has been a director since March 2016. He has also been a member of our Audit Committee since March 2016, and the chair of our Conflicts Committee since February 2017. Mr. Roorda is the managing director and chief executive officer of Windward Capital Limited, a private investment company, serving from October 2011 to January 2015, and again since July 2017. He was the Chief Executive Officer of Todd Energy International Ltd. from November 2016 to July 2017, and the Chief Executive Officer of Todd Energy Canada Ltd. from January 2015 to November 2016. Mr. Roorda currently serves on the Audit and Reserves Committees of Petroshale Inc., Argosy Energy Inc. and Angle Energy Inc. He also currently serves on the boards of Wolf Minerals Limited, Northcliff Resources Ltd., South Louisiana Methanol GP LLC and TSL Methanol LLC. Mr. Roorda has also served on the board of Todd Energy Canada Ltd. He has been certified as a Professional Engineer by the Association of Professional Engineers and Geoscientists of Alberta since 1981. We believe that Mr. Roorda is qualified to serve as a member of our board of directors as a result of his experience in the oil and gas industry, including his oil and gas business development and engineering experience, and his financial industry experience.

        Tracy Stephens.    Mr. Stephens has been a director since May 2017. He has also been a member of our Compensation, Nominating and Corporate Governance Committee, and Conflicts Committee since February 2018. He is the founder of Westminster Advisors, a CEO advisory services company, and served as its Chief Executive Officer from January 2017. He was previously employed by Resources Global Professionals, a large business consulting company, from July 2001 to December 2016, and was the Chief Operating Officer the last three years. We believe that Mr. Stephens is qualified to serve as a member of our board of directors as a result of his extensive experience with public companies.

  Corporate Governance Practices and Policies

        Our corporate governance practices and policies are administered by the board of directors and by committees of the board appointed to oversee specific aspects of our management and operations, pursuant to written charters and policies adopted by the board and such committees.

The Board of Directors

        The Board is committed to a high standard of corporate governance practices. The Board believes that this commitment is not only in the best interests of the shareholders but that it also promotes effective decision-making at the Board level. The Board is of the view that its approach to corporate governance is appropriate and complies with the objectives and guidelines relating to corporate governance set out in National Instrument 58-201 adopted by the Canadian securities administrators, or NI 58-201, as well as the governance requirements of the NASDAQ Capital Market. In addition, the Board monitors and considers for implementation the corporate governance standards that are proposed by various Canadian regulatory authorities or that are published by various non-regulatory organizations in Canada. The Board has also established a Compensation Committee and Nominating and Corporate Governance Committee and has adopted a Compensation Committee Charter, and Nominating and Corporate Governance Charter to ensure the objectives of NI 58-201 and the NASDAQ Capital Market are met.

        The Board is currently composed of seven directors who provide us with a wide diversity of business experience. Our Board has determined that Messrs. Jacob Roorda, Tracy Stephens, Adrian Montgomery and Ryan Roebuck are independent in accordance with the listing requirements of the NASDAQ Capital Market, representing over 50% of the Board. Each of the independent directors has no direct or indirect material relationship with us, including any business or other relationship, that could reasonably be expected to interfere with the director's ability to act with a view to our best interests or that could reasonably be expected to interfere with the exercise of the director's independent judgment.

        Mr. Lovoi is the Managing Partner of JVL Advisors, LLC, owner of 19.99% of our common shares. Mr. Dougherty is the Managing Director of Advisory Research, Inc., owner of 12.04% of our common shares. Mr. Raleigh is our Chief Executive Officer.

        The Board held nine meetings during 2016, and seven meetings during 2017. All Board members were in attendance at all meetings. The Board meetings held in 2017 were conducted with open and candid discussions. As such, the independent directors did not hold any separate meetings, other than Audit and Compensation, Nominating and Corporate Governance Committee meetings that excluded directors who were not independent. The chairman of the Board is not an independent director. The independent members of the Board have the ability to meet on their own and are authorized to retain independent financial, legal and other experts as required whenever, in their opinion, matters come before the Board that require an independent analysis by the independent members of the Board. The

Board intends to hold at least four regular meetings each year, as well as additional meetings as required. The Board has not established any required attendance levels for the Board and committee meetings. In setting the regular meeting schedule, care is taken to ensure that meeting dates are set to accommodate directors' schedules so as to encourage full attendance.

        The Board has stewardship responsibilities, including responsibilities with respect to oversight of our investments, management of the Board, monitoring of our financial performance, financial reporting, financial risk management and oversight of policies and procedures, communications and reporting and compliance. In carrying out its mandate, the Board meets regularly and a broad range of matters are discussed and reviewed for approval. These matters include overall plans and strategies, budgets, internal controls and management information systems, risk management as well as interim and annual financial and operating results. The Board is also responsible for the approval of all major transactions, including property acquisitions, property divestitures, equity issuances and debt transactions, if any. The Board strives to ensure that our corporate actions correspond closely with the objectives of its shareholders. The Board will meet at least once annually to review in depth our strategic plan and review our available resources required to carry out our growth strategy and to achieve its objectives. The mandate of the Board is to be reviewed by the Board annually.

        Position Descriptions.    The Board has outlined the responsibilities in respect to our Chief Executive Officer, or CEO. The Board and CEO do not have a written position description for the CEO; however, the CEO's principal duties and responsibilities are planning our strategic direction, providing leadership, acting as our spokesperson, reporting to shareholders, and overseeing our executive management in particular with respect to operations and finance.

        The charter for each of the Board committees outlines the duties and responsibilities of the members of each of the committees, including the chair of such committees. See "Board Committees" below.

        Orientation and Continuing Education.    We have not adopted a formalized process of orientation for new Board members. However, all directors have been provided with a base line of knowledge about us that serves as a basis for informed decision making. This includes a combination of written material, in person meetings with our senior management, site visits and other briefings and training, as appropriate.

        Directors are kept informed as to matters affecting, or that may affect, our operations through reports and presentations at the quarterly Board meetings. Special presentations on specific business operations are also provided to the Board.

        Ethical Business Conduct and Whistleblower Policy.    Our Code of Ethics and Whistleblower Policy are available on our website at http://www.epsilonenergyltd.com/. Each director is expected to disclose all actual or potential conflicts of interest and refrain from voting on matters in which such director has a conflict of interest. In addition, a director must recuse himself from any discussion or decision on any matter of which the director is precluded from voting as a result of a conflict of interest. The Board has reviewed and approved a disclosure and insider trading policy for us, in order to promote consistent disclosure practices aimed at informative, timely and broadly disseminated disclosure of material information to the market in accordance with applicable securities legislation. The disclosure policy promotes, among other things, the disclosure and reporting of any serious weaknesses which may affect the financial stability and assets of us and our operating entities.

        National Instrument 52-110 adopted by the Canadian securities administrators, the listing standards of the Toronto Stock Exchange and the listing standards of the NASDAQ Capital Market require the Audit Committee to establish formal procedures for (a) the receipt, retention, and treatment of complaints received by us and our subsidiaries regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by our consultants or employees of concerns regarding questionable accounting or auditing matters. We are committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. In addition, we post on our website all disclosures that are required by law or the listing standards of the NASDAQ Capital Market concerning any amendments to, or waivers from, any provision of the code.

        Assessments.    The Board does not conduct regular assessments of the Board, its committees or individual directors, however, the Board does periodically review and satisfy itself at meetings that the Board, its committees and its individual directors are performing effectively.

        Board Diversity.    Our Compensation, Nominating and Corporate Governance Committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  •
  experience as a board member or executive officer of another publicly held company;

  •
  strong finance experience;

  •
  diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

  •
  diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

  •
  experience relevant to our business industry and with relevant social policy concerns; and

  •
  relevant academic expertise or other proficiency in an area of our business operations.

Currently, our Board evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

  Board Committees

        The Board has three committees. The committees are the Audit Committee, the Compensation, Nominating and Corporate Governance Committee, and the Conflicts Committee. Each committee has been constituted with independent directors.

        Audit Committee.    The Audit Committee consists of Ryan Roebuck (Chairman), Jacob Roorda, and Adrian Montgomery. All members of the Audit Committee are independent and financially literate under the applicable rules and regulations of the SEC and the NASDAQ Capital Market.

        The Audit Committee meets at least on a quarterly basis to review and approve our consolidated financial statements before the financial statements are publicly filed.

        The Audit Committee reviews our interim unaudited consolidated financial statements and annual audited consolidated financial statements and certain corporate disclosure documents including the Annual Information Form, Management's Discussion and Analysis, and annual and interim earnings press releases before they are approved by the Board. The Audit Committee reviews and makes a recommendation to the Board in respect of the appointment and compensation of the external auditors and it monitors accounting, financial reporting, control and audit functions. The Audit Committee meets to discuss and review the audit plans of external auditors and is directly responsible for overseeing the work of the external auditors with respect to preparing or issuing the auditors' report or the performance of other audit, review or attest services, including the resolution of disagreements between management and the external auditors regarding financial reporting. The Audit Committee questions the external auditors independently of management and reviews a written statement of its independence. The Audit Committee must be satisfied that adequate procedures are in place for the review of our public disclosure of financial information extracted or derived from its consolidated financial statements and it periodically assesses the adequacy of those procedures. The Audit Committee must approve or pre-approve, as applicable, any non-audit services to be provided to us by the external auditors. In addition, it reviews and reports to the Board on our risk management policies and procedures and reviews the internal control procedures to determine their effectiveness and to ensure compliance with our policies and avoidance of conflicts of interest. The Audit Committee has established procedures for dealing with complaints or confidential submissions which come to its attention with respect to accounting, internal accounting controls or auditing matters. To date, neither the Board nor the Audit Committee has formally assessed any individual director with respect to their effectiveness and contribution to us in their capacity as a director. Instead, members of the Board have relied on informal conversations among themselves to adequately cover such matters.

        The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Capital Market. A copy of the Audit Committee Charter can be found on our website at www.epsilonenergyltd.com.

        Compensation, Nominating and Corporate Governance Committee.    The Compensation, Nominating and Corporate Governance Committee comprises Matthew Dougherty (chairman), Tracy Stephens and Ryan Roebuck, two of whom, Messrs. Stephens and Roebuck, are independent directors. Before July 2013, we had separate compensation committee and nominating and corporate governance committee. Both committees' mandates were approved by the Board on December 10, 2009. In July 2013, the Board consolidated the functions of the two committees for efficiency purposes.

        The Compensation, Nominating and Corporate Governance Committee's mandate is to:

  1.
  Assist and advise the Board regarding its responsibility for oversight of our compensation policy; provided that all determinations on officer compensation will be subject to review and approval by the Board;

  2.
  Study and evaluate appropriate compensation mechanisms and criteria;

  3.
  Develop and establish appropriate compensation policies and practices for the Board and our senior management, including our security-based compensation arrangements;

  4.
  Evaluate senior management;

  5.
  Serve in an advisory capacity on organizational and personnel matters to the Board;

  6.
  Assist the Board by identifying individuals qualified to serve on the Board and its committees;

  7.
  Recommend to the Board the director nominees for the next annual meeting;

  8.
  Recommend to the Board members and chairpersons for each committee;

  9.
  Develop and recommend to the Board and review from time to time, a set of corporate governance principles and monitor compliance with such principles; and

  10.
  Serve in an advisory capacity on matters of governance structure and the conduct of the Board.

        These responsibilities include reporting and making recommendations to the Board for their consideration and approval. Corporate governance also relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Corporation. The Board is committed to sound corporate governance practices, which are both in the interest of its shareholders and contribute to effective and efficient decision making.

        The Compensation, Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Capital Market. A copy of such charter can be found on our website at www.epsilonenergyltd.com.

        Conflicts Committee.    The Conflicts Committee comprises Jacob Roorda (Committee Chairman), Tracy Stephens and Ryan Roebuck, all of whom are independent directors.

        The Conflicts Committee has the power to advise the Board with respect to any matters or issues of concern to the Conflicts Committee in connection with any corporate opportunity and the interests of a related or conflicted party that the Conflicts Committee considers necessary or advisable.

Communications to the Board.

        Shareholders may communicate directly with our Board of Directors or any director by writing to the board or a director in care of the corporate secretary at Epsilon Energy Ltd., 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060, or by faxing their written communication to AeRayna Flores at (281) 668-0985. Shareholders may also communicate to the Board of Directors or any director by calling Ms. Flores at (281) 670-0002. Ms. Flores will review any communication before forwarding it to the board or director, as the case may be.

Employment Agreements

        The named executive officers, excluding Michael Raleigh, have executed employment contracts with the Corporation. Mr. Henry Clanton's employment contract calls for a base pay of US$250,000 per year and contains provisions for severance payments equal to six-months of current annual salary in the event that a change of control occurred. Mr. B. Lane Bond's employment contract calls for a base pay of US$200,000 per year and contains provisions for severance payments equal to six-months of current annual salary in the event that a change of control occurred.

        Mr. Michael Raleigh does not take a salary for his efforts with Epsilon and as such does not have an employment contract.

EXECUTIVE COMPENSATION

  Summary Compensation Table

        In April 2017 the Board amended and restated the 2007 Plan, which is currently called the Amended and Restated 2017 Stock Option Plan (the '2017 Plan'). In addition, in 2017, the Board adopted, and the Company's shareholder approved, the Share Compensation Plan. The following table sets out information concerning the compensation paid to our principal executive officer and our two most highly compensated executive officers other than our principal executive officer, or our named executive officers for the two years ended December 31, 2017 and 2016. Compensation amounts in the following table are in U.S. dollars unless stated otherwise.

					Non-equity incentive plan compensation ($) (f)
			Share-based awards (d)	Option- based awards (e)
					Annual incentive plans (f1)	Long-term Incentive Plans (f2)		Bonuses and director fees ($) (h)
Name and principal position (a)	Year (b)	Salary ($) (c)	Share-based awards ($) (d)	Option-based awards ($) (e)			Pension value ($) (g)		Total compensation ($) (i)
Michael Raleigh, CEO(1)	2017	$—	$775,000	$—	$—	$—	$—	$—	$775,000

	2016	$—	$—	$—	$—	$—	$—	$—	$—
Henry Clanton, COO(2)	2017	$250,000	$—	$68,627	$—	$—	$—	$—	$318,627
	2016	$—	$—	$—	$—	$—	$—	$—	$—
B. Lane Bond, CFO(3)	2017	$200,000	$—	$66,079	$—	$—	$—	$70,000	$336,079
	2016	$198,077	$—	$—	$—	$—	$—	$50,000	$248,077

(1)
Mr. Raleigh is currently working without a salary from us; however, he was granted the following equity award in 2017.

    2017—Share award of 250,000 Common Shares under the Share Compensation Plan valued at $3.10 per share, market price on the grant date, 10/23/2017, which vest evenly over a three year period. Vested shares will be awarded on the anniversary date for each of the next three years, so long as Mr. Raleigh is still employed.

    2016—No stock options were granted.

(2)
Mr. Henry Clanton was hired as our chief operating officer in January 2017 with a base salary of US$250,000.

    2017—Options to purchase 60,000 Common Shares at a price of $3.27 per Common Share with a term of three years and fully vested as of 1/09/2020.

(3)
Mr. Bond's current base salary is $200,000. The dollar amounts in column (e) reflect values derived from using the Trinomial Hull White option pricing to value option-based awards. A summary of the options granted by year follows:

    2017—Options to purchase 55,000 Common Shares at a price of $3.40 per Common Share with a term of three years and fully vested as of 1/26/2020.

    2016—No stock options were granted.

  Description of the 2017 Plan and the Share Compensation Plan.

  Amended and Restated 2017 Stock Option Plan

        The Amended and Restated 2017 Stock Option Plan (the "2017 Plan") was approved by the Board and shareholders in April 2017 as a restatement of our Amended and Restated 2010 Stock Option Plan. If the shareholders approve Proposal 1 and Proposal 2, no further options will be granted under the 2017 Plan, and it will be terminated upon completion of the Domestication. Any options outstanding under the 2017 Plan at the effective date of the Domestication will remain outstanding upon their existing terms and conditions.

        The 2017 Plan is administered by the Board, a committee of the Board or one or more officers delegated authority by the Board to administer the 2017 Plan. The Board has the authority in its discretion to interpret the 2017 Plan. The Board determines to whom options are granted, the numbers of shares subject to options and all other terms and conditions of the options.

        The maximum number Common Shares that may be issued under the Plan is 2,000,000. As of March 28, options for 661,500 shares of Common Stock were outstanding under the 2017 Plan, and 40,000 shares had previously been issued upon the exercise of options granted under the 2017 Plan.

        If options granted under the Plan expire or terminate for any reason without having been exercised, the shares subject to such options are again available for grant under the Plan. Options granted under the Plan are not transferable or assignable other than by will or other testamentary instrument or the laws of succession.

        The exercise price of options granted under the 2017 Plan may not be less than the closing price of the Common Shares on the TSX on the last trading day preceding the day on which the option is granted.

        Each option granted under the Plan expires on the date specified by the applicable option agreement (not later than ten years following grant), subject to earlier termination as provided below.

        In the event the Corporation undergoes a change of control by a reorganization, acquisition, amalgamation or merger (or a plan or arrangement in connection with any of these) with respect to which all or substantially all of the persons who were the beneficial owners of the Common Shares immediately prior to such transaction do not, following such transaction, beneficially own, directly or indirectly more than 50% of the resulting voting power, a sale of all, or substantially all, of the Corporation's assets, or the liquidation, dissolution or winding-up of the Corporation, the Board may determine that all unvested options will vest and be eligible for exercise within a period determined by the directors preceding the change of control. Options not exercised within this period will terminate.

        If an optionee resigns from the Corporation or is terminated by the Corporation (with or without cause), or a consultant optionee's contract with the Corporation expires, such optionee's unvested options will immediately terminate and, subject to the option expiry date, the optionee's vested options may be exercised for a period of 30 days.

        If an optionee becomes entitled to long-term disability payments pursuant to the Corporation's disability insurance program (or if not a participant in such program, would have been entitled to such payments if the optionee had been a participant in such program), all of the unvested options held by the optionee will vest on the day immediately preceding the day on which the optionee becomes entitled to long-term disability payments and the optionee will have the right, for a period of 180 days thereafter, to exercise all of the options.

        If an optionee retires pursuant to a retirement policy approved by the Board, all of the unvested options held by the optionee will vest on the day immediately preceding the date of such optionee's retirement, and the optionee will have the right, for a period of 60 days thereafter, to exercise all of the options.

        If an optionee dies, all of the unvested options held by the optionee will vest on the day immediately preceding the date of such optionee's death, and the estate of the deceased optionee will have the right, for a period of180 days thereafter to exercise the deceased optionee's option.

        Should the term of an option expire when the optionee cannot exercise the option pursuant to a Corporation insider trading policy in effect at that time (a "Blackout Period") or within nine business days following the expiration of a Blackout Period, option expiration date is automatically extended until the tenth business day after the end of the Blackout Period. The ten business day period may not be extended by the Board.

  Share Compensation Plan

        The Share Compensation Plan was adopted by the Board on April 13, 2017 and approved by the shareholders on May 24, 2017. If the shareholders approve Proposal 1 and Proposal 2, no further shares will be issued under the Share Compensation Plan, and it will be terminated upon completion of the Domestication. Any Common Shares outstanding under the Share Compensation Plan at the effective date of the Domestication will remain outstanding upon their same terms and conditions.

        The Share Compensation Plan provides that up to a total of 2,000,000 Common Shares. As of March 28, a total of 250,000 Common Shares have been issued under the plan.

        Under the Share Compensation Plan, the Board designates participants from among the Corporation's directors, officers, key employees and consultants and, on the day or days of each fiscal year determined by the Board, awards to each participant Common Shares in an amount up to 100% of the participant's compensation for service during the current year divided by the market price (as defined in the TSX Company Manual) of the Common Shares at the date of issuance. Upon any participant ceasing to be a director, officer, employee or consultant of the Corporation for any reason, such participant's right to be issued Common Shares pursuant to the Share Compensation Plan terminates immediately.

        The Board may, in its sole discretion, impose restrictions on any Common Shares issued pursuant to the Share Compensation Plan. These restrictions may include, but are not limited to, vesting periods and trading restrictions for a period of time, as determined by the Board, from the date of issuance.

        The Share Compensation Plan provides that the Board may make certain amendments to the Share Compensation Plan without the approval of the shareholders of the Corporation or any participant of the Share Compensation Plan in order to conform to applicable law or regulation or the requirements of the TSX. In addition, the Board may terminate the Share Compensation Plan at any time, subject to applicable law or regulations and the approval of any regulatory authority having jurisdiction, and the approval of the shareholders of the Corporation if required by such regulatory authority.

  Incentive Plan Awards for Named Executive Officers

        Outstanding Share-Based Awards and Option-Based Awards as of May 3, 2018 are as follows:

Option-based Awards					Share-based Awards
Name (a)	Number of securities underlying unexercised options (#) (b)	Option exercise price ($) (c)	Option expiration date (d)	Value of unexercised in-the-money options ($) (e)	Number of shares or units of shares that have not vested (#) (f)	Market or payout value of share-based awards that have not vested ($) (g)
Michael Raleigh	100,000	$3.67	06/05/22	$—	250,000	$775,000
Henry Clanton	60,000	$3.27	01/09/24	$—	—	$—
B. Lane Bond	45,000	$3.67	06/05/22	$—	—	$—
B. Lane Bond	55,000	$3.40	01/26/24	$—	—	$—

  Incentive Plan Awards—Value Vested or Earned for Named Executive Officers

        The values of incentive plan awards that were vested or earned during the year ended December 31, 2017 are as follows:

Name (a)	Option-based awards—Value vested during the year ($) (b)	Share-based awards—Value vested during the year ($) (c)	Non-equity incentive plan compensation—Value earned during the year ($) (d)
Michael Raleigh	N/A	N/A	N/A
Henry Clanton	N/A	N/A	N/A
B. Lane Bond	N/A	N/A	N/A

        We have adopted the 2018 Plan as an incentive-based stock option award plan applicable to all named executive officers and employees.

  Termination and Change of Control Benefits

        All of our named executive officers, except Mr. Michael Raleigh, have entered into employment contracts with us.

        Mr. B. Lane Bond's employment contract calls for a base pay of US$200,000 per year and contains provisions for severance payments equal to six months of current annual salary amount in the event of a change of control.

        Mr. Henry Clanton's employment contract calls for a base pay of US$250,000 per year and contains provisions for severance payments equal to six months of current annual salary amount in the event of a change of control.

        Change of control is defined as any event whereby any person acquires at least 50% of the Company's stock or if a group of shareholders causes at least 50% of the board members to change.

DIRECTOR COMPENSATION

        The following table contains compensation earned in the year ended December 31, 2017 by our independent directors who are not named executive officers:

Amounts Shown in Cdn$ Name (a)	Fees earned ($) (b)	Share-based awards ($) (c)	Option-based ($) (d)	Non-equity incentive plan compensation ($) (e)	Pension value ($) (f)	All other compensation ($) (g)	Total ($) (h)
John Lovoi*	$—	$43,800	$—	$—	$—	$—	$43,800
Michael Raleigh*	$—	$—	$—	$—	$—	$—	$—
Matthew Dougherty*	$—	$—	$—	$—	$—	$—	$—
Adrian Montgomery	$38,000	$43,800	$—	$—	$—	$—	$81,800
Jacob Roorda	$35,250	$43,800	$28,595	$—	$—	$—	$107,645
Ryan Roebuck	$40,750	$43,800	$—	$—	$—	$—	$84,550
Tracy Stephens	$26,666	$43,800	$—	$—	$—	$—	$70,466

*
The three directors who are not independent, Messrs. Lovoi, Raleigh and Dougherty, choose not to receive payment for their service as board members.

        On a biannual basis, we compensate each director for services rendered (unless a director elects not to receive payment) and reimburse reasonable out-of-pocket travel expenses when incurred.

        For the four months ended April 30, 2017, the independent directors were compensated in cash for their services as follows:

Annual Retainer Fee (Cdn)
Board member fees	$27,000
Committee chair fees (except audit)	$—
Audit committee chair fee	$7,500
Committee membership (except audit)	$5,000
Audit committee membership	$4,000
Attendance Fees (Cdn)
Chairman of the Board	$—
Director	$12,000
Committee chair fees (except audit)	$—
Audit committee chairman	$6,000
Committee member (except audit)	$3,000
Audit committee member	$4,000

        On April 13, 2017, the Board of Directors revised the requirements for compensation of independent directors. As of May 1, 2017, independent board member compensation is fixed at an annual fee of Cdn $40,000, paid semi-annually in July and January.

  Incentive Plan Awards—Value Vested or Earned During the Year for Directors (Other Than Named Executive Officers)

        Outstanding Share-Based Awards and Option-Based Awards as of December 31, 2017 are as follows:

					Share-based Awards
Option-based Awards
						Market or payout value of share-based awards that have not vested ($) (g)
Name (a)	Number of securities underlying unexercised options (#) (b)	Option exercise price ($) (c)	Option expiration date (d)	Value of unexercised in-the-money options ($) (e)	Number of shares or units of shares that have not vested (#) (f)
John Lovoi	20,000	$3.67	6/5/2022	$—	15,000	$43,800
Adrian Montgomery	20,000	$3.67	6/5/2022	$—	15,000	$43,800
Ryan Roebuck	20,000	$3.67	6/5/2022	$—	15,000	$43,800
Jacob Roorda	25,000	$3.27	1/9/2024	$—	15,000	$43,800
Tracy Stephens	—	$—		$—	15,000	$43,800

        The values of incentive plan awards that were vested or earned during the year ended December 31, 2017are as follows:

Name (a)	Option-based awards—Value vested during the year ($) (b)	Share-based awards—Value vested during the year ($) (c)	Non-equity incentive plan compensation—Value earned during the year ($) (d)
John Lovoi	N/A	N/A	N/A
Adrian Montgomery	N/A	N/A	N/A
Ryan Roebuck	N/A	N/A	N/A
Jacob Roorda	N/A	N/A	N/A

  Directors and Officers Liability Insurance

        We maintain directors' and officers' liability insurance for the protection of our directors and officers against liability incurred by them in their capacities as our directors and officers. The policy provides an aggregate limit of liability of Cdn$20,000,000 with a deductible to us of Cdn$25,000 per loss. The annual premium for the Directors' and Officers' liability insurance was Cdn$50,000 and is renewed annually. The premium is not allocated between Directors and Officers as separate groups.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

        The table set forth below is information with respect to beneficial ownership of common shares as of December 31, 2017, by our named executive officers, by each of our directors, by all our current executive officers and directors as a group, and by each person known to us who beneficially own 5% or more of the outstanding common shares. To our knowledge, each person named in the table has sole voting and investment power with respect to the common shares identified as beneficially owned.

        Unless otherwise indicated, the address of each of the individuals named below is c/o Epsilon Energy Ltd., 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock Owned
5% Stockholders
Advisory Research, Inc.(1)	6,621,026	12.04%
JVL Advisors, LLC(2)	10,996,837	19.99%
Oakview Capital Management, L.P.(3)	6,319,465	11.49%
azValor Asset Management SGIIC SA(4)	10,126,974	18.41%
Named Executive Officers and Directors
Matthew Dougherty(5)	6,816,326	12.39%
Jacob Roorda(6)	108,300	*
Bruce Lane Bond(7)	183,300	*
John Lovoi(8)	11,010,137	20.01%
Ryan Roebuck(9)	127,350	*
Tracy Stephens(10)	0	*
Adrian Montgomery(11)	13,300	*
Henry Clanton(12)	20,000	*
Michael Raleigh(13)	100,000	*
All executive officers and directors as a group (9 persons)(14)	18,378,713	33.28%

*
Indicates beneficial ownership of less than 1% of outstanding shares.

(1)
The address of Advisory Research, Inc., or ARI, is 180 North Stetson Avenue, Chicago, Illinois 60601. Matthew Dougherty, a member of our board of directors, is a managing director of ARI, exercises the voting and dispositive power with respect to the common stock held by ARI.

(2)
The address of JVL Advisors, LLC, or JVL, is 10000 Memorial Drive, Houston, Texas 77024. John Lovoi, the chairman of our board of directors, and the managing partner of JVL, exercises the voting and dispositive power with respect to the common stock held by JVL.

(3)
The address of Oakview Capital Management, L.P. is 3879 Maple Avenue, Suite 300, Dallas, Texas 75219. Jay Singhania exercises the voting and dispositive power with respect to the common stock held by Oakview Capital Management, L.P.

(4)
The address of azValor Asset Management SGIIC SA, or azValor, is Paseo de la Castellana 10, 3rd, Madrid, 28046, Spain. Alvaro Guzmàn de Làzaro, Chief Investment Officer at azValor, exercises the voting and dispositive power with respect to the common stock held by azValor.

(5)
Includes the shares held by ARI and 195,300 shares held by Mr. Dougherty individually. Mr. Dougherty is a member of our board of directors.

(6)
Mr. Roorda is a member of our board of directors. Includes 50,000 shares held by Mr. Roorda's spouse.

(7)
Includes 48,300 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2017. Mr. Bond is our chief financial officer.

(8)
Includes the shares held by JVL. Includes 13,300 shares issuable upon the exercise of options held by Mr. Lovoi and exercisable within 60 days of December 31, 2017. Mr. Lovoi is the chairman of our board of directors.

(9)
Includes 13,300 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2017. Mr. Roebuck is a member of our board of directors.

(10)
Mr. Stephens is a member of our board of directors.

(11)
Includes 13,300 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2017. Mr. Montgomery is a member of our board of directors.

(12)
Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2017. Mr. Clanton is our chief operating officer.

(13)
Includes 100,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2017. Mr. Raleigh is our chief executive officer and a member of our board of directors.

(14)
Includes 74,900 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2017.

        Changes in Control.    We do not know of any arrangement, the operation of which may at a subsequent date result in a change in control of us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since the beginning of fiscal 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in "Executive Compensation" and "Director Compensation" elsewhere in this Circular and the transactions described below.

Indemnification of Officers and Directors

        As permitted by Delaware law, our proposed certificate of incorporation will provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

  •
  for any breach of a duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for any transaction from which the director derived an improper benefit; or

  •
  for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

        Our proposed certificate of incorporation provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, the proposed bylaws of Epsilon provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        Fees paid to BDO USA, LLP for audit services during the year ended December 31, 2017 were $414,335.

FORWARD-LOOKING STATEMENTS

        From time to time, we may publish "forward-looking statements" and forward-looking information within the meaning of applicable Canadian securities legislation. We generally identify forward-looking statements and information with the words "plan," "expect," "anticipate," "estimate," "may," "will," "should" and similar expressions. We base these forward-looking statements and information on our current expectations and projections about future events.

        We caution readers that a variety of factors could cause our actual results to differ materially from those discussed in, or implied by, these forward-looking statements and information. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, the risk factors described in the section titled "Risk Factors" on page 21. Many factors could cause our actual results, performance or achievements to be materially different from any results, performance or achievements that may be expressed or implied by such forward-looking statements, including those set forth under the headings "Risk Factors" and "Description of the Business." Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements or information prove incorrect, actual results may vary materially from those described in this Circular as intended, planned, anticipated, believed, estimated or expected. We do not intend, and do not assume, any obligation to update these forward-looking statements or information.

THE SPECIAL MEETING

Solicitation of Proxies

        This Circular is forwarded to our Shareholders in connection with the solicitation of proxies by our management for use at our Special Meeting to be held on [    •    ], 2018, at 10:00 a.m. (Houston, Texas time) at the Houston Marriott North, 255 N Sam Houston Pkwy, East, Houston, Texas and at any postponements or adjournments thereof for the purposes set forth in the Notice of Special Meeting, which accompanies this Circular. This Circular is dated [    •    ], 2018, and is first being mailed to shareholders on or about [    •    ], 2018.

        The Record Date for the determination of Shareholders entitled to receive notice of the Special Meeting is [    •    ], 2018. In accordance with the provisions of the ABCA, we will prepare a list of the Shareholders as of the Record Date, all of whom will be entitled to vote their common shares to approve the special resolution for the domestication and the certificate of incorporation of Epsilon Energy, Inc. (Proposal 1 in the Notice of Special Meeting), the adoption of the 2018 Plan (Proposal 2 in the Notice of Special Meeting) and any other matter properly submitted for Shareholder vote at the Special Meeting.

        It is planned that the solicitation will be initially by mail, but proxies may also be solicited by our employees by telephone or email. In accordance with National Instrument 54-101—Communication With Beneficial Owners of Securities of a Reporting Issuer, or NI 54-101, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common shares held of record by such persons and we may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by us.

        No person is authorized to give any information or to make any representations other than those contained in this Circular and, if given or made, such information or representations should not be relied upon as having been authorized by us. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Circular. Except as otherwise stated, the information contained in this Circular is given as of [    •    ], 2018.

Advice to Beneficial Shareholders

        The information set forth in this section is of significant importance to many Shareholders, as a substantial number of Shareholders do not hold common shares in their own name. Shareholders who hold their common shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold their common shares in their own name (referred to in this Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders who appear on the records maintained by the Corporation's registrar and transfer agent as registered holders of common shares will be recognized and acted upon at the Special Meeting. If common shares are listed in an account statement provided to a Beneficial Shareholder by a broker, those common shares will, in all likelihood, not be registered in the shareholder's name. Such common shares will more likely be registered under the name of the shareholder's broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common shares held by brokers (or their agents or nominees) on behalf of a broker's client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker's clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Special Meeting.

        Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Special Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the Instrument of Proxy provided directly to registered shareholders by the Corporation. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. ("Broadridge") in Canada. Broadridge typically prepares a machine-readable voting instruction form, mails those forms to Beneficial Shareholders and asks Beneficial Shareholders to return the forms to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the Internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Special Meeting. A Beneficial Shareholder who receive a Broadridge voting instruction form cannot use that form to vote common shares directly at the Special Meeting. The voting instruction forms must be returned to Broadridge (or instructions respecting the voting of common shares must otherwise be communicated to Broadridge) well in advance of the Special Meeting in order to have the common shares voted. If you have any questions respecting the voting of common shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

        Although a Beneficial Shareholder may not be recognized directly at the Special Meeting for the purposes of voting common shares registered in the name of his broker, a Beneficial Shareholder may attend the Special Meeting as proxyholder for the registered shareholder and vote the common shares in that capacity. Beneficial Shareholders who wish to attend the Special Meeting and indirectly vote their common shares as proxyholder for the registered shareholder, should enter their own names in the blank space on the form of proxy provided to them and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker.

        All references to Shareholders in this Circular and the accompanying Instrument of Proxy and Notice of Meeting are to registered Shareholders unless specifically stated otherwise.

        This Circular and the accompanying Instrument of Proxy and Notice of Meeting may have been sent directly by the Corporation, rather than through an intermediary, to non-objecting beneficial owners under NI 54-101. These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Voting of Proxies

        Each Shareholder may instruct his proxy how to vote his common shares by completing the blanks on the Instrument of Proxy. All common shares represented at the Special Meeting by properly executed proxies will be voted or withheld from voting (including the voting on any ballot), and where a choice with respect to any matter to be acted upon has been specified in the Instrument of Proxy, the common shares represented by the proxy will be voted in accordance with such specification. In the absence of any such specification as to voting on the Instrument of Proxy, the Management Designees (as defined below), if named as proxy, will vote in favour of the matters set out therein. In the absence of any specification as to voting on any other form of proxy, the common shares represented by such form of proxy will be voted in favour of the matters set out therein.

        The enclosed Instrument of Proxy confers discretionary authority upon the Management Designees, or other persons named as proxy, with respect to amendments to or variations of matters identified in the Notice of Meeting and any other matters which may properly come before the Special Meeting. As of the date hereof, the Corporation is not aware of any amendments to, variations of or other matters which may come before the Special Meeting. In the event that other matters come before the Special Meeting, then the Management Designees intend to vote in accordance with the judgment of management of the Corporation.

        Only the enclosed Instrument of Proxy is valid and will be counted. Any forms of proxy mailed April 12, 2018 for a previously scheduled but subsequently canceled May 10, 2018 special meeting are invalid and will not be counted.

Our Common Shares

        Our Shareholders are entitled to one vote at all meetings of Shareholders for each common share held as of the Record Date for the Special Meeting. As of the Record Date for the Special Meeting,                common shares were issued and outstanding.

        Pursuant to the ABCA, the holders of at least two thirds of our common shares present at the Special Meeting in person or by proxy (and assuming a quorum of our outstanding common shares are represented at the Special Meeting in person or by proxy) must vote to approve the domestication proposal. A quorum will be present at the Special Meeting if there are at least two persons present holding or representing by proxy in the aggregate not less than 5% of the common shares entitled to be voted at the Special Meeting.

Appointment and Revocation of Proxies

        Michael Raleigh and, failing him, B. Lane Bond, have been appointed by the Board of Directors to serve as proxies for the Shareholders at the Special Meeting (the "Management Designees"). Shareholders have the right to appoint persons, other than Mr. Raleigh and Mr. Bond, who need not be Shareholders, to represent them at the Special Meeting. To exercise this right, the Shareholder may insert the name of the desired person in the blank space provided in the form of proxy accompanying this Circular or may submit another form of proxy.

        Proxies must be deposited in the manner and by the time specified in the Notice of Special Meeting.

        Common shares represented by properly executed proxies will be voted by the persons appointed to serve as proxies for the Shareholders on any ballot that may be called for, unless the Shareholder has directed otherwise, for the proposal to approve the special resolution authorizing the change of jurisdiction and approval of the certificate of incorporation of Epsilon Energy, Inc. (Proposal 1 in the Notice of Special Meeting) and the adoption of the 2018 Plan (Proposal 2 in the Notice of Special Meeting).

        Each form of proxy confers discretionary authority with respect to amendments or variations to matters identified in the Notice of Special Meeting to which the proxy relates and other matters that may properly come before the Special Meeting. Management knows of no matters to come before the

Special Meeting other than the matters referred to in the Notice of Special Meeting. However, if matters that are not known to management should properly come before the Special Meeting, the proxies will be voted on such matters in accordance with the best judgment of the person or persons voting the proxies.

        A Shareholder who has given a proxy has the power to revoke it by depositing an instrument in writing executed by the Shareholder or by the Shareholder's attorney authorized in writing either at our registered office at any time up to and including the last business day preceding the day of the Special Meeting, or any postponement or adjournment thereof, or with the chairman of the Special Meeting on the day of the Special Meeting or any adjournment thereof, or in any other manner permitted by law. A Shareholder who has given a proxy may also revoke it by signing a form of proxy bearing a later date and depositing it by the time specified in the Notice of Special Meeting or by delivering a written statement revoking the proxy. The written statement must be delivered to the Corporate Secretary of the Corporation at 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060, no later than 5:00 p.m. (Houston, Texas time) on the last business day prior to the date of the Special Meeting or any postponement or adjournment of the Special Meeting, or to the chairman of the Special Meeting on the day of the Special Meeting or any postponement or adjournment thereof.

        Abstentions and broker non-votes will have no effect with respect to the matters to be acted upon at the Special Meeting.

        The Company's four largest shareholders representing roughly 62% of the outstanding shares support the domestication.

 THE DOMESTICATION
(PROPOSAL NO. 1 ON THE NOTICE OF SPECIAL MEETING AND THE ACCOMPANYING PROXY)

General

        The Board of Directors is proposing to change our jurisdiction of incorporation from the Province of Alberta in Canada to the State of Delaware in the United States through a transaction called a "continuance" under Section 189 of the ABCA and a "domestication" under Section 388 of the DGCL (collectively referred to as a "domestication" herein), and approve a new certificate of incorporation to be effective on the date of the domestication. We will become subject to the DGCL on the date of our domestication, but will be deemed for the purposes of the DGCL to have commenced our existence in Delaware on the date we originally commenced our existence in Canada. Under the DGCL, a corporation becomes domesticated in Delaware by filing a certificate of corporate domestication and a certificate of incorporation for the corporation being domesticated. The Board of Directors has unanimously approved our domestication and the related certificate of incorporation of Epsilon Energy, Inc., believes it to be in our best interests, and unanimously recommends approval of the domestication and the approval of the certificate of incorporation of Epsilon Energy, Inc. to our Shareholders.

        The domestication will be effective on the date set forth in the certificate of corporate domestication and the certificate of incorporation, as filed with the office of the Secretary of State of the State of Delaware. Thereafter, we will be subject to the certificate of incorporation filed in Delaware, a copy of which is attached to this Circular as Exhibit C. We will be discontinued in Alberta as of the date shown on the certificate of discontinuance issued by the Director appointed under the ABCA, which we expect to be the date of domestication in Delaware.

        The domestication will not interrupt our corporate existence or operations or the trading markets of our common shares. Each outstanding common share at the time of the domestication will remain issued and outstanding as a share of common stock of Epsilon Energy, Inc. after our corporate existence is continued out of the Province of Alberta in Canada under the ABCA and into the State of Delaware in the United States under the domestication procedures of the DGCL. The common shares will continue to be listed on the Toronto Stock Exchange under the trading symbol "EPS," and we have applied to list our common stock on the Nasdaq Capital Market under the trading symbol EPSN. Upon the listing of our shares on the Nasdaq Capital Market, we intend to apply to delist our shares from the Toronto Stock Exchange.

        We will continue to be subject to the rules and regulations of these exchanges and the obligations imposed by each securities regulatory authority in Canada and the United States, including the SEC. In addition, we will file periodic reports with the SEC pursuant to the Exchange Act. Upon our domestication, our Board of Directors intends to adopt bylaws, copies of which are attached to this Circular as Exhibit D. A copy of Section 191 of the ABCA addressing dissenters' rights in connection with the continuance is attached to this Circular as Exhibit E.

Principal Reasons for the Domestication

        We are pursuing the domestication for a number of reasons. Our domestication is intended to enhance shareholder value over the long-term by, among other things, improving our ability and flexibility to meet future equity and debt financing needs and enhancing the marketability of our capital stock by raising our profile in the United States capital markets. In addition, our corporate offices and operations are located in the United States and a large percentage of our shareholders are located there.

        Our Board of Directors chose the State of Delaware to be our domicile because the DGCL expressly accommodates continuances under Section 189 of the ABCA and because the provisions of the DGCL, specifically those dealing with the duties and obligations of directors of a Delaware corporation, have been interpreted by a substantial body of case law in the Delaware courts.

        In considering its recommendation in favor of the domestication, our Board of Directors weighed the estimated tax liability to us arising from this transaction. See "The Domestication—United States and Canadian Income Tax Considerations." With the assistance of professional advisors, we have reviewed our assets, liabilities, paid-up capital and other tax balances. We estimate that we will incur no tax liability upon our exit from Canada.

Effects of the Domestication

        There are material differences between Alberta corporate law and Delaware corporate law with respect to shareholders rights, and Delaware law may offer shareholders more or less protection depending on the particular matter. A detailed overview of the material differences is set forth below.

        Applicable Law.    As of the effective date of the domestication, our legal jurisdiction of incorporation will be Delaware, and we will no longer be subject to the provisions of the ABCA. All matters of corporate law will be determined under the DGCL. We will retain our original incorporation date in Alberta as our date of incorporation for purposes of the DGCL.

        Assets, Liabilities, Obligations, Etc.    Under Delaware law, as of the effective date of the domestication, all of our assets, property, rights, liabilities and obligations immediately prior to the domestication will continue to be our assets, property, rights, liabilities and obligations. Alberta corporate law will cease to apply to us on the date shown on the certificate of discontinuance to be issued by the Registrar appointed under the ABCA, which we expect to be the date of domestication in Delaware. We will be thereafter become subject to the obligations imposed under Delaware corporate law.

        Business and Operations.    The domestication, if approved, will effect a change in the legal jurisdiction of incorporation as of the effective date of the domestication, but our business and operations will remain the same.

        Officers and Directors.    Our Board currently consists of seven members: John Lovoi, Matthew Dougherty, Adrian Montgomery, Michael Raleigh, Ryan Roebuck, Jacob Roorda, and Tracy Stephens. These directors will continue to serve as directors from and after the effective date of the domestication. Immediately following the domestication, our officers will also be unchanged. Our officers are Michael Raleigh, Chief Executive Officer, Lane Bond, Chief Financial Officer and Henry Clanton, Chief Operating Officer.

Treatment of Outstanding Capital Stock and Options

        The existing share certificates representing our common shares will continue to represent the same number of the same class of our common stock after the domestication without any action on your part. You will not be required to exchange any share certificates. We will only issue new certificates to you representing shares of capital stock of Epsilon Energy, Inc. upon a transfer of your shares or at your request. Holders of our outstanding options will continue to hold the same securities, which will remain exercisable for an equivalent number of shares of the same class of common stock of Epsilon Energy, Inc., for the equivalent exercise price per share, without any action by the holder.

Shareholder Approval

        The domestication is subject to various conditions, including approval of the special resolution authorizing the domestication and the approval of the certificate of incorporation of Epsilon Energy, Inc. by our Shareholders at the Special Meeting. A copy of the special resolution is attached to this Circular as Exhibit A. Under the ABCA, the change of jurisdiction requires affirmative votes, whether in person or by proxy, of at least two thirds of the votes cast by the holders of our common shares at the Special Meeting where a quorum is present, being at least two persons present holding or representing by proxy in the aggregate not less than 5% of the common shares entitled to be voted at the Special Meeting. Assuming we receive the requisite Shareholder approval for the domestication, our Board of Directors will retain the right to terminate or abandon the domestication if it determines that consummating the domestication would be inadvisable or not in our best interests, or if all of the respective conditions to consummation of the domestication have not occurred. There are no time limits on the duration of the authorization resulting from a favorable shareholder vote.

Regulatory and Other Approvals

        The change of jurisdiction is subject to the authorization of the Registrar of corporations appointed under the ABCA. The Registrar is empowered to authorize the change of jurisdiction if, among other things, the Registrar is satisfied that the change of jurisdiction will not adversely affect our creditors or Shareholders.

        Subject to the authorization of the continuance by the Registrar appointed under the ABCA and the approval of our Shareholders, we anticipate that we will file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware pursuant to the DGCL promptly following the Special Meeting, and that we will be domesticated in Delaware on the effective date of such filings. Promptly thereafter, we intend to give notice to the Registrar appointed under the ABCA that we have been domesticated under the laws of the State of Delaware and request that the Registrar of Corporations appointed under the ABCA issue us a certificate of discontinuance bearing the same date as the date of effectiveness of our certificate of corporate domestication and certificate of incorporation by the Secretary of State of the State of Delaware.

Comparison of Shareholder Rights

        The principal attributes of our capital stock before and after domestication are comparable; however, there will be material differences in the rights of our Shareholders under Delaware law.

        On the effective date of the domestication, we will be deemed, for purposes of the DGCL, to have been incorporated under the laws of the State of Delaware from our inception and we will be governed by the Delaware certificate of incorporation filed with the certificate of corporate domestication. Differences between Alberta corporate law and Delaware corporate law and between our current articles of incorporation and bylaws and the proposed Delaware certificate of incorporation and bylaws will result in various changes in the rights of our shareholders. The following summary comparison highlights provisions of applicable Alberta corporate law and our current Alberta articles of incorporation and bylaws and Delaware corporate law and the proposed certificate of incorporation and bylaws of Epsilon Energy, Inc. The proposed certificate of incorporation and bylaws of Epsilon Energy, Inc. are attached to this Circular as Exhibit C and Exhibit D, respectively. This summary is qualified in its entirety by our governing corporate instruments.

        Capital Structure.    Under our current Alberta articles of incorporation, we have the authority to issue an unlimited number of common shares and an unlimited number of preferred shares. Under Alberta law, there is no franchise tax on our authorized capital stock. Under our proposed Delaware certificate of incorporation, Epsilon Energy, Inc. will have the authority to issue a total of 160,000,000 shares of capital stock, consisting of 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Pursuant to Delaware law, Epsilon Energy, Inc. will initially be required to pay an annual corporate franchise tax of approximately $200,000 in order to maintain its good standing as a Delaware corporation. The amount of that annual franchise tax could change if Epsilon Energy, Inc.'s capital structure changes.

        Shareholder Approval; Vote on Extraordinary Corporate Transactions.    Under the ABCA, certain extraordinary corporate actions, such as a name change, amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all, or substantially all, of the property of a corporation (other than in the ordinary course of business), and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court), are required to be approved by a "special resolution" of shareholders.

        A "special resolution" is a resolution (1) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (2) signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights (unless in certain cases the share provisions with respect to such class or series of shares provide otherwise).

        Under the DGCL, the affirmative vote of the holders of two thirds of the outstanding stock entitled to vote thereon (or the affirmative vote of the holders of a majority of such outstanding stock, if a statement to that effect was included in the articles at the time they were initially filed or is included in an amendment to the articles approved by the affirmative vote of the holders of two thirds of the then-outstanding stock entitled to vote thereon) is required to authorize any merger, share exchange, consolidation, dissolution, or sale of all or substantially all of the assets of the corporation, except that, unless required by its certificate of incorporation: no authorizing shareholder vote is required to approve a plan of merger or share exchange if (i) the articles of incorporation of the surviving corporation will not differ from the corporation's articles (other than certain inconsequential differences), (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the transaction will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the transaction, (iii) the number of voting shares outstanding immediately after the transaction plus the number of voting shares issuable as a result of the transaction, either by conversion or upon the exercise of rights and warrants issued pursuant to the transaction, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the transaction, and (iv) the number of participating shares (defined to mean shares that entitled their shareholders to participate without limitation in dividends) outstanding immediately after the transaction plus the number of participating shares issuable as a result of the transaction, either by the conversion or upon the exercise of rights and warrants issued pursuant to the transaction, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the transaction. In certain cases, a plan of merger or share exchange is also required to be approved separately by the holders of a class or series of shares.

        Amendments to the Governing Documents.    Under the ABCA, amendments to the articles of incorporation generally requires approval by special resolution of the voting shares. If the proposed amendment would affect a particular class of securities in certain specified ways, the holders of shares of that class would be entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carry the right to vote.

        The ABCA allows the directors, by resolution, to make, amend or repeal any bylaws that regulate the business or affairs of the corporation. When directors make, amend or repeal a bylaw, they are required under the ABCA to submit the change to shareholders at the next meeting of shareholders.

Shareholders may confirm, reject or amend the bylaw, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution. If a bylaw, or an amendment or a repeal of a bylaw, is rejected by the shareholders, or if the directors do not submit a bylaw, or an amendment or a repeal of a bylaw, to the shareholders, the bylaw, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

        Under the DGCL, the Board of Directors must first recommend the amendment to the articles of incorporation to the shareholders unless the board determines that, because of conflict of interest or other special circumstances, it cannot make a recommendation. Unless a greater level of approval is required by the articles or by the board (which can condition its submission of a proposed amendment on any basis), the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' appraisal rights and (ii) a majority of the votes cast by any other voting group entitled to vote on the amendment.

        The DGCL also provides that the Board of Directors may amend or repeal a corporation's bylaws unless the articles of incorporation reserve the power exclusively to the shareholders in whole or in part or unless the shareholders, in amending, adding or repealing a particular bylaw, provide expressly that the board may not amend or repeal that bylaw. The foregoing notwithstanding, the shareholders may amend or repeal a corporation's bylaws even though the bylaws may also be amended or repealed by the Board of Directors. The proposed bylaws of Epsilon Energy, Inc. are consistent with these DGCL provisions.

        Place of Meetings.    Pursuant to the ABCA, if the articles of the corporation so provide, meetings of shareholders may be held outside of Alberta. The Corporation's current articles provide that meetings of shareholders may be held outside of Alberta at any place within Canada or the United States as the Board so determines.

        The DGCL provides that meetings of the stockholders be held at any place in or outside of Delaware designated by, or in the manner provided in, the certificate of incorporation or bylaws. The proposed bylaws of Epsilon Energy, Inc. provide that meetings of the stockholders will be held at any place designated by the Board of Directors.

        Quorum of Shareholders.    The ABCA provides that, unless the bylaws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. The current bylaws provide that a quorum is present if there are at least two persons present holding or representing by proxy in the aggregate not less than 5% of the share entitled to be voted at the meeting.

        Under the DGCL, the certificate of incorporation or bylaws may specify the required quorum, but generally a quorum may consist of not less than one third of the total voting power. The proposed bylaws of Epsilon Energy, Inc. provide that the holders of not less than one third of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum at a meeting of stockholders.

        Calling Meetings.    The ABCA provides that the directors shall call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting, and may at any time call a special meeting of shareholders. The registered holders or beneficial owners of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition, but the beneficial owners of shares do not hereby acquire the direct right to vote at the meeting that is the subject of the requisition.

        The DGCL provides that a special meeting of the stockholders may be called by the Board of Directors or by any person or persons as may be authorized by the certificate of incorporation or bylaws. The proposed bylaws of Epsilon Energy, Inc. provide that a special meeting of stockholders may be called by the directors, by the chairman or by the president and chief executive officer.

        Shareholder Consent in Lieu of Meeting.    Under the ABCA, a resolution in writing signed by all of the shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders. Under the DGCL, unless otherwise limited by the certificate of incorporation, stockholders may act by written consent without a meeting if holders of outstanding stock representing not less than the minimum number of votes that would be necessary to take the action at an annual or special meeting execute a written consent providing for the action. The proposed bylaws of Epsilon Energy, Inc. specifically allow the shareholders to take action by written resolution.

        Director Election, Qualification and Number.    The ABCA provides for the election of directors by a majority of votes cast at an annual meeting of shareholders. The ABCA states that a corporation shall have one or more directors but a distributing corporation whose shares are held by more than one person shall have not fewer than 3 directors, at least 2 of whom are not officers or employees of the corporation or its affiliates. Additionally, at least one fourth of the directors must be Canadian residents unless the corporation has fewer than four directors, in which case at least one director must be a Canadian resident.

        The DGCL has no similar requirements; however, the governance standards of both the Nasdaq Capital Market and the Toronto Stock Exchange require a majority of a listed company's directors to be independent. The proposed bylaws of Epsilon Energy, Inc. prescribe a minimum of 7 and a maximum of 7 directors.

        Vacancies on Board of Directors.    Under the ABCA, a vacancy among the directors created by the removal of a director may be filled at a meeting of shareholders at which the director is removed. The ABCA also allows a vacancy on the board to be filled by a quorum of directors, except when the vacancy is a result of a failure to elect the number or minimum number of directors required by the articles. In addition, the ABCA authorizes the directors to, if the articles so provide, between annual general meetings, appoint one or more additional directors of the corporation to serve until the next annual general meeting, so long as the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the corporation.

        Delaware law provides that a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

        Removal of Directors; Terms of Directors.    Under the ABCA, provided that the articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an "ordinary resolution" at a meeting of the shareholders of that class or series.

        An "ordinary resolution" means a resolution (1) passed by a majority of the votes cast by the shareholders who voted in respect of that resolution, or (2) signed by all the shareholders entitled to vote on that resolution.

        Delaware law provides that, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

        Fiduciary Duty of Directors.    Directors of a corporation incorporated under the ABCA have fiduciary obligations to the corporation. The ABCA requires directors and officers of an Alberta corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        The fiduciary obligations of directors of corporations incorporated or organized under the DGCL are more expansive and run not just to the corporation but to the corporation's shareholders. These obligations fall into two broad categories: a duty of care and a duty of loyalty. The duty of care requires a director to act in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she believes to be in the best interests of the corporation. It is qualified by the business judgment rule, which protects a disinterested director from personal liability to the corporation and its shareholders if the director acted in good faith, was reasonably informed and rationally believed the action taken was in the best interests of the corporation. The duty of loyalty requires directors to exercise their powers in the interests of the corporation and not in the directors' own interests or in the interest of another person (including a family member) or organization. Stated more simply, the duty of loyalty precludes directors from using their corporate position to make a personal profit or gain, or for other personal advantage.

        The personal liability of a director under the DGCL for breach of his or her fiduciary duty is expansive and can be established by the corporation, through a derivative action brought on behalf of the stockholders, or by an aggrieved stockholder, in a separate action. The proposed certificate of incorporation of Epsilon Energy, Inc. seeks to limit such personal liability; however, these limitations are not effective with respect to the following proscribed conduct under the DGCL:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  an unlawful payment of a dividend or an unlawful stock purchase or redemption; and

  •
  any transaction from which the director derived an improper personal benefit.

        Indemnification of Officers and Directors.    Under the ABCA and pursuant to the Corporation's current bylaws, the Corporation will indemnify present or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment that is reasonably incurred by the individual in relation to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us. In order to qualify for indemnification such directors or officers must:

  1)
  have acted honestly and in good faith with a view to the best interests of the corporation; and

  2)
  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his conduct was lawful.

        The Corporation currently carries liability insurance for the Corporation's and its subsidiaries' officers and directors. This will continue following the domestication.

        The ABCA also provides that such persons are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and otherwise meets the qualifications for indemnity described above.

        Delaware law permits a corporation to indemnify its present or former directors and officers, employees and agents made a party, or threatened to be made a party, to any third-party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person:

  •
  acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

  •
  with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

        In a derivative action, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors, officers, employees and agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. However, in such a case, no indemnification shall be made if the person is adjudged liable to the corporation, unless and only to the extent that, the court in which the action or suit was brought or the Chancery Court of the State of Delaware shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability to the corporation.

        The DGCL allows the corporation to advance expenses before the resolution of an action, if in the case of current directors and officers, such persons agree to repay any such amount advanced if they are later determined not to be entitled to indemnification. The proposed bylaws of Epsilon Energy, Inc. generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under the DGCL; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the Board of Directors authorizes such action. Following the domestication, Epsilon Energy, Inc. will carry liability insurance for its and its subsidiaries' officers and directors.

        Dissent or Dissenters' Appraisal Rights.    The ABCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and demand payment for the fair value of their shares in connection with specified matters, including, among others:

  •
  an amendment to our articles of incorporation to add, change or remove any provisions restricting the issue or transfer of shares;

  •
  amend our articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on;

  •
  any amalgamation with another corporation (other than with certain affiliated corporations);

  •
  a continuance under the laws of another jurisdiction; and

  •
  a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business.

        However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

        The DGCL grants the holder of any class or series of shares to dissent from and obtain payment of the fair value of his shares with respect to any plan of merger to which the corporation is a party (other than mergers with certain subsidiary corporations) requiring shareholder approval; any plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; the sale or exchange of all or substantially all of the property of the corporation other than in the normal course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan through which all of the net proceeds of sale will be distributed to the shareholders within one year; an amendment to the articles that materially and adversely affects the dissenting shareholder because it (i) alters or abolishes a preferential right, (ii) creates, alters or abolishes a right in respect of redemption, (iii) alters or abolishes a preemptive right, (iv) excludes or limits the right of shares to be voted on any matter or to accumulate votes, or (v) reduces the number of shares owned by a shareholder to a fractional share if the fractional share so created is to be acquired for cash; and any corporate action taken pursuant to a shareholder vote to the extent the articles, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

Oppression Remedy.

        The ABCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any security holder, creditor, director or officer of the corporation if an application is made to a court by a "complainant."

        A "complainant" with respect to a corporation means any of the following:

  •
  a present or former registered holder or beneficial owner of a security of the corporation or any of its affiliates,

  •
  a present or former director or officer of the corporation or of any of its affiliates,

  •
  a creditor in respect of an application under a derivative action; or

  •
  any other person who, in the discretion of the court, is a proper person to make the application.

        The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights.

        The DGCL does not contain a similar remedy, although causes of action seeking to obtain comparable remedies can be asserted against a corporation and its affiliates under any of several common law theories.

        Derivative Actions.    Under the ABCA, a complainant may also apply to the court for permission to bring an action in the name of, and on behalf of, the corporation, or to intervene in an existing action to which the corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing an action on the corporation's behalf or on behalf of its subsidiary. Under the ABCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

  (1)
  the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action,

  (2)
  the complainant is acting in good faith, and

  (3)
  it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

        Under the ABCA, the court in a derivative action may make any order it sees fit including orders pertaining to the control or conduct of the lawsuit by the complainant or the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

        Similarly, under Delaware law a stockholder may bring a derivative action on behalf of the corporation to enforce a corporate right, including the breach of a director's duty to the corporation. Delaware law requires that the plaintiff in a derivative suit be a stockholder of the corporation at the time of the wrong complained of and remain so throughout the duration of the suit; that the plaintiff make a demand on the directors of the corporation to assert the corporate claim unless the demand would be futile; and that the plaintiff is an adequate representative of the other stockholders.

        Business Combinations.    Section 203 of the DGCL provides, with some exceptions, that a Delaware corporation may not engage in any business combination with a person, or an affiliate or associate of such person, who is an interested stockholder for three years from the time that person became an interested stockholder unless:

  •
  the board of directors approved the transaction before the "interested stockholder" obtained such status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of a Delaware corporation's outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

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  on or subsequent to such date, the business combination or merger is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the "interested stockholder."

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock.

        A corporation may, at its option, exclude itself from the coverage of Section 203 by an appropriate provision in its certificate of incorporation. The proposed certificate of incorporation of Epsilon Energy, Inc. does not contain such an exclusion from Section 203 of the DGCL.

        Although there is no comparable provision relating to business combinations under the ABCA, restrictions on business combinations do exist under applicable Canadian provincial securities laws. Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions ("MI 61-101") which is applicable to reporting issuers in Ontario, including the Corporation, contains detailed requirements in connection with "related party transactions." A "related party transaction" as defined under MI 61-101 means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. A "related party" as defined in MI 61-101 includes (1) directors and senior officers of the issuer; (2) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities; and

(3) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

        MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy circular sent to securityholders in connection with a related party transaction where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

        Examination of Corporate Records.    Under the ABCA, upon payment of a reasonable fee, a person is entitled during usual business hours to examine certain corporate records, such as the securities register and a list of shareholders, and to make copies of or extracts from such documents.

        Under Delaware law, for any proper purpose, shareholders have the right to inspect, upon written demand under oath stating the purpose for such inspection, the corporation's stock ledger, list of stockholders and other specified books and records, and to make copies or extracts of the same. A proper purpose means a purpose reasonably related to a person's interest as a stockholder.

        Anti-Takeover Effects.    Some powers granted to companies under Delaware law may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

  •
  implement a staggered board of directors, which prevents an immediate change in control of the board;

  •
  require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

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  only allow the board of directors to call a special meeting of stockholders, which may deny a raider the ability to call a meeting to make disruptive changes;

  •
  eliminate stockholders' action by written consent, which would require a raider to attend a meeting of stockholders to approve any proposed action by the corporation;

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  remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal;

  •
  provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a raider, would control vacant board positions;

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  provide for supermajority voting in some circumstances, including mergers and certificate of incorporation amendments; and

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  issue "blank check" preferred stock, which may be used to make a corporation less attractive to a raider.

        The proposed certificate of incorporation and bylaws of Epsilon Energy, Inc. include the following provisions, which may discourage a hostile takeover attempt:

  •
  a requirement that stockholders provide prior notice to nominate directors;

  •
  prohibitions on the ability of stockholders to call a special meeting of stockholders;

  •
  provisions that give the board of directors the authority to determine the number of directors and fill vacancies on the board of directors; and

  •
  provisions that give the board of directors the authority to issue preferred stock having rights, privileges, limitations and other characteristics that are established by the board of directors without shareholder approval.

        The ABCA does not restrict related party transactions; however, in Canada, takeovers and other related party transactions are addressed in provincial securities legislation and policies which may apply to us, including MI 61-101, as discussed above. In addition, neither the ABCA nor our articles restrict us from adopting a shareholder rights plan or a "poison pill" but the application and enforceability of such measures for Canadian issuers differ from those in effect for their Delaware counterparts.

        Exclusive Forum Provision.    Under our current Alberta articles of incorporation, we have not placed any restrictions on the forum in which certain actions may be brought. The proposed certificate of incorporation of Epsilon Energy Inc. provides that, unless Epsilon Energy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents to it or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, its proposed certificate of incorporation or proposed bylaws, or (iv) any action asserting a claim against it that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.

Other Important Ownership and Exchange Controls

        There is no limitation imposed by applicable Alberta law or by our articles on the right of a non-resident to hold or vote our common shares, other than as discussed herein.

        Competition Act.    Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

        This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of voting our shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period.

        Investment Canada Act.    The Investment Canada Act requires each "non-Canadian" (as defined in the Investment Canada Act) who acquires "control" of an existing "Canadian business", where the acquisition of control is not a reviewable transaction, to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of "net benefit to Canada" taking into account certain factors set out in the Investment Canada Act.

        Under the Investment Canada Act, an investment in our common shares by a non-Canadian who is a World Trade Organization member country investor, including a United States investor would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and the enterprise value of our assets (as determined pursuant to the Investment Canada Act) was equal to or greater than $600 million. The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

        Under the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to "acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada." No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be "injurious to national security." The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. Review on national security grounds is at the discretion of the Canadian government, and may occur on a pre- or post-closing basis.

        Certain transactions relating to our common shares will generally be exempt from the Investment Canada Act, subject to the federal government's prerogative to conduct a national security review, including:

  (1)
  the acquisition of our common shares by a person in the ordinary course of that person's business as a trader or dealer in securities;

  (2)
  the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

  (3)
  the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our common shares, remains unchanged.

        Other.    There is no law, governmental decree or regulation in Alberta that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by us to non-resident holders of our common shares, other than withholding tax requirements.

Proposed Certificate of Incorporation and Bylaws of Epsilon Energy, Inc.

        We have included provisions in the proposed certificate of incorporation and bylaws of Epsilon Energy, Inc. that do not simply reflect the default provisions of Delaware law. They are as follows:

        "Blank-Check" Preferred Stock Issuance Authority for Board of Directors.    Under Delaware law, the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock must be set forth in the certificate of incorporation, or, if authority is vested in the Board of Directors by the certificate of incorporation, in the resolutions providing for the issuance of such series of preferred stock. The proposed certificate of incorporation of Epsilon Energy, Inc.

contains a provision granting its Board of Directors the authority to fix by resolution the rights, preferences, limitations and other characteristics in respect of any series of preferred stock.

        Increase or Decrease in Amount of Authorized Stock.    Under Delaware law, the holders of outstanding shares of a class of stock are entitled to vote as a class on a proposed amendment to increase or decrease the number of authorized shares of such class unless the certificate of incorporation provides that such number of shares may be increased or decreased by the affirmative vote of holders of a majority of the voting power of the outstanding stock entitled to vote.

        The proposed certificate of incorporation of Epsilon Energy, Inc. contains such a provision and requires the vote of the holders of a majority of the voting power of all of its outstanding stock entitled to vote to increase or decrease the aggregate number of authorized shares of any class of stock.

        Bylaws.    Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, the holders of a majority in voting power of the shares present at a meeting of stockholders have the power to adopt, amend or repeal the bylaws of the corporation. In addition, if the certificate of incorporation so provides, the Board of Directors also has the power to adopt, amend or repeal the bylaws. The proposed certificate of incorporation of Epsilon Energy, Inc. provides that the Board of Directors has the power to make, alter or repeal the bylaws. Additionally, the proposed bylaws of Epsilon Energy, Inc. provide that a majority in outstanding voting power of the shares entitled to vote shall have the power to adopt, amend or repeal the bylaws.

        Stockholder Action by Written Consent.    Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, stockholders representing a majority of the outstanding voting power of a corporation entitled to vote on a matter may act by written consent. The proposed certificate of incorporation of Epsilon Energy, Inc. will allow action by written consent of the stockholders.

        Presentation of Nominations and Proposals at Meetings of Stockholders.    The DGCL does not specify whether or how stockholders can nominate directors or submit other proposals for consideration at meetings of stockholders. The proposed bylaws of Epsilon Energy, Inc. contain procedures governing stockholder nominations To nominate an individual to the Board of Directors of Epsilon Energy, Inc. at an annual or special stockholders meeting, or to present other proposals at an annual meeting, a stockholder must provide advance notice to Epsilon Energy, Inc., in the case of an annual meeting, not fewer than 90 days nor more than 120 days prior to the first anniversary of the date of Epsilon Energy, Inc.'s annual meeting for the preceding year and, in the case of a special meeting, not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

        Number of Directors.    Under Delaware law, the number of directors is fixed by, or in the manner provided in, the bylaws of a corporation, unless the certificate of incorporation fixes the number of directors. The proposed bylaws of Epsilon Energy, Inc. provides that the number of directors must be set by a resolution adopted by a majority of the authorized number of directors. The proposed bylaws of Epsilon Energy, Inc. provide that the number of directors on the Board of Directors may not be less than five nor more than seven.

        Vacancies and Newly Created Directorships.    Under Delaware law, vacancies and newly created directorships may be filled by a majority of directors then in office unless the certificate of incorporation or the bylaws otherwise provide. The proposed bylaws of Epsilon Energy, Inc. provide that any vacancies and newly created directorships on the Board of Directors may be filled by a majority of the directors then in office.

Dissenting Rights of Shareholders

        A registered Shareholder has the right to dissent (a "Dissenting Shareholder") to the domestication pursuant to Section 191 of the ABCA. The following description of the right to dissent and appraisal to which Dissenting Shareholders are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such Dissenting Shareholder's common shares, and is qualified in its entirety by the reference to the full text of Section 191 of the ABCA, the text of which is attached at Exhibit E. A Dissenting Shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of Section 191 of the ABCA. Failure to strictly comply with the provisions of Section 191 of the ABCA and to adhere to the procedures established therein may result in the loss of all rights thereunder.

        Under the ABCA, a registered holder of common shares is entitled, in addition to any other right such holder may have, to dissent and to be paid by the Corporation the fair value of the common shares held by such Dissenting Shareholder in respect of which such Dissenting Shareholder dissents, determined as of the close of business on the last business day before the day on which the special resolution approving the domestication was adopted. A registered Shareholder may dissent only with respect to all of the common shares held by such registered holder or on behalf of any one beneficial owner and registered in the Dissenting Shareholder's name. Only registered Shareholders may dissent. Persons who are beneficial owners of common shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that they may only do so through the registered owner of such securities. A registered holder, such as a broker, who holds common shares as nominee for beneficial holders, some of whom wish to dissent, must exercise dissent rights on behalf of such beneficial owners with respect to the common shares held for such beneficial owners. In such case, the demand for dissent should set forth the number of common shares covered by it.

        A Dissenting Shareholder must send to the Corporation a written objection to the special resolution to approve the domestication at or prior to the Meeting.

        A registered Shareholder wishing to exercise the right to dissent with respect to such holder's common shares must not vote such common shares at the Meeting, either by the submission of a proxy or by personally voting, in favour of the special resolution approving the domestication.

        An application may be made to the Alberta Court of Queen's Bench (the "Court") by the Corporation or by a Dissenting Shareholder after the adoption of the special resolution approving the domestication to fix the fair value of the Dissenting Shareholder's common shares. If such an application to the Court is made by the Corporation or a Dissenting Shareholder, the Corporation must, unless the Court otherwise orders, send to each Dissenting Shareholder a written offer to pay the Dissenting Shareholder an amount considered by the Corporation's Board of Directors to be the fair value of the common shares. The offer, unless the Court otherwise orders, will be sent to each Dissenting Shareholder at least 10 days before the date on which the application is returnable, if the Corporation is the applicant, or within 10 days after the Corporation is served with notice of the application, if a Dissenting Shareholder is the applicant. The offer will be made on the same terms to each Dissenting Shareholder and will be accompanied by a statement showing how the fair value was determined.

        A Dissenting Shareholder may make an agreement with the Corporation for the purchase of such holder's common shares in the amount of the offer made by the Corporation (or otherwise) at any time before the Court pronounces an order fixing the fair value of the common shares.

        A Dissenting Shareholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the common shares of all

Dissenting Shareholders who are parties to the application, giving judgment in that amount against the Corporation and in favour of each of those Dissenting Shareholders, and fixing the time within which the Corporation must pay that amount payable to the Dissenting Shareholders. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date on which the Dissenting Shareholder ceases to have any rights as a Shareholder of the Corporation, until the date of payment.

        On the domestication becoming effective, or upon the making of an agreement between the Corporation and the Dissenting Shareholder as to the payment to be made by the Corporation to the Dissenting Shareholder, or upon the pronouncement of a Court order, whichever first occurs, the Dissenting Shareholder will cease to have any rights as a Shareholder of the Corporation other than the right to be paid the fair value of such holder's common shares, in the amount agreed to between the Corporation and the Dissenting Shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Dissenting Shareholder may withdraw the Dissenting Shareholder's dissent, and the dissent and appraisal proceedings in respect of that Dissenting Shareholder will be discontinued.

        All common shares held by Dissenting Shareholders who exercise their right to dissent will, if the holders are ultimately paid the fair value thereof, be deemed to be transferred to the Corporation in exchange for such fair value.

        THIS IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE ABCA. THEY ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE ABCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTION 191 OF THE ABCA IS ATTACHED HEREIN AS EXHIBIT E AND IS INCORPORATED HEREIN BY REFERENCE.

Accounting Treatment of the Domestication

        Our domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of Epsilon Energy, Inc. will be reflected at their carrying value to us.

United States and Canadian Income Tax Considerations

        The domestication may have income tax consequences in both the United States and Canada. The material tax consequences of the domestication to us and our current shareholders are summarized below.

        On December 22, 2017, the United States enacted tax reform legislation commonly known as the Tax Cuts and Jobs Act (the "Act"), resulting in significant modifications to existing law. The Company has incorporated the accounting for the effects of the Act during 2017. As such, our financial statements for the year ended December 31, 2017 reflect certain effects of the Act which includes a reduction in the corporate tax rate from 35% to 21% effective January 1, 2018.

United States Federal Income Tax Consequences.

        The following discussion sets forth certain material U.S. federal income tax consequences of the domestication to Epsilon Energy Ltd., the Alberta corporation (hereinafter referred to as the "Corporation"), and the U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of its common shares, as well as certain of the expected material U.S. federal income and estate tax consequences of the ownership and disposition of the shares of common stock of Epsilon Energy, Inc., the Delaware corporation. Legal conclusions contained in this section, unless otherwise noted, are the opinion of DLA Piper LLP (US), U.S. tax counsel to the Corporation.

        This discussion does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In particular, this description of U.S. federal tax consequences does not address the tax treatment of special classes of holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, regulated investment companies, controlled foreign corporations, passive foreign investment companies, investors in pass-through entities and the applicable pass-through entity, including partnerships and Subchapter S corporations holding shares of our common stock, persons holding shares of our common stock as part of a hedging or conversion transaction or as part of a "straddle," United States expatriates, holders who acquired their common shares in the Corporation pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan and holders who exercise dissent rights. We assume in this discussion that you hold our common stock as a capital asset within the meaning of the Code. This discussion is based on current provisions of the Code, United States Treasury Regulations, judicial opinions, published positions of the United States Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this Circular and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not give a detailed discussion of any state, local or foreign tax considerations. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of the common stock of the Corporation and Epsilon Energy, Inc., the Delaware corporation, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction or under any applicable tax treaty.

        As used in this summary, the term "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is taxable in the United States regardless of its source; or

  •
  a trust, the administration of which is subject to the primary supervision of a United States Court and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        A beneficial owner of our common stock who is not a U.S. Holder is referred to below as a "Non-U.S. Holder."

        If a partnership (including for this purpose any other entity, either organized within or without the United States, that is treated as a partnership for U.S. federal income tax purposes) holds the shares, the tax treatment of a partner as a beneficial owner of the shares, generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships also generally are subject to special U.S. federal income tax documentation requirements.

        Code Section 368 Reorganization Provisions.    The change in our place of incorporation should constitute a reorganization within the meaning of Code Section 368(a)(1)(F), which we refer to as an F Reorganization, and generally will not represent a taxable transaction to the Corporation for U.S. federal income tax purposes, provided that holders of not more than 1% of the Corporation's common shares entitled to vote on the transaction elect to exercise their dissenters' rights ("Dissenting Shareholders"). Under IRS guidance, if holders of less than 1% of the Corporation's common shares entitled to vote on the domestication exercise their dissenters rights, the domestication would qualify as an F Reorganization.

        If the domestication does not qualify as an F Reorganization for the reason stated above, it should qualify as a tax-free transaction to the Corporation under Code Section 368(a)(1)(D) of the Code, which we refer to as a D Reorganization, unless the Corporation is required to use an amount of its assets to satisfy claims of Dissenting Shareholders which would prevent the Corporation from transferring substantially all of its assets to Epsilon Energy, Inc., the Delaware corporation. Historically, for advance ruling purposes, the IRS defines "substantially all" to mean 70% of the fair market value of gross assets, and at least 90% of the fair market value of net assets of such entity. In determining if Epsilon Energy, Inc. acquires "substantially all" of the assets of the Corporation, payments of cash by the Corporation to Dissenting Shareholders will not be considered assets acquired by Epsilon Energy, Inc. The Corporation will satisfy the "substantially all" test unless it is required to pay to Dissenting Shareholders more than 30% of the fair market value of its gross assets or more than 10% of the fair market value of its net assets. The Corporation believes that the amount it may be required to pay to Dissenting Shareholders will not prevent it from transferring "substantially all" of its assets to Epsilon Energy, Inc. within the meaning of the IRS ruling guidelines.

        The Corporation believes based on all relevant facts that the domestication qualifies as a tax-free reorganization. However, to the extent the Corporation owns any United States real property interest, as that term is defined in Code Section 897(c)(1), the Corporation may recognize gain to the extent the fair market value of such interest exceeds the Corporation's adjusted tax basis in such interest, regardless of whether the transaction qualifies as an F Reorganization or a D Reorganization.

        In the event the domestication does not qualify as a tax-free reorganization, a U.S. Holder would recognize gain or loss with respect to his common shares of the Corporation equal to the difference between the shareholder's basis in his shares of the Corporation and the fair market value, as of the effective time of the domestication, of the Epsilon Energy, Inc. shares received in the exchange. In such event, a U.S. Holder's aggregate basis in the Epsilon Energy, Inc. shares received in the exchange would equal its fair market value and such shareholder's holding period would begin the day after the domestication.

        Effects of Code Section 367.    Code Section 367 applies to certain non-recognition transactions involving foreign corporations. When it applies, Code Section 367 has the effect of imposing income tax on U.S. Holders in connection with transactions that would otherwise be tax free. Code Section 367 would apply to the domestication under the circumstances discussed below.

        U.S. Holders who own, directly or by attribution, 10% or more of the voting power of the Corporation's common shares or 10% or more of the total value of shares of all classes of our stock, which we refer to as 10% Shareholders, would be required to recognize a deemed dividend on the domestication equal to the "all earnings and profits amount," as determined under Section 1.367(b)-2 of the Treasury Regulations, attributable to their shares in the Corporation.

        A U.S. Holder that is not a 10% Shareholder is not required to include the "all earnings and profits amount" attributable to such U.S. Holder's shares in the Corporation in income as a deemed dividend. Instead, absent making the Deemed Dividend Election discussed below, such U.S. Holder must recognize gain (but not loss) on his or her shares if such shares have a fair market value of $50,000 or more on the date of the exchange and the fair market value of Epsilon Energy, Inc. stock received in the exchange exceeds the U.S. Holder's tax basis of the shares of the Corporation surrendered in the exchange. However, such U.S. Holder can make the Deemed Dividend Election to include in income as a deemed dividend on the domestication an amount equal to the "all earnings and profits amount" attributable to the shares owned by such U.S. Holder in the Corporation. If a U.S. Holder makes such an election, then such holder does not recognize any gain on the exchange.

        A Deemed Dividend Election can be made only if the Corporation provides the U.S. Holder the information to substantiate the "all earnings and profits amount" attributable to such U.S. Holder's shares in the Corporation and the U.S. Holder elects and files certain notices with his or her U.S. federal income tax return for the year in which the exchange occurred. U.S. Holders should consult their own tax advisors regarding whether to make the Deemed Dividend Election and, if advisable, the appropriate filing requirements with respect to this election.

        A U.S. Holder that is not a 10% Shareholder and owns shares in the Corporation with a fair market value of less than $50,000 on the day of the exchange is not subject to income tax on the domestication.

        The term "all earnings and profits amount" as defined under Treasury Regulations Section 1.367(b)-2(d) means the net positive earnings (if any) of a foreign corporation that are determined according to principles substantially similar to those applicable to domestic corporations, but taking certain modifications into account.

        Based on all available information, we believe that no U.S. Holder should have a positive "all earnings and profits amount" attributable to such U.S. Holder's shares of the Corporation, and therefore no 10% Shareholder or U.S. Shareholder who makes a Deemed Dividend Election should be required to include any such amount in income on the domestication. Our belief with respect to the "all earnings and profits amount" results from calculations performed by our accounting firm based on information provided to them by us.

        Based on our limited activity at the holding company level and the size of our existing earnings and profits deficit, we believe that no U.S. shareholder should have a positive "all earnings and profits amount" attributable to such shareholder's shares in the Corporation, and accordingly no 10% Shareholder or U.S. shareholder who makes a Deemed Dividend Election should be subject to tax under Code Section 367 on the domestication. However, no assurance can be given that the IRS will agree with us. If it does not agree, then a U.S. shareholder may be subject to adverse U.S. federal income tax consequences. Further, DLA Piper LLP (US) expresses no opinion as to whether any U.S. shareholder would or would not have a positive "all earnings and profits amount" attributable to such shareholder's shares in the Corporation.

        Passive Foreign Investment Company Considerations.    In addition to the discussion under the heading "Effects of Code Section 367" above, the domestication might be a taxable event to U.S. Holders if the Corporation is or ever was a passive foreign investment company, or a PFIC, under Code Section 1297, provided that Code Section 1291(f) is currently effective.

        Generally, a foreign corporation is a PFIC for a given taxable year if either 75% or more of its gross income for such year is passive income or 50% or more (based on a quarterly average) of the value of its assets held by the corporation either produce passive income or are held to produce passive income. Passive income includes dividends, interest, rents and royalties, but excludes rents and royalties that are derived in the active conduct of a trade or business and that are received from an unrelated person, as well as interest, dividends, rents and royalties received from a related person that are allocable to income of such related person other than passive income. For purposes of the PFIC income test and asset test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. If a foreign corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in the foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC with respect to that stockholder. The Corporation believes that it is not and has never been a PFIC. Accordingly, the domestication should not be a taxable event for any U.S. Holder based on an application of the PFIC rules. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Hence, the IRS might not agree that the Corporation is not a PFIC. Further, DLA Piper LLP (US) expresses no opinion as to whether the Corporation is or is not a PFIC.

        Code Section 1291(f) generally requires that, to the extent provided in United States Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations have been promulgated under Code Section 1291(f). Proposed Treasury Regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these Treasury Regulations would generally require gain recognition by United States persons exchanging common shares of the Corporation for common stock of Epsilon Energy, Inc., if the Corporation were classified as a PFIC at any time during such United States person's holding period in such stock and such person had not made either a "qualified electing fund" election under Code Section 1295, for the first taxable year in which such U.S. Holder owned shares of the Corporation or in which the Corporation was a PFIC, whichever is later, or a "mark-to-market" election under Code Section 1296. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such shareholders on our undistributed earnings. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury Regulations under Code Section 1291(f) will be adopted.

        Basis and Holding Period Considerations.    If the domestication is a tax-free reorganization within the meaning of Code Section 368, the tax basis of Epsilon Energy, Inc.'s stock received by a U.S. Holder in the exchange will equal his or her tax basis in the Corporation's shares surrendered in the exchange increased by any gain recognized by such shareholder in the exchange or the "all earnings and profits amount" included in such U.S. Holder's income. The holding period for the Epsilon Energy, Inc. common stock received in the exchange will be the same as the U.S. Holder's holding period for the common shares of the Corporation surrendered in the exchange, provided that the shares were held as a capital asset.

        If the domestication is not a tax-free reorganization within the meaning of Code Section 368, the tax basis of Epsilon Energy, Inc.'s stock received by the U.S. Holder in the exchange will equal his or her tax basis in the shares surrendered plus any gain recognized. The holding period for the Epsilon Energy, Inc. common stock received in the exchange will begin on the date of the exchange.

        Consequences to Non-U.S. Holders.    The exchange of common shares of the Corporation for common stock of Epsilon Energy, Inc. by a Non-U.S. Holder will not be a taxable transaction for such holder for U.S. federal income tax purposes.

        Dividends.    The Corporation has not declared or paid any cash dividends on its common shares since its inception and Epsilon Energy, Inc., the Delaware corporation, does not anticipate paying cash dividends on its stock. Subject to the discussion below under "Payments to Foreign Financial Institutions and Non-financial Foreign Entities" and "Information Reporting and Backup Withholding," if we make a distribution of cash or other property (other than certain pro rata distributions of our ordinary shares) in respect of our ordinary shares, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's tax basis in such ordinary shares, and then as gain realized on the sale or other disposition of the ordinary shares and will be treated as described under the section entitled "Gain on Disposition" below.

        Distributions treated as dividends on our ordinary shares that are paid to or for the account of a Non-U.S. Holder and are not effectively connected with a trade or business in the United States conducted by such Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent prior to the payment of the dividends. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Pursuant to the income tax treaty between the United States and Canada (the "Treaty"), dividends paid by a United States corporation to a Canadian resident where each qualifies for benefits under the Treaty are generally subject to U.S. federal withholding tax at a maximum rate of 15%. Non-U.S. Holders should consult their tax advisors regarding their eligibility for claiming benefits under the Treaty and regarding their particular circumstances to claim a tax credit or tax deduction against their Canadian (or other) tax liability for any U.S. federal withholding tax.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable tax treaty that a Non-U.S. Holder relies upon, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Gain on Disposition.    Subject to the discussion below under "Payments to Foreign Financial Institutions and Non-financial Foreign Entities" and "Information Reporting and Backup Withholding," a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of stock of Epsilon Energy, Inc., the Delaware corporation, unless any one of the following is true:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment maintained by such Non- U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on all or a portion of its effectively connected earnings and profits for the taxable year, subject to certain adjustments;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other requirements are met; or

  •
  the stock of Epsilon Energy, Inc. constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" (which we refer to as a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the period during which such Non-U.S. Holder holds the stock of Epsilon Energy, Inc.; or the five-year period ending on the date such Non-U.S. Holder disposes of the stock of Epsilon Energy, Inc. and, in the event of common stock that is regularly traded on an established securities market for tax purposes, the Non-U.S. Holder held, directly or indirectly, at any time within the five-year period preceding such disposition more than 5% of such regularly traded common stock.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We anticipate that Epsilon Energy, Inc. will become a USRPHC. However, since the determination of USRPHC status in the future will be based upon the composition of its assets from time to time and there are uncertainties in the application of certain relevant rules, there can be no assurance that it will or will not be a USRPHC in the future. Further, DLA Piper LLP (US) expresses no opinion as to whether Epsilon Energy, Inc. will or will not be a USRPHC.

        U.S. Federal Estate Taxes.    Common stock of Epsilon Energy, Inc., the Delaware corporation, owned or treated as owned by an individual who at the time of death is a Non-U.S. Holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

        Payments to Foreign Financial Institutions and Non-financial Foreign Entities.    Withholding taxes may be imposed under the Code provisions commonly known as the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our ordinary shares paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the IRS requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "U.S. owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement governing FATCA between the United States and an applicable foreign country may modify the requirements described in this paragraph.

        Withholding under FATCA generally will apply to payments of gross proceeds from the sale or other disposition of our ordinary shares on or after January 1, 2019.

        Non-U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our ordinary shares.

        Information Reporting and Backup Withholding.    A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a United States person (generally on IRS Form W-8BEN), or otherwise establish an exemption, in order to avoid backup withholding and information reporting tax requirements with respect to our payments of dividends on the stock of Epsilon Energy, Inc., the Delaware corporation.

        The payment of the proceeds of the disposition of stock by a Non-U.S. Holder to or through the United States office of a broker generally will be reported to the IRS and reduced by backup withholding unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. Information reporting requirements, but not backup withholding, will also apply to payments of the proceeds from sales of our stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

Material Canadian Federal Income Tax Considerations

        The following is a summary of the material Canadian federal income tax considerations generally applicable to the Corporation and to shareholders of the Corporation in connection with the domestication. The summary applies to the Corporation and to holders of shares who, for the purposes of the Income Tax Act (Canada), or Tax Act, hold shares as capital property, who deal at arm's length, and are not affiliated, with the Corporation and in the case of a shareholder who is or is deemed to be resident in Canada for purposes of the Tax Act, for whom the Canadian dollar is the functional currency for the purposes of the Tax Act. This summary does not apply to shareholders (i) an interest in which is a "tax shelter investment", (ii) that are "financial institutions" as defined for the purposes of the "mark-to-market" rules in the Tax Act, (iii) that enter into a "derivative forward agreement" or "synthetic disposition arrangement" in respect of the common shares or (iv) in respect of whom the Corporation will, at any time after the domestication, be a "foreign affiliate" (all as defined in the Tax Act).

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of DLA Piper (Canada) LLP ("Canadian Counsel") insofar as they relate to matters of Canadian federal income tax law and are dependent on the accuracy of representations made to Canadian Counsel by management of the Corporation for this purpose.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all proposals to amend the Tax Act and the regulations publicly announced by the Department of Finance prior to the date hereof and the current published administrative and assessing practices of the Canada Revenue Agency ("CRA"). This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, judicial, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, except as specifically stated below.

        This summary has limited applicability to partnerships, estates, trusts, persons subject to specialized tax treatment such as registered charities or tax-exempt persons, tax deferred retirement savings or other plans, real estate investment trusts or mutual funds. It is strongly recommended that each shareholder consult his or her own tax advisors with respect to the particular tax consequences to them of the domestication, which tax consequences may vary depending upon his or her own particular circumstances.

        The Corporation.    Upon the domestication, the Corporation will cease to be a Canadian resident corporation and a "public corporation" for the purposes of the Tax Act. The taxation year of the Corporation that would otherwise have included the time of the domestication will be deemed to end immediately before that time and a new taxation year will be deemed to have begun at that time. In addition, each property owned by the Corporation immediately before the deemed year end will be deemed to have been disposed of for proceeds of disposition equal to the fair market value of the property at that time. The Corporation will be subject to income tax under Part I of the Tax Act on any income and net taxable capital gains arising as a result of the deemed dispositions of its properties. The

Corporation will be deemed to have reacquired each such property at the time of its domestication at a cost equal to its deemed proceeds of disposition.

        The Corporation will also be subject to an additional tax under Part XIV of the Tax Act on the amount by which the fair market value, immediately before its deemed year end resulting from the domestication, of all of the property owned by the Corporation exceeds the total of its liabilities and the paid-up capital of all the issued and outstanding shares of the Corporation immediately before the deemed year end. This additional tax is generally payable at the rate of 25%, but will be reduced to 5% under the Canada—United States Income Tax Convention (the "Treaty") unless it can reasonably be concluded that one of the main reasons for the Corporation becoming resident in the United States was to reduce the amount of such additional tax or Canadian withholding tax.

        The Canadian tax consequences to the Corporation associated with the proposed domestication will be dependent principally upon the valuation of the property of the Corporation, and upon certain Canadian tax amounts, accounts and balances of the Corporation, each as of the time of the domestication. Canadian Counsel is not qualified to opine on such valuations. Management of the Corporation has advised that, in its view and as of the date hereof, based upon the current fair market value of the properties of the Corporation, the tax costs of such properties, the aggregate of the paid-up capital of the shares and the liabilities of the Corporation, and the Corporation's available capital and non-capital loss carryforwards, provided that such amounts are at current values at the time of the domestication, the domestication should result in no tax payment by the Corporation.

        Shareholders are cautioned that the Canadian Tax Differentials previously described are not supported by independent valuations, audits or tax opinions. Furthermore, the CRA may not agree with the Corporation's determination of fair market value at the relevant time. It is also possible that the fair market value of the Corporation's property may change between the date hereof and the time of the domestication. Should unforeseen events lead to a potential for greater tax liability than currently expected, the Board of Directors has the right to not proceed with the domestication.

        Subsequent to the domestication, Epsilon Energy, Inc. will not be subject to Canadian federal income tax except on its income from business operations that are attributable to a permanent establishment in Canada and on gains from the disposition of "taxable Canadian property" (as defined in the Tax Act) which are not otherwise exempt from Canadian tax under the provisions of the Treaty.

        Shareholders Resident in Canada.    The following portion of the summary is applicable to a holder of common shares who is or is deemed to be resident in Canada for purposes of the Tax Act and who will continue to be resident in Canada at all times while such holder holds the shares (a "Resident Shareholder").

        A Resident Shareholder will not be considered to have disposed of his or her common shares or to have realized a taxable capital gain or loss by reason only of the domestication. The domestication will also have no effect on the adjusted cost base of a Resident Shareholder's shares.

        Following the domestication, any dividends received by a Resident Shareholder on stock of Epsilon Energy, Inc. will be included in computing the shareholder's income as U.S. source non-business income. As described above, such dividends may be subject to U.S. withholding tax. A Resident Shareholder will be entitled to include any U.S. taxes that are required to be withheld on the dividend in computing any deduction or a foreign tax credit under the Tax Act in relation thereto, subject to the detailed rules of the Tax Act. A Resident Shareholder who is an individual will not be entitled to the gross-up and dividend tax credit rules normally applicable to taxable dividends on shares of taxable Canadian corporations. Similarly, a Resident Shareholder that is a corporation will not be entitled to a deduction in respect of any dividends received as it would for dividends received on shares of a taxable Canadian corporation. A Resident Shareholder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) will be subject to the rules that can impose an additional refundable tax on such dividends.

        The tax treatment under the Tax Act of a disposition or deemed disposition of shares by a Resident Shareholder will not be affected by the domestication and such a disposition arising after the domestication will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the stock of Epsilon Energy, Inc. immediately before the disposition. One-half of any capital gain (a "taxable capital gain") realized by a Resident Shareholder on stock of Epsilon Energy, Inc. will be included in the Resident Shareholder's income for the year of disposition. One-half of any capital loss (an "allowable capital loss") realized is required to be deducted by the Resident Shareholder against taxable capital gains realized in the year of disposition. Any excess of allowable capital losses over taxable capital gains of the Resident Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

        Following the domestication, the Corporation will cease to be a public corporation for purposes of the Tax Act. However, provided that the stock of Epsilon Energy, Inc. is listed on a designated stock exchange such as the Nasdaq Capital Market, at the time of the domestication and thereafter, the stock of Epsilon Energy, Inc. will continue to be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans registered education savings plans, registered disability savings plans and tax-free savings plans.

        Based upon the limited guidance available in respect of the Canadian federal tax treatment of a dissenting Resident Shareholder who receives cash for shares following the domestication, the Canadian tax treatment of such a shareholder in such circumstances is not without doubt. However, it is expected that such amounts will constitute proceeds of disposition of stock of Epsilon Energy, Inc. of such a Resident Shareholder. Accordingly, a dissenting Resident Shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received (excluding any interest awarded by a court), net of reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the shares to the dissenting Resident Shareholder. Any capital gains or capital losses so realized will be subject to the tax treatment described above. Any interest awarded to a dissenting Resident Shareholder by a court will be included in the Resident Shareholder's income for Canadian income tax purposes.

        Following the domestication, stock of Epsilon Energy, Inc. will be "specified foreign property" for the purposes of the foreign property reporting rules in the Tax Act. Resident Shareholders should consider the implications of this on their reporting obligations, if any, under these rules.

        Shareholders Not Resident in Canada.    The following portion of this summary is applicable to a holder of common shares who, for the purposes of the Tax Act and at all relevant times, (i) has not been, is not and will not be resident or deemed to be resident in Canada and (ii) does not, will not and will not be deemed to use or hold the common shares in carrying on a business in Canada (a "Non-resident Shareholder"). Special rules, which are not discussed in this summary, may apply to a holder that is an insurer carrying on business in Canada and elsewhere.

        A Non-resident Shareholder will not be considered to have disposed of his or her shares or to have realized a taxable capital gain or loss by reason only of the domestication. The domestication will also have no effect on the adjusted cost base of a Non-resident Shareholder's shares for purposes of the Tax Act. After the domestication, dividends paid to a Non-resident Shareholder on shares will not be subject to Canadian withholding tax.

        Non-resident Shareholders will not be subject to Canadian tax on any capital gain arising on the eventual disposition of shares after the domestication provided that the shares are not "taxable Canadian property". As long as the shares are listed on a "designated stock exchange" (as defined in the Tax Act), which currently includes the Nasdaq Capital Market, at the time of the disposition, the shares generally will not constitute taxable Canadian property of a Non-resident Shareholder, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met: (i) the Non-resident Shareholder, persons with whom the Non-resident Shareholder did not deal at arm's length, or the Non-resident Shareholder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Epsilon Energy, Inc., and (ii) more than 50% of the fair market value of the shares of Epsilon Energy, Inc. was derived directly or indirectly from one or any combination of: (a) real or immovable property situated in Canada, (b) Canadian resource properties, (c) timber resource properties or (d) options in respect of, or interests in or rights in any property described in (a) to (c), whether or not such property exists. Notwithstanding the foregoing, a share may also be deemed to be taxable Canadian property to a Non-resident Shareholder under other provisions of the Tax Act

        Based upon the limited guidance available in respect of the Canadian federal tax treatment of a dissenting Non-resident Shareholder who receives cash for shares following the domestication, the Canadian tax treatment of such a shareholder in such circumstances is not without doubt. However, it is expected that such amounts (other than any interest awarded by a court) paid to a dissenting Non-resident Shareholder would likely constitute proceeds of disposition of stock of Epsilon Energy, Inc. resulting in a capital gain or capital loss. The treatment of any capital gain so realized by a Non-resident Shareholder will be as described in the preceding paragraph. Any interest awarded to a dissenting Non-resident Shareholder by a court will not be subject to Canadian tax.

DESCRIPTION OF CAPITAL STOCK

        Unless the context provides otherwise, the following description of our capital stock assumes the consummation of the domestication has already occurred. The following description of Epsilon Energy, Inc.'s capital stock is not complete and is subject to and qualified in its entirety by its proposed certificate of incorporation and bylaws, which are attached as Exhibit C and Exhibit D, respectively, to this Circular.

        Epsilon Energy, Inc.'s authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

        Assuming the domestication had occurred on May [    •    ], 2018, being the date of this Circular, [    •    ] shares of common stock would have been issued and outstanding and no shares of preferred stock would have been issued and outstanding.

Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are permitted to vote. Holders of common stock are not entitled to vote on any matters unless expressly permitted under Delaware law. The proposed certificate of incorporation of Epsilon Energy, Inc. provides that, except as otherwise provided by law, the affirmative vote of a majority in voting power of the shares of common stock, present in person or represented by proxy at a meeting at which a quorum is present shall be the act of the stockholders. Delaware law requires the affirmative vote of a majority in voting power of the outstanding shares to authorize certain extraordinary actions, such as mergers, consolidations, dissolutions or an amendment to the certification of incorporation of Epsilon Energy, Inc. There is no cumulative voting for the election of directors. Upon a liquidation, Epsilon Energy, Inc.'s creditors and any holders of preferred stock with preferential liquidation rights will be paid before a distribution to holders of its common stock. The holders of the common stock of Epsilon Energy, Inc. would be entitled to receive a pro rata amount per share of any excess distribution. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of the common stock are fully paid and nonassessable.

Preferred Stock

        The proposed certificate of incorporation of Epsilon Energy, Inc. empowers the Board of Directors to issue up to 10,000,000 shares of preferred stock from time to time, in one or more series. The Board of Directors also may fix the designation, powers, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock. The rights of holders of the common stock will be subject to the rights of the holders of any preferred shares that may be issued in the future. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Although there are no shares of preferred stock currently outstanding and Epsilon Energy, Inc. has no present intention to issue any shares of preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of Epsilon Energy, Inc.'s outstanding voting stock.

Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws

        Epsilon Energy, Inc. will be subject to the "business combinations" provisions of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the time of the transaction on which the person became an "interested stockholder," unless:

  •
  the corporation's Board of Directors approved the transaction before the "interested stockholder" obtained such status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

  •
  on or subsequent to such time, the business combination or merger is approved by the corporation's Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two thirds of the holders of the outstanding common stock not owned by the "interested stockholder".

        A "business combination" is defined to include certain mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years owned 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Exclusive Forum Provision

        The proposed certificate of incorporation of Epsilon Energy Inc. provides that, unless Epsilon Energy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents to it or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, its proposed certificate of incorporation or proposed bylaws, or (iv) any action asserting a claim against it that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.

Listing

        The common stock of Epsilon Energy, Inc. will continue to be listed on the Toronto Stock Exchange under the trading symbol "EPS," and we have applied to list the common stock of Epsilon Energy, Inc. on the Nasdaq Capital Market under the trading symbol EPSN. Upon the listing of our shares on the Nasdaq Capital Market, we intend to apply to delist our shares from the Toronto Stock Exchange.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock of Epsilon Energy, Inc. is Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. The transfer agent's fax numbers are (416) 263-9524 and 1-866-249-7775.

INTEREST OF MANAGEMENT IN MATTERS TO BE ACTED UPON

        No person who has been our director or executive officer since the beginning of our last fiscal year nor any of their associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Special Meeting, other than in their capacities as a director or executive officer.

LEGAL MATTERS

        Certain legal matters relating to the domestication under United States law will be passed upon by DLA Piper LLP (US), Houston, Texas. Certain legal matters relating to the United States and Canadian tax consequences of the domestication will be passed upon respectively by DLA Piper LLP (US), New York, New York, and by DLA Piper (Canada) LLP.

EXPERTS

        The financial statements as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 included in this Circular have been included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

        Information included in this Circular regarding our estimated quantities of oil and natural gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by DeGolyer and MacNaughton, a third-party petroleum engineering firm, as of December 31, 2017. This information is included herein in reliance upon the authority of said firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

        This Circular constitutes part of a registration statement on Form S-4 that we filed with the SEC. You may read and copy this Circular at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Circular by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference

Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet website is http://www.sec.gov.

        We file periodic reports and other documents with Canadian securities regulatory authorities. The documents we file with Canadian securities regulatory authorities are available on SEDAR at www.sedar.com. Additional information about us is also available at that website. Persons wanting copies of these documents or any other reports we have filed with Canadian securities regulatory authorities may obtain them free of charge by writing to Epsilon Energy Ltd. at Centennial Place, West Tower 250-5th Street SW, Suite 2110, Calgary AB, Canada T2P 0R4.

        Financial information is provided in the Corporation's comparative financial statements and management's discussion and analysis for years ended December 31, 2017 and 2016, set forth herein.

GENERAL

        The ABCA permits certain eligible shareholders of the Corporation to submit proposals to the Corporation for inclusion in a management information circular for an annual meeting of shareholders. Similar provisions apply under applicable United States proxy rules. If the domestication is not completed, then shareholder proposals for the next annual meeting of Epsilon Energy Ltd. must be received by [DATE]. If the domestication is completed, then shareholder proposals for the next annual meeting of Epsilon Energy, Inc. must be received no more than 90 days prior to such meeting.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Epsilon Energy Ltd.
Houston, Texas

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of Epsilon Energy Ltd. and subsidiaries (the "Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA LLP

We have served as the Company's auditor since 2017.

Houston, Texas
April 12, 2018

EPSILON ENERGY LTD.

Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$9,998,853	$31,486,593
Accounts receivable	3,334,895	4,387,488
Fair value of derivatives	259,544	—
Other current assets	276,431	139,991

Total current assets	13,869,723	36,014,072

Non-current assets
Property and equipment:
Oil and gas properties, successful efforts method
Proved properties	118,524,693	116,769,430
Unproved properties	17,451,552	—
Accumulated depletion, depreciation, and amortization	(78,625,589)	(70,670,124)

Total oil and gas properties, net	57,350,656	46,099,306

Gathering system	40,880,503	40,738,085
Accumulated depletion, depreciation, and amortization	(26,252,385)	(23,240,450)

Total gathering system, net	14,628,118	17,497,635

Other property and equipment, net	299	1,443

Total property and equipment, net	71,979,073	63,598,384

Other assets:
Restricted cash	556,864	530,536

Total non-current assets	72,535,937	64,128,920

Total assets	$86,405,660	$100,142,992

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable trade	$2,008,229	$2,638,298
Royalties payable	1,029,678	1,025,813
Accrued interest	—	575,125
Accrued US listing costs	427,654	—
Other accrued liabilities	1,468,263	264,501
Income taxes payable	1,017,194	—
Fair value of derivatives	—	336,352
Convertible debentures	—	28,596,213

Total current liabilities	5,951,018	33,436,302

Non-current liabilities
Revolving line of credit	2,900,000	12,460,000
Other non-current liabilities	1,615,313	2,144,997
Asset retirement obligation	1,646,601	1,468,635
Deferred income taxes	10,561,683	13,091,820

Total non-current liabilities	16,723,597	29,165,452

Total liabilities	22,674,615	62,601,754

Commitments and contingencies (See Note 10)
Shareholders' equity
Common shares, no par, unlimited shares authorized and 55,045,705 shares and 45,837,864 shares issued at December 31, 2017 and 2016, respectively	144,292,238	126,303,679
Additional paid-in capital	6,171,525	5,972,563
Deficit	(96,645,954)	(104,081,859)
Accumulated other comprehensive income	9,913,236	9,346,855

Total shareholders' equity	63,731,045	37,541,238

Total liabilities and shareholders' equity	$86,405,660	$100,142,992

EPSILON ENERGY LTD.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Years ended December 31,
	2017	2016
Revenues:
Oil, gas, NGLs and condensate revenue	$19,325,528	$15,263,438
Gas gathering and compression revenue	6,431,563	8,436,835

Total revenue	25,757,091	23,700,273

Operating costs and expenses:
Lease operating expenses	5,723,298	6,582,039
Gathering system operating expenses	896,089	773,865
Depletion, depreciation, amortization, and accretion	11,071,759	20,967,275
General and administrative expenses:
Stock based compensation expense	229,223	139,232
Other general and administrative expenses	4,189,065	1,908,572

Total operating costs and expenses	22,109,434	30,370,983

Operating income (loss)	3,647,657	(6,670,710)

Other income and (expense):
Interest income	26,520	75,474
Interest expense	(955,698)	(3,084,565)
Gain (loss) on commodity contracts	2,623,687	(487,550)
Other income (expense)	27,313	(96,950)

Net other income (expense)	1,721,822	(3,593,591)

Income (loss) before tax	5,369,479	(10,264,301)

Income tax benefit	(2,066,426)	(2,696,518)

NET INCOME (LOSS)	$7,435,905	$(7,567,783)
Currency translation adjustments	566,381	(491,328)

NET COMPREHENSIVE INCOME (LOSS)	$8,002,286	$(8,059,111)

Net income (loss) per share, basic	$0.14	$(0.16)
Net income (loss) per share, diluted	$0.14	$(0.16)
Weighted average number of shares outstanding, basic	52,239,854	45,882,030
Weighted average number of shares outstanding, diluted	52,266,589	45,882,030

EPSILON ENERGY LTD.

Consolidated Statements of Changes in Shareholders' Equity

	Share Capital	Additional paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Deficit	Total Shareholders' Equity
Balance at December 31, 2015	$127,359,759	$5,833,331	$9,838,183	$(96,789,815)	$46,241,458
Net loss	—	—	—	(7,567,783)	(7,567,783)
Buyback and retirement of common shares	(1,056,080)	—	—	275,739	(780,341)
Stock-based compensation expenses	—	139,232	—	—	139,232
Other comprehensive loss	—	—	(491,328)	—	(491,328)

Balance at December 31, 2016	$126,303,679	$5,972,563	$9,346,855	$(104,081,859)	$37,541,238
Net income	—	—	—	7,435,905	7,435,905
Rights offering shares issued	17,984,664	—	—	—	17,984,664
Rights offering issue costs	(77,478)	—	—	—	(77,478)
Stock-based compensation expenses	—	229,223	—	—	229,223
Stock options exercised	80,759	(30,516)	—	—	50,243
Conversion of debentures to common shares	614	255	—	—	869
Other comprehensive income	—	—	566,381	—	566,381

Balance at December 31, 2017	$144,292,238	$6,171,525	$9,913,236	$(96,645,954)	$63,731,045

EPSILON ENERGY LTD.

Consolidated Statements of Cash Flows

	Years ended December 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$7,435,905	$(7,567,783)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	11,071,759	20,967,275
Debenture fee amortization	52,924	322,251
(Gain) loss on derivatives	(2,623,687)	487,550
Cash received (paid) from settlements on derivatives	2,027,791	(151,198)
Stock-based compensation expense	229,223	139,232
Deferred income tax benefit	(2,530,136)	(2,829,781)
Changes in current assets and liabilities:
Accounts receivable	1,052,593	(1,173,080)
Other current assets	(136,440)	(1,006)
Accounts payable and accrued liabilities	1,503,231	876,818
Other long-term liabilities	(529,684)	109,463

Net cash provided by operating activities	17,553,479	11,179,741

Cash flows from investing activities:
Acquisition of unproved oil and gas properties	(17,451,552)	—
Acquisition of proved oil and gas properties	(1,643,735)	—
Additions to proved oil and gas properties	(34,457)	(99,908)
Additions to gathering system properties	(200,689)	(684,046)
Changes in restricted cash	(26,328)	(530,537)

Net cash (used in) provided by investing activities	(19,356,761)	(1,314,491)

Cash flows from financing activities:
Buyback of common shares	—	(780,341)
Common stock issued through rights offering (net of issuance costs)	17,907,186	—
Redemption of convertible debentures	(29,464,190)	—
Exercise of stock options	50,243	—
Purchase of convertible debenture	—	(372,203)
Proceeds from revolving line of credit	—	22,000,000
Repayment of revolving line of credit	(9,560,000)	(16,540,000)

Net cash (used in) provided by financing activities	(21,066,761)	4,307,456

Effect of currency rates on cash and cash equivalents	1,382,303	359,223

Increase (decrease) in cash and cash equivalents	(21,487,740)	14,531,929
Cash and cash equivalents, beginning of period	31,486,593	16,954,664

Cash and cash equivalents, end of period	$9,998,853	$31,486,593

Supplemental cash flow disclosures:
Income taxes paid	$—	$—

Interest paid	$1,477,899	$2,738,367

Non-cash investing activities:
Change in proved properties accrued in accounts payable and accrued liabilities	$—	$(251,924)

Change in gathering system accrued in accounts payable and accrued liabilities	$(55,950)	$(217,241)

Conversion of debentures to shares (Cdn$1,000)	$869	$—

Change in asset retirement obligations	$74,755	$—

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2017 and 2016

1. Description of Business

        Epsilon Energy Ltd. (the "Corporation" or "Epsilon") was incorporated under the laws of the Province of Alberta on March 14, 2005. On October 24, 2007, the Corporation became a publicly traded entity on the Toronto Stock Exchange under the trading symbol "EPS." The Corporation is engaged in the acquisition, development, gathering and production of primarily natural gas reserves in the United States.

        Epsilon is a publicly traded company, incorporated and domiciled in Canada. The address of its registered office is 14505 Bannister Road SE, Suite 300, Calgary, AB, Canada T2X 3J3.

2. Basis of Preparation

        The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Principles of Consolidation

        The Corporation's consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, Epsilon Energy USA, Inc. and its wholly owned subsidiary, Epsilon Midstream, LLC. With regard to the gathering system, in which Epsilon owns an undivided interest in the asset, proportionate consolidation accounting is used. All inter-company transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates pertain to proved natural gas reserves and related cash flow estimates used in impairment tests of oil and natural gas and gathering system properties, asset retirement obligations, accrued natural gas revenues and operating expenses, accrued gathering system revenues and operating expenses, as well as the valuation of commodity derivative instruments. Actual results could differ from those estimates.

3. Summary of Significant Accounting Policies

Cash, Cash Equivalents and Restricted Cash

        Cash and cash equivalents include cash on hand and short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

        Restricted cash consists of amounts deposited to back bonds or letters of credit for potential well liabilities.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are primarily from purchasers of oil and natural gas, counterparties to our financial instruments, and revenues earned for compression and gathering services. Both oil and natural gas receivables are generally collected within 30 days after the end of the month. Compression and gathering receivables are generally collected within 60 days after the end of the month. We review all outstanding accounts receivable balances and record a reserve for amounts that we expect will not be fully recovered. Actual balances are not applied against the reserves until substantially all collection efforts have been exhausted. Our allowance for doubtful accounts was nil as of December 31, 2017 and 2016. There was no bad debt expense recognized for the years ended December 31, 2017 and 2016.

Oil and Natural Gas Properties

        Epsilon accounts for its crude oil and natural gas exploration and production activities under the successful efforts method of accounting.

        Oil and natural gas lease acquisition costs are capitalized when incurred. Unproved properties with acquisition costs that are not individually significant are aggregated. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and natural gas properties. Lease rentals are expensed as incurred.

        Oil and natural gas exploration costs, other than the costs of drilling exploratory wells, are expensed as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether Epsilon has discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. In some circumstances, it may be uncertain whether proved commercial reserves have been discovered when drilling has been completed. Such exploratory well drilling costs may continue to be capitalized if the reserve quantity is sufficient to justify its completion as a producing well and sufficient progress in assessing the reserves and the economic and operating viability of the project is being made. Costs to develop proved reserves, including the costs of all development wells and related equipment used in the production of crude oil and natural gas, are capitalized (see Note 4).

        Depreciation, depletion and amortization of the cost of proved oil and natural gas properties is calculated using the unit-of-production method. The reserve base used to calculate depreciation, depletion and amortization for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. With respect to lease and well equipment costs, which include development costs and successful exploration drilling costs, the reserve base includes only proved developed reserves.

        When circumstances indicate that proved oil and natural gas properties may be impaired, Epsilon compares expected undiscounted future cash flows at a depreciation, depletion and amortization group level to the unamortized capitalized cost of the asset. If the expected undiscounted future cash flows, based on Epsilon's estimate of future crude oil and natural gas prices, operating costs, anticipated production from proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is generally calculated using the Income Approach described in the Fair Value Measurement Topic of the ASC, which considers estimated discounted future cash flows.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

Gas Gathering System Properties

        Epsilon accounts for its gas gathering system asset using the proportionate consolidation method of accounting.

        Epsilon's 35% portion of asset development costs are capitalized when incurred. All other costs are expensed.

        Depreciation, depletion and amortization of the cost of gathering system properties is calculated using the unit-of- production method. The reserve base used to calculate depreciation, depletion and amortization for the gathering system includes only proved Pennsylvania, natural gas developed reserves.

        When circumstances indicate that the gathering system properties may be impaired, Epsilon compares expected undiscounted future cash flows related to the gathering system to the unamortized capitalized cost of the asset. If the expected undiscounted future cash flows are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is generally calculated using the Income Approach described in the Fair Value Measurement Topic of the ASC, which considers estimated discounted future cash flows.

Revenue Recognition

        Revenue associated with the sale of crude oil and natural gas owned by the Corporation is recognized when title is transferred from the Corporation to its customers. Revenue is measured at the fair value of the consideration received or receivable. Revenue from the sale of crude oil and natural gas is recognized when all of the following conditions have been satisfied:

  •
  The Corporation has transferred the significant risks and rewards of ownership of the goods to the buyer;

  •
  The Corporation retains no continuing managerial involvement to the degree usually associated with ownership or effective control over the goods sold;

  •
  The amount of revenue can be measured reliably;

  •
  It is probable that the economic benefits associated with the transaction will flow to the Corporation; and

  •
  The costs incurred or to be incurred in respect of the transaction can be measured reliably.

        Revenue associated with the sale of crude oil and natural gas is presented net of royalties paid and accrued.

        Gathering system revenues consist of fees recognized for the gathering, treating, compression, and processing of natural gas. Revenues are recognized when the service is performed and is based upon non-regulated rates and the related gathering, treating, compression, and processing volumes.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

Other Property and Equipment

        Other property and equipment consists of computer hardware and software, and furniture and fixtures. Other property and equipment is generally depreciated on a straight-line basis over the estimated useful lives of the property and equipment, which range from 3 years to 7 years.

Financial Instruments and Fair Value

        Epsilon's financial instruments consist of cash and cash equivalents, commodity derivative contracts, accounts receivable, accounts payable, accrued liabilities, convertible debentures, and long-term debt. The carrying values of cash and cash equivalents, commodity derivative contracts (see Note 13), accounts receivable, accounts payable, accrued liabilities, convertible debentures, and long-term debt approximate fair value.

        Our financial instruments that are accounted for at fair value measurement consist of commodity derivatives.

        The Corporation classifies the fair value of financial instruments according to the following hierarchy based on the amount of observable inputs used to value the instrument.

          Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

          Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1. Prices in Level 2 are either directly or indirectly observable as of the reporting date. Level 2 valuations are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace.

          Level 3—Valuations in this level are those with inputs for the asset or liability that are not based on observable market data. The Corporation makes its own assumptions about how market participants would price the assets and liabilities.

        Cash, cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The Corporation's revolving line of credit has a recorded value that approximates its fair value since its variable interest rate is tied to current market rates and the applicable margins represent market rates. Convertible debentures are carried at amortized cost.

        Commodity derivative instruments consist of fixed-price swaps, costless collars, and basis swap contracts for natural gas. The Corporation's derivative contracts are valued based on an income approach. The option model considers various assumptions, such as quoted forward prices for commodities, time value and volatility factors. These assumptions are observable in the marketplace throughout the full term of the contract, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace, and are therefore designated as Level 2 within the valuation hierarchy. The Corporation utilizes its counterparties' valuations to assess the reasonableness of its own valuations.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

Derivative Instruments

        The Corporation enters into derivative contracts to hedge price risk associated with a portion of natural gas production. While it is never management's intention to hold or issue derivative instruments for speculative trading purposes, conditions sometimes arise where actual production is less than estimated, which has, and could, result in over-hedged volumes. Natural gas production is primarily sold under market sensitive contracts which are typically priced at a differential to the NYMEX or the published natural gas index prices for the producing area due to the natural gas quality and the proximity to major consuming markets. Our derivative transactions have included the following:

  •
  Fixed-price swaps—where a fixed-price is received for production and a variable market price is paid to the contract counterparty.

  •
  Collars—where we pay the counterparty if the market price is above the ceiling price (short call) and the counterparty pays us if the market price is below the floor (long put) on a notional quantity.

  •
  Basis swap contracts—which guarantee a specified price differential between the price at Henry Hub and our physical pricing points. If the settled price differential is greater than the swapped basis, then we receive a payment from the counterparty in the amount of the difference between the two. If the settled price differential is less than the swapped basis, then we make a payment to the counterparty for the difference between the two.

        Derivative assets and liabilities are initially measured at fair value and then re-valued at each reporting period. Using this method, derivative instruments are recorded on the consolidated balance sheets at fair value as either current or non-current assets or liabilities based on their anticipated settlement date. Gains or losses on derivative contracts are recorded in gain (loss) on commodity contracts in the consolidated statements of operations and comprehensive income (loss).

Asset Retirement Obligations

        The Corporation records a liability for asset retirement obligations at fair value in the period in which the liability is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method of the asset's useful life. Recognized asset retirement obligation relates to the plugging and abandonment of oil and natural gas wells and decommissioning of the gas gathering system. Management periodically reviews the estimates of the timing of well abandonments as well as the estimated plugging and abandonment costs, which are discounted at the credit adjusted risk free rate. These adjustments are recorded to the asset retirement obligation with an offsetting change to property and equipment. An ongoing accretion expense is recognized for changes in the value of the liability as a result of the passage of time, which is recorded in depreciation, depletion, amortization, and accretion expense in the consolidated statements of operations and comprehensive income (loss).

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

Concentrations of Credit Risk

        Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and derivative contracts. Exposure is controlled to credit risk associated with these instruments by (i) placing assets and other financial interests with credit-worthy financial institutions, (ii) maintaining policies over credit extension that include the evaluation of customers' financial condition and monitoring paying history, although the Corporation does not have collateral requirements and (iii) netting derivative assets and liabilities for counterparties with a legal right of offset. At December 31, 2017 and 2016, the cash and cash equivalents were primarily concentrated in two financial institutions, one in Canada and one in the US. The Corporation periodically assesses the financial condition of these institutions and believe that any possible credit risk is minimal.

Income Taxes

        Income taxes are accounted for using the asset and liability approach. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax basis. Epsilon assesses the realizability of deferred tax assets and recognizes valuation allowances as appropriate (see Note 9).

Foreign Currency Transactions

        The United States dollar is the functional currency for all of Epsilon's consolidated subsidiaries. Any gains or losses on transactions or monetary assets or liabilities in currencies other than the functional currency are included in net income in the current period. Gains and losses on translation of balances denominated in Canadian dollars are included in accumulated other comprehensive income (loss).

Stock-Based Compensation

        The Corporation mainly estimates the fair value of all stock options awarded to employees and directors using the Black-Scholes option pricing model. Other models are used for options with more complex vesting criteria. Compensation expense and a corresponding increase to additional paid-in capital are recorded over the vesting period based on the fair value of the options granted using a graded vesting approach. When stock options are exercised for common shares, consideration paid by the stock option holders and additional paid-in capital associated with the stock options are recorded as share capital. If stock is repurchased, the excess of the consideration paid over the carrying amount of the stock cancelled is charged to retained earnings/deficit. The Corporation estimates a forfeiture rate and adjusts the corresponding expense each period based on an updated forfeiture estimate (see Note 7).

Leases

        Agreements under which the Corporation makes payments to owners in return for the right to use an asset for a period are accounted for as leases. Leases that transfer substantially all the risks and

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

rewards of ownership are recorded at inception as finance leases within property and equipment and debt. Assets acquired under capital leases are amortized over the estimated useful lives of the underlying assets. All other leases are accounted for as operating leases and the related lease payments are charged to expense as incurred.

Joint Interests

        The majority of the Corporation's oil and natural gas exploration, development and production activities, and the gathering system, are conducted jointly with others and, accordingly, these financial statements reflect only the Corporation's proportionate interest in such jointly controlled assets.

Recently Issued Accounting Standards

        The Corporation, an emerging growth company ("EGC"), has elected to take advantage of the benefits of the extended transition period provided for in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards which allows the Corporation to defer adoption of certain accounting standards until those standards would otherwise apply to private companies.

        In January 2017, the FASB issued Accounting Standards Update (ASU) 2017-01 "Business Combinations (Topic 805): Clarifying the Definition of a Business" (ASU 2017-01), which clarifies the definition of a business to provide guidance in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 provides a screen to determine when a set of assets is not a business, requiring that when substantially all fair value of gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set of assets is not a business. A framework is provided to assist in evaluating whether both an input and a substantive process are present for the set to be a business. ASU 2017-01 is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. No disclosures are required at transition and early adoption is permitted. Epsilon is evaluating ASU 2017-01 to determine the impact on its consolidated financial statements and related disclosures.

        In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18"). This ASU amends ASC Topic 230, Statement of Cash Flows, to clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and must be applied retrospectively. Early adoption is permitted.

        In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230)—Classification of Certain Cash Receipts and Cash Payments" (ASU 2016-15). ASU 2016-15 reduces existing diversity in practice by providing guidance on the classification of eight specific cash receipts and cash payments transactions in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted. Epsilon does not intend to early adopt ASU 2016-15. Epsilon does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements and related disclosures.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

        In June 2016, the FASB issued ASU 2016-13 "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" (ASU 2016-13). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities will be required to use a new forward-looking "expected loss" model that generally will result in the earlier recognition of allowances for losses. The guidance also requires increased disclosures. ASU 2016-13 is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. ASU 2016-13 requires varying transition methods for the different categories of amendments. Epsilon does not expect ASU 2016-13 to have a significant impact on our financial statements.

        In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" (ASU 2016-09), which amends certain aspects of accounting for share-based payment arrangements. ASU 2016-09 revises or provides alternative accounting for the tax impacts of share-based payment arrangements, forfeitures and minimum statutory tax withholdings and prescribes certain disclosures to be made in the period the new standard is adopted. ASU 2016-09 is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Epsilon adopted ASU 2016-09 effective January 1, 2018. There will be no impact to accumulated deficit with respect to excess tax benefits.

        In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)" (ASU 2016-02), which significantly changes accounting for leases by requiring that lessees recognize a right-of-use asset and a related lease liability representing the obligation to make lease payments, for virtually all lease transactions with terms greater than one year. Additional disclosures about an entity's lease transactions will also be required. ASU 2016-02 defines a lease as "a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration." ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented in the financial statements using a modified retrospective approach. Epsilon is reviewing the provisions of ASU 2016-02 to determine the impact on its consolidated financial statements and related disclosures.

        In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes" (ASU 2015-17), which simplifies the presentation of deferred taxes in a classified balance sheet by eliminating the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. Instead, ASU 2015-17 requires that all deferred tax liabilities and assets be shown as noncurrent in a classified balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and early application is permitted. Epsilon adopted ASU 2015-17 effective January 1, 2017, but this had no effect on the Balance Sheet.

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" (ASU 2014-09), which will require entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 will supersede most current guidance

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

3. Summary of Significant Accounting Policies (Continued)

related to revenue recognition when it becomes effective. The new standard also will require expanded disclosures regarding the nature, amount, timing and certainty of revenue and cash flows from contracts with customers. In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers" ("ASU 2015-14"), which approved a one-year delay of the standard's effective date. In accordance with ASU 2015-14, the standard is effective for the Corporation for annual reporting periods beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted. The new standard permits adoption through the use of either the full retrospective approach or a modified retrospective approach. In May 2016, the FASB issued ASU 2016-11 which rescinds certain SEC guidance in the ASC, including guidance related to the use of the "entitlements" method of revenue recognition. Epsilon does not intend to early-adopt ASU 2014-09. Epsilon is currently determining the impacts of the new standard on our sales contract portfolio. Our approach includes performing a detailed review of key contracts representative of our business and comparing historical accounting policies and practices to the new standard. Also, in May 2016, the FASB issued ASU No. 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients" (ASU 2016-12). The amendments under this ASU provide clarifying guidance in certain narrow areas and adds some practical expedients. These amendments are also effective at the same date that ASU 2014-09 is effective. Additionally, in March 2016, the FASB issued ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)."

4. Property and Equipment

        The following table summarizes the Corporation's oil and natural gas property and other equipment as at December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Oil and gas properties:
Proved properties	$118,524,693	$116,769,430
Unproved properties	17,451,552	—
Accumulated depletion, depreciation, and amortization	(78,625,589)	(70,670,124)

Total oil and gas properties, net	57,350,656	46,099,306

Gathering system	40,880,503	40,738,085
Accumulated depletion, depreciation, and amortization	(26,252,385)	(23,240,450)

Total gathering system, net	14,628,118	17,497,635

Other property and equipment	299	1,443

Total property and equipment	$71,979,073	$63,598,384

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

4. Property and Equipment (Continued)

Property Acquisitions

        During the second quarter of 2017, the Corporation began acquiring leasehold properties in the Anadarko Basin in Oklahoma. Through December 31, 2017, Epsilon acquired varying working interests in certain acreage, all held by production from shallower intervals, in the NW STACK trend, with rights to the prospective and deeper Meramec, Osage and Woodford formations. The Corporation accounted for these transactions as asset acquisitions.

Property Impairment

        At December 31, 2017 and 2016, the Corporation evaluated its proved and unproved oil and gas properties, and its gathering system assets for indicators of any potential impairment. As a result of these assessments, no impairment was required for the years ended December 31, 2017 and 2016.

5. Convertible Debentures

        On February 28, 2012, we completed a public offering of Cdn$40 million aggregate principal amount of convertible, unsecured subordinated debentures, or the Convertible Debentures, at a price of Cdn$1,000 per Debenture. The Convertible Debentures bore interest at the rate of 7.75% per annum, payable commencing September 30, 2012 and semi-annually thereafter and matured March 31, 2017, or the Maturity Date. The Convertible Debentures were convertible into common shares at the holder's option at any time prior to the Maturity Date at a conversion price equal to Cdn$4.45 per common share. Upon redemption or maturity, we had the option to repay the outstanding principal of the Convertible Debentures through the issuance of common shares. We repaid the outstanding principal and accrued interest in February 2017 for Cdn$ 39,951,435. This amount includes the original Cdn$40 million debentures, less Cdn$36,000 in conversions, less Cdn$1.5 million repurchased by Epsilon for a payoff of Cdn$38,464,000 (US$ 29,464,190) of principal and Cdn$1,487,435 (US$1,139,405) of interest.

        The following table sets forth a reconciliation of the convertible debentures for the years ending December 31, 2017 and 2016:

	Balance US$	Balance Cdn$
Balance at January 1, 2016	$27,795,613	$38,471,437
Purchase of Convertible Debenture	(385,500)	(500,000)
Amortization of fees	322,251	423,054
Translation adjustment at December 31, 2016	863,849	—

Balance at December 31, 2016	$28,596,213	$38,394,491
Conversion of Convertible Debenture	(869)	(1,000)
Amortization of fees	52,924	70,509
Translation adjustment at February 16, 2017	815,922	—
Redemption of Convertible Debenture	(29,464,190)	(38,464,000)

Balance at December 31, 2017	$—	$—

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

6. Revolving Line of Credit

        Effective July 30, 2013, Epsilon Energy USA Inc., a wholly owned subsidiary of the Corporation, executed a three year senior secured revolving credit facility with a bank ("Credit Facility"). The terms of this agreement include a total commitment of up to $100 million with an initial borrowing base of $20 million available as long as the Corporation is in compliance with the loan covenants. The borrowing base under the revolving Credit Facility can be redetermined up or down by the lenders based on, among other things, their evaluation of the Corporation's natural gas reserves. Effective February 9, 2016, the borrowing base was increased to $30 million. Upon each advance, interest is charged at the rate of LIBOR plus an "applicable margin". The applicable margin ranges from 2.75 - 3.75% and is based on the percent of the line of credit utilized.

        An amendment to the credit agreement governing the Credit Facility was executed December 10, 2016. The amendment revised the maturity date of the agreement to March 1, 2017. Also included in the amendment was a decrease in the Corporation's borrowing base from $30 million to $19.6 million, along with a monthly reduction to the borrowing base amount of $400,000 commencing January 1, 2017.

        A second amendment to the credit agreement was executed October 11, 2016. This amended the "Borrowing Base" and "Mortgaged Properties" to include the Corporation's gathering system assets in addition to the already included oil and gas properties. Also included in the amendment was a decrease in the borrowing base to $13.4 million and a decrease in the monthly reduction to the borrowing base amount to $200,000. This was to remain in effect until the next redetermination of the borrowing base and monthly reduction amount.

        A third amendment to the credit agreement was executed February 21, 2017 in order to extend the maturity date of the agreement to March 1, 2019. Also included in the amendment was an increase in the Corporation's borrowing base, to $15 million and an increase in the monthly reduction to the borrowing base amount to $230,000. Further stipulated is the condition that the Corporation will maintain acceptable commodity hedging agreements covering at least 75% of projected production of natural gas for April through December of 2017 and 60% of projected production of natural gas for the first six months of 2018.

        A fourth amendment to the credit agreement was executed August 4, 2017. This amendment revised the "Required Reserve Value" to be the lesser of 90% of the recognized value of all proved oil and gas properties or 150% of the borrowing base instead of the lesser of 80% of the recognized value of all proved oil and gas properties or 150% of the borrowing base. Also, effective July 1, 2017, the borrowing base was returned to a $15 million balance and the monthly borrowing base reduction amount was decreased to $0. Additionally, the Corporation is required to maintain acceptable commodity hedging agreements covering at least 50% of projected production for the calendar year, 2018 and all deposit accounts must be at Texas Capital Bank after December 31, 2017.

        In December, 2017 a redetermination of the borrowing base was executed reducing it to $13.5 million.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

6. Revolving Line of Credit (Continued)

        The bank has a first priority security interest in the tangible and intangible assets of Epsilon Energy USA to secure any outstanding amounts under the agreement. Under the terms of the agreement, the Corporation must maintain the following covenants:

  •
  Interest coverage ratio greater than 3 based on income adjusted for interest, taxes and non-cash amounts.

  •
  Current ratio, adjusted for line of credit amounts used and available and non-cash amounts, greater than 1.

  •
  Leverage ratio less than 3.5 based on income adjusted for interest, taxes and non-cash amounts.

        The Corporation was in compliance with the financial covenants of the Credit Facility as of December 31, 2017 and 2016 and we expect to be in compliance with the financial covenants for the next 12 months.

	Balance as at December 31,
			Borrowing Base December 31, 2017
	2017	2016		Interest Rate
Revolving line of credit	$2,900,000	$12,460,000	$13,500,000	3 mo LIBOR + 2.75%(1)

(1)
At December 31, 2017, the interest rate was 4.1%.

7. Shareholders' Equity

(a)    Authorized shares

        The Corporation is authorized to issue an unlimited number of Common Shares with no par value and an unlimited number of Preferred Shares with no par value.

(b)    Issued

        The following table summarizes the components of share capital for the years ended December 31, 2017 and 2016.

	Number of shares issued	Amount
Balance at December 31, 2015	46,220,264	$127,359,759
Buyback of Shares	(382,400)	(1,056,080)

Balance at December 31, 2016	45,837,864	$126,303,679
Conversion of debenture to shares	224	614
Exercise of stock options	40,000	80,759
Shares issued through rights offering (net of issuance costs of $77,478)	9,167,617	17,907,186

Balance at December 31, 2017	55,045,705	$144,292,238

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

7. Shareholders' Equity (Continued)

        Through a normal-course issuer bid ("NCIB") program, the Corporation repurchased 382,400 shares of common stock throughout the year ended December 31, 2016. The repurchased stock had an average price of Cdn$2.86 per share and was canceled upon repurchase.

(c)    Stock Options

        The Corporation maintains a stock option plan for directors, officers, employees and consultants of the Corporation and its subsidiaries. Epsilon shareholders approved the "2007 Stock Option Plan" at a shareholders' meeting held on July 16, 2007 prior to Epsilon becoming a reporting issuer and listing on the TSX. At the 2010 Annual General Meeting in May 2010 (2010 Annual Meeting), an amendment to the 2007 Stock Option Plan was presented and the plan became the "Amended and Restated 2010 Stock Option Plan." The Board approved the amendments to the Plan to allow the period for exercise of options in the case of resignation or termination of an optionee to be increased from 10 days following resignation or termination to 30 days following resignation or termination, and in case of retirement, from 30 days to 60 days following retirement. On July 9, 2012, the plan was revised by the Board to add a cashless exercise of vested options. This allowed the optionee to effectively exercise and sell the options for the difference between the market value of the stock and the strike price of the options. At the 2017 Annual General Meeting in April 2017, Epsilon's shareholders approved the Amended and Restated 2017 Stock Option Plan. The Amended and Restated Plan, (i) reduced the maximum number Common Shares available under the Plan from a limit of 10% of the total issued and outstanding Common Shares to a fixed maximum of 2,000,000 Common Shares, and (ii) deleted some redundant definitions and clarified existing wording in the Plan.

        Through December 31, 2017, the Corporation had issued stock options covering 661,500 Common Shares at an overall average price of Cdn$3.43 per Common Share to directors, officers, employees and consultants of the Corporation and its subsidiaries.

        At December 31, 2017, the Corporation was authorized to issue options covering up to 2,000,000 shares of stock. As of that date, the Corporation had issued options covering 661,500 Common Shares, leaving a maximum amount of 1,338,500 Common Shares available for future option issuances.

        The following table summarizes stock option activity for the years ended December 31, 2017 and 2016:

	Year ended December 31, 2017		Year ended December 31, 2016
Exercise price in Cdn$	Number of Options Outstanding	Weighted Average Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price
Balance at beginning of period	511,000	$3.33	511,000	$3.33
Granted	241,500	$3.35	—	—
Exercised	(40,000)	$1.63	—	—
Expired	(51,000)	$3.53	—	—

Balance at period-end	661,500	$3.43	511,000	$3.33

Exercisable at period-end	323,333	$3.41	317,667	$3.12

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

7. Shareholders' Equity (Continued)

        At December 31, 2017, the Corporation had unrecognized stock based compensation of $117,520 to be recognized over a weighted average period of 1.2 years (for the year ended December 31, 2016: $76,577 over 1.5 years). The aggregate intrinsic value at December 31, 2017 was $79,500 (at December 31, 2016: $124,200).

        The average share price during the year ended December 31, 2017 was Cdn$3.12 (for the year ended December 31, 2016: Cdn$3.04). The average exchange rate for the year ended December 31, 2017 was Cdn$0.78 to US$1 (for the year ended December 31, 2016, Cdn$0.76).

        The following table summarizes information for stock options outstanding at December 31, 2017 (exercise price in Cdn$):

Exercise Price	Number of Options Outstanding	Number of Options Exercisable	Option Pricing Model Valuations	Weighted Average Remaining Contractual Life (in years)
As at December 31, 2017:
$1.45	50,000	50,000	$57,294	1.61
$3.27	85,000	—	40,772	6.02
$3.40	156,500	—	72,494	6.07
$3.67	290,000	193,333	481,191	4.43
$4.00	80,000	80,000	142,765	0.21

Total	661,500	323,333	$794,515	4.30

        During the year ended December 31, 2017, the Corporation awarded 241,500 stock options (none during the year ended December 31, 2016). Of the options awarded, 85,000 have an exercise price of Cdn$3.27 and 156,500 have an exercise price of Cdn$3.40. One-third of the options vest each year on the anniversary of the grant date. For 85,000 of the options granted, the weighted average fair value was $1.15 per option calculated using a risk-free rate of 1.89%, dividend yield of 0%, historical volatility factor of 39.06%, forfeiture rate of 51.69% and expected life of 5 years. For 156,500 of the options granted, the weighted average fair value was $1.19 per option calculated using a risk-free rate of 1.95%, dividend yield of 0%, historical volatility factor of 38.76%, forfeiture rate of 51.78% and expected life of 5 years. The value of the options was recorded as stock based compensation expense, with an offsetting amount to additional paid-in capital based on the vesting terms.

(d)    Share Compensation Plan

        A Share Compensation Plan (the "Plan") was adopted by the Board on April 13, 2017 and approved by the shareholders at the Annual General Meeting in April, 2017. The Plan provides that designated participants may, on the day or days of each fiscal year (the "Current Year") as determined by the Board, be issued Common Shares in an amount up to 100% of the participant's compensation paid by the Corporation in consideration of the participant's service for the Current Year divided by the market price (as defined in the TSX Company Manual) of the Common Shares on the TSX at the date of issuance of the Common Shares in the Current Year.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

8. Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) includes certain transactions that have generally been reported in the consolidated statements of changes in shareholders' equity. The activity in of Accumulated Other Comprehensive Income (Loss) during the years ended December 31, 2017 and 2016 consisted of the following:

Foreign Currency Translation Adjustment
Balance January 1, 2016	$9,838,183
Translation loss-convertible debentures	(863,849)
Translation gain-other	372,521

Balance December 31, 2016	$9,346,855
Translation loss-convertible debentures	(815,922)
Translation gain-other	1,382,303

Balance December 31, 2017	$9,913,236

9. Income Taxes

        Income (loss) before income taxes is as follows for the periods indicated:

	Years ended December 31,
	2017	2016
Foreign	(1,488,296)	$(3,199,276)
U.S.	6,857,775	(7,065,025)

	$5,369,479	$(10,264,301)

        We file a federal income tax return in the United States, Canada, and various state and local jurisdictions.

        On December 22, 2017, the United States enacted tax reform legislation known as the H.R.1, commonly referred to as the "Tax Cuts and Jobs Act" (the "Act"), resulting in significant modifications to existing law. The Corporation has incorporated the accounting for the effects of the Act during 2017. As such, our financial statements for the year ended December 31, 2017 reflect certain effects of the Act which includes a reduction in the corporate tax rate from 34% to 21% effective January 1, 2018. Due to the changes to corporate tax rates under the Act, the Corporation recorded a $4.6 million tax benefit for the remeasurement of its deferred tax assets and liabilities.

        The Corporation follows the guidance in SEC Staff Accounting Bulletin 118 ("SAB 118"), which provides additional clarification regarding the application of ASC Topic 740 in situations where the Corporation does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act for the reporting period in which the Act was enacted. SAB 118 provides for a measurement period beginning in the reporting period that includes the Act's enactment date and ending when the Corporation has obtained, prepared, and analyzed the information needed in order to complete the accounting requirements but in no circumstances should the measurement period extend beyond one

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

9. Income Taxes (Continued)

year from the enactment date. We have calculated the impact of the Act in our year end income tax provision in accordance with our understanding of the Act and guidance available as of the date of this filing. We will continue to gather and evaluate the income tax impact of the Act. The ultimate impact of the Act on our reported results in 2018 and beyond may differ, possibly materially, due to, among other things, changes in interpretations and assumptions we have made, guidance that may be issued, and other actions we may take as a result of the Act.

        We believe that we have appropriate support for the income tax positions taken and to be taken on the Corporation's tax returns and that the accruals for tax liabilities are adequate for all open years based on our assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. The Corporation's tax returns are open to audit under the statute of limitations for the years ending December 31, 2014 through December 31, 2017. To the extent we utilize net operating losses generated in earlier years, such earlier years may also be subject to audit.

        The following tables present the Corporation's current and deferred tax expense (benefit) for the periods indicated:

	Years ended December 31,
	2017	2016
Current:
Federal	$304,070	$81,194
State	159,640	52,069

Total curent income tax expense	463,710	133,263

Deferred:
Federal	(2,539,621)	(2,123,798)
State	9,485	(705,983)

Total deferred income tax benefit	(2,530,136)	(2,829,781)

Income tax benefit	$(2,066,426)	$(2,696,518)

        The following table presents the reconciliation of our income taxes calculated at the statutory federal tax rate to the income tax provision in our financial statements. Our effective tax rate for 2016 differs from the statutory rate primarily due to state taxes and the valuation allowance on the Canadian loss. In addition to state taxes and valuation allowance on the Canadian loss, our effective tax rate for

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

9. Income Taxes (Continued)

2017 differs from the statutory rate primarily due to the revaluation of the Corporation's deferred tax balances for the federal tax rate reduction of 34% to 21% under the Act.

	Year Ended December 31, 2017	Effective Tax Rate	Year Ended December 31, 2016	Effective Tax Rate
Income tax provision computed at the statutory federal tax rate	$1,825,623	34.00%	$(3,489,863)	34.00%
Difference in Canadian and U.S. tax rate	111,622	2.08%	239,946	–2.34%
Valuation allowance on Canadian loss	394,398	7.35%	847,808	–8.26%
2016 return to provision adjustment	(13,576)	–0.25%	—	0.00%
Change in US federal rate—tax reform	(4,625,262)	–86.14%	—	0.00%
State taxes	452,040	8.42%	(465,780)	4.54%
Miscellanous other items	75,312	1.40%	(1,339)	0.00%
Change in uncertain tax position	(286,583)	–5.34%	172,710	–1.68%

Income tax benefit	$(2,066,426)	–38.48%	$(2,696,518)	26.26%

        Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

        As of December 31, 2017, we have no federal net operating loss carry-forwards and state net operating loss carry-forwards of approximately $8.7 million, which begin to expire after 2025. These loss carryforwards may reduce future taxable income, however, the extent of which may be limited due to any IRC Section 382 limitation.

        Net deferred tax liabilities consisted of the following at December 31, 2017 and 2016:

	As at December 31,
	2017	2016
Deferred tax assets:
U.S. federal and state net operating loss carryforwards	$684,097	$3,268,410
Canadian net operating loss carryforwards	11,943,207	11,548,808
AMT credit	—	435,981
Other	120,654	490,421

Gross deferred tax assets	12,747,958	15,743,620
Valuation allowance	(11,943,207)	(11,548,808)

Total deferred tax assets	804,751	4,194,812

Deferred tax liabilities:
Oil and gas property	(8,182,788)	(12,455,537)
Partnership	(3,183,646)	(4,831,095)

Total deferred tax liabilities	(11,366,434)	(17,286,632)

Net deferred tax liability	$(10,561,683)	$(13,091,820)

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

9. Income Taxes (Continued)

        We have recorded a valuation allowance against the Canadian net operating losses as we do not feel that it is more likely than not that they will be utilized. Upon domestication to the US, it is expected that some or all of the Canadian NOLs could be utilized, which would allow for the removal of the valuation allowance.

        We are subject to taxation in the United States and various state jurisdictions, including Pennsylvania. The Corporation determined that it has uncertain tax positions relating to certain U.S. Federal and Pennsylvania income tax filings as summarized in the table below. As of December 31, 2017 and 2016, the gross liability for income taxes associated with uncertain tax positions was $1,199,553 and $1,878,397, respectively. If recognized, $931,627 of unrecognized tax benefits would affect our effective tax rate. The Corporation recognizes interest expense and penalties related to the uncertain tax position in the income tax expense line in the accompanying consolidated statements of operations and comprehensive income (loss). Accrued interest and penalties are included in other non-current liabilities in the consolidated balance sheets and were $415,760 and $365,221 as of December 31, 2017 and 2016, respectively. As of December 31, 2017, tax years ending December 31, 2013, 2014 and 2015 are subject to examination by the tax authorities. The remaining balance of the uncertain tax positions will expire in 2018.

        Changes in the balance of unrecognized tax benefits on uncertain positions were as follows for each of the two years ended December 31, 2017:

Uncertain Tax Position:
Balance at December 31, 2015	$1,917,843
Lapse of statute of limitations	(39,446)

Balance at December 31, 2016	1,878,397
Lapse of statute of limitations	(678,844)

Balance at December 31, 2017	$1,199,553

10. Commitments and Contingencies

        The Corporation's future minimum lease commitments as of December 31, 2017 are summarized in the following table:

Year ended December 31,	Payments
2018	78,506
2019	80,577
2020	6,729

$165,812

        The Corporation enters into commitments for capital expenditures in advance of the expenditures being made. At a given point in time, it is estimated that the Corporation has committed to capital expenditures equal to approximately one quarter of its capital budget by means of giving the necessary authorizations to incur the expenditures in a future period. As of December 31, 2017, we had no material commitments for capital expenditures.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

10. Commitments and Contingencies (Continued)

Litigation

        The Corporation is not currently involved in any litigation. Management is of the opinion that the potential for litigation is remote, without merit and would not have a material adverse impact on the Corporation's financial position or results of operations.

11. Net Income (Loss) Per Share

        Basic net income (loss) per share is computed on the basis of the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share is computed based upon the weighted- average number of common shares outstanding during the period plus the assumed issuance of common shares for all potentially dilutive securities.

        The net loss used in the calculation of basic and diluted net loss per share are as follows:

	Years ended December 31,
	2017	2016
Net income (loss) available to shareholders	$7,435,905	$(7,567,783)

        In calculating the net loss per share, basic and diluted, the following weighted-average shares were used:

	Years ended December 31,
	2017	2016
Basic weighted-average number of shares outstanding	52,239,854	45,882,030
Dilutive effect of stock options	26,735	—

Diluted weighted average shares outstanding	52,266,589	45,882,030

        We excluded the following shares from the diluted EPS because their inclusion would have been anti-dilutive.

	Years ended December 31,
	2017	2016
Anti-dilutive, or out-of-the-money options	634,765	511,000
Convertible debenture conversion shares	1,080,478	8,643,820

Total anti-dilutive shares	1,715,243	9,154,820

12. Operating Segments

        Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as executive management. Segment performance is evaluated based on operating profit or loss as shown in the table below. Interest expense, interest income and income taxes are managed separately on a group basis.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

12. Operating Segments (Continued)

        The Corporation's reportable segments are as follows:

  a.
  The Upstream segment activities include acquisition, development and production of primarily natural gas reserves on properties within the United States;

  b.
  The Gas Gathering segment partners with two other companies to operate a natural gas gathering system; and

  c.
  The Canada segment activities include corporate listing and governance functions of the Corporation.

	Upstream		Gas Gathering	Canada	Corporate		Elimination	Consolidated
As at and for the twelve months ended December 31, 2017
Operating revenue	$19,325,528	(1)	$7,614,075	$—	$—		$(1,182,512)	$25,757,091
Net (loss) earnings for the period	$5,544,931		$2,521,014	$—	$(630,040)	(3)		$7,435,905
Operating costs	5,723,298		2,078,601	—	—		(1,182,512)	6,619,387
Depletion, deprec., amortization and accretion	8,057,299		3,014,460	—	—			11,071,759
Segment assets	$65,704,141		$18,222,609	$2,478,910	$—			$86,405,660
Capital expenditures(2)	19,129,745		200,689	—	—			19,330,434
Proved properties	39,899,104		—	—	—			39,899,104
Unproved properties	17,451,552		—					17,451,552
Gathering system			14,628,118					14,628,118
Other property and equipment	299		—					299
As at and for the twelve months ended December 31, 2016
Operating revenue	$15,263,438	(1)	$10,132,911	$—	$—		$(1,696,076)	$23,700,273
Net (loss) earnings for the period	$(6,564,166)		$1,941,261	$—	$(2,944,878)	(3)	$—	$(7,567,783)
Operating costs	6,582,039		2,469,941	—	—		(1,696,076)	7,355,904
Depletion, deprec., amortization and accretion	15,245,566		5,721,709	—	—		—	20,967,275
Segment assets	$50,558,020		$19,463,503	$30,121,469	$—		$—	$100,142,992
Capital expenditures(2)	(12,024)		684,046	—	—		—	672,022
Proved properties	46,099,306		—	—	—		—	46,099,306
Gathering system	—		17,497,635	—	—		—	17,497,635

(1)
Segment operating revenue represents revenues generated from the operations of the segment. Inter-segment sales during the years ended December 31, 2017 and 2016 have been eliminated upon consolidation. For the year ended December 31, 2017, Epsilon sold natural gas to 26 unique customers. South Jersey Resources Group, LLC, and Repsol Energy North America Corporation each accounted for 10% or more of total revenue. For the year ended December 31, 2016, Epsilon sold natural gas to 22 unique customers. DTE Energy Trading, Inc., Repsol Energy North America Corporation and Twin Eagle Resource Management, LLC each accounted for 10% or more of our total revenue.

(2)
Capital expenditures for Upstream consist primarily of the drilling and completing of wells while Gas Gathering consists of expenditures relating to the expansion and completion of the compression facility.

(3)
Segment reporting for net earnings (loss) for the period does not include non-monetary compensation, general and administrative expense, interest income, interest expense or income tax amounts as they are managed on a group basis and are instead included in the corporate column for reconciliation purposes. Additionally, gains & (losses) from commodity hedging contracts are also included in the Corporate column.

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

13. Risk Management Activities

Commodity Price Risks

        Epsilon engages in price risk management activities from time to time. These activities are intended to manage Epsilon's exposure to fluctuations in commodity prices for natural gas by securing fixed price contracts for a portion of expected sales volumes.

        Inherent in the Corporation's fixed price contracts, are certain business risks, including market risk and credit risk. Market risk is the risk that the price of oil and natural gas will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by the Corporation's counterparty to a contract. The Corporation does not currently require collateral from any of its counterparties nor does its counterparties require collateral from the Corporation.

        The Corporation enters into certain commodity derivative instruments to mitigate commodity price risk associated with a portion of its future natural gas production and related cash flows. The natural gas revenues and cash flows are affected by changes in commodity product prices, which are volatile and cannot be accurately predicted. The objective for holding these commodity derivatives is to protect the operating revenues and cash flows related to a portion of the future natural gas sales from the risk of significant declines in commodity prices, which helps ensure the Corporation's ability to fund the capital budget.

        Epsilon has historically elected not to designate any of its financial commodity derivative contracts as accounting hedges and, accordingly, accounts for these financial commodity derivative contracts using the mark-to-market accounting method. Under this accounting method, changes in the fair value of outstanding financial instruments are recognized as gains or losses in the period of change and are recorded as gain (loss) on commodity contracts on the consolidated statements of operations and comprehensive income (loss). The related cash flow impact is reflected in cash flows from operating activities. During 2017, Epsilon recognized gains on financial commodity derivative contracts of $2,623,687. This amount included cash received on settlements of these contracts of $2,027,791. For 2016, Epsilon recognized losses of $487,550, which included cash paid on settlements of natural gas derivative contracts of $151,198.

Commodity Derivative Contracts

        Epsilon's outstanding natural gas price swap contracts as of December 31, 2017 consisted of:

		Weighted Average Price ($/Mmbtu)
Derivative Type	Volume (Mmbtu)	Swaps	Ceiling Price	Floor Price	Basis Differential	Fair Value December 31, 2017
2018
Fixed price swap	3,673,500	$2.88	$—	$—	$—	$203,840
Basis swap	4,175,000	$—	$—	$—	$(0.51)	22,191
Two-way costless collar	501,500	$—	$4.36	$2.70	$—	33,513

	8,350,000					$259,544

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

13. Risk Management Activities (Continued)

        As of December 31, 2017 and 2016, all of the Corporation's economic derivative hedge positions were with large financial institutions, which are not known to the Corporation to be in default on their derivative positions. The Corporation is exposed to credit risk to the extent of non-performance by the counterparties in the derivative contracts discussed above; however, the Corporation does not anticipate non-performance by such counterparties. None of the Corporation's derivative instruments contains credit-risk related contingent features.

	Fair Value of Derivative Assets
	December 31, 2017	December 31, 2016
Current
Fixed price swap	$203,840	$—
Basis swap	22,191	—
Two-way costless collar	45,950	—

	$271,981	$—

	Fair Value of Derivative Liabilities
	December 31, 2017	December 31, 2016
Current
Fixed price swap	$—	$(336,352)
Two-way costless collar	(12,437)	—

	$(12,437)	$(336,352)

Net Fair Value of Derivatives	$259,544	$(336,352)

        The following table presents the changes in the fair value of Epsilon's commodity derivatives for the periods indicated:

	Years ended December 31,
	2017	2016
Fair value of asset (liability), beginning of period	$(336,352)	$—
Gain (loss) on derivatives	2,623,686	(487,550)
Cash (received from) paid for settlements on derivatives	(2,027,791)	151,198

Fair value of asset (liability), end of period	$259,544	$(336,352)

14. Asset Retirement Obligations

        Asset retirement obligations were estimated by management based on Epsilon's net ownership interest in all wells and the gathering system, estimated costs to reclaim and abandon such assets and the estimated timing of the costs to be incurred in future periods. Epsilon has estimated the net present value of its total asset retirement obligations to be $1.6 million as at December 31, 2017

Epsilon Energy Ltd.

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2017 and 2016

14. Asset Retirement Obligations (Continued)

($1.5 million at December 31, 2016) based on a total net future undiscounted liability of approximately $12.0 million ($8.4 million at December 31, 2016). Each year we review, and to the extent necessary, revise our asset retirement obligation estimates. During 2017 and 2016, we reviewed the actual abandonment costs with previous estimates and, as a result, estimates remained unchanged, we did, however, add to our liability, amounts relating to the recent acquisition of properties in Oklahoma.

        The following table presents the activity in Epsilon's asset retirement obligations for the periods indicated:

	Years ended December 31,
	2017	2016
Balance beginning of period	$1,468,635	$1,373,187
Liabilities acquired	90,827	—
Change in estimates	(16,072)	—
Accretion	103,211	95,448

Balance end of period	$1,646,601	$1,468,635

15. Subsequent Events

        The Company has evaluated subsequent events through May 4, 2018, which is the date these consolidated financial statements were available for issuance.

 EPSILON ENERGY LTD.
Supplemental Information to Consolidated Financial Statements
(Unaudited)

OIL AND GAS PRODUCING ACTIVITIES

        The following disclosures are made in accordance with Financial Accounting Standards Board Accounting Standards Update No. 2010-03 "Oil and Gas Reserve Estimates and Disclosures" and the United States Securities and Exchange Commission's (SEC) final rule on "Modernization of Oil and Gas Reporting."

  Oil and Gas Reserves

        Users of this information should be aware that the process of estimating quantities of "proved," "proved developed" and "proved undeveloped" crude oil, natural gas liquids (NGLs) and natural gas reserves is complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity; evolving production history; crude oil and condensate, NGL and natural gas prices; and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions (upward or downward) to existing reserve estimates may occur from time to time. Although reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

        Proved reserves represent estimated quantities of crude oil, NGLs and natural gas, which, by analysis of geoscience and engineering data, can be estimated, with reasonable certainty, to be economically producible from a given date forward from known reservoirs under then-existing economic conditions, operating methods and government regulations before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

        Proved developed reserves are proved reserves expected to be recovered under operating methods being utilized at the time the estimates were made, through wells and equipment in place or if the cost of any required equipment is relatively minor compared to the cost of a new well.

        Proved undeveloped reserves (PUDs) are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. PUDs can be recorded in respect of a particular undrilled location only if the location is scheduled, under the then-current drilling and development plan, to be drilled within five years from the date that the PUDs are to be recorded, unless specific factors (such as those described in interpretative guidance issued by the Staff of the SEC) justify a longer timeframe. Likewise, absent any such specific factors, PUDs associated with a particular undeveloped drilling location shall be removed from the estimates of proved reserves if the location is scheduled, under the then-current drilling and development plan, to be drilled on a date that is beyond five years from the date that the PUDs were recorded. Epsilon has formulated development plans for all drilling locations associated with its PUDs at December 31, 2017. Under these plans, each PUD location will be drilled within five years from the date it was recorded. Estimates for PUDs are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

        The following tables set forth Epsilon's net proved reserves at December 31 for each of the two years in the period ended December 31, 2017. Net proved reserves at December 31 for successive years are estimated by the Corporation's independent petroleum engineers, DeGolyer and MacNaughton.

NET PROVED RESERVE SUMMARY

All reserves located in United States

	Natural Gas (MMcf)	Oil (MBbl)	Total (MMcfe)
Net proved reserves at December 31, 2015	39,988	—	39,988
Revisions of previous estimates(1)(2)	13,634	—	13,634
Improved recoveries(3)	6,791	—	6,791
Production	(11,016)	—	(11,016)

Net proved reserves at December 31, 2016	49,397	—	49,397
Revisions of previous estimates(1)(2)(5)	163,261	—	163,261
Improved recoveries(3)	9,756	—	9,756
Acquisitions(4)	2,184	40	2,426
Production	(9,010)	(3)	(9,028)

Net proved reserves at December 31, 2017	215,588	37	215,812

Proved developed reserves:
At Decemeber 31, 2105	39,988	—	39,988

At Decemeber 31, 2016	48,463	—	48,463

At Decemeber 31, 2017	60,571	37	60,795

Proved undeveloped reserves:
At Decemeber 31, 2015	—	—	—

At Decemeber 31,2016	934	—	934

At Decemeber 31, 2017	155,017	—	155,017

(1)
Revisions of previous estimates in the proved producing category are primarily attributable to an increase in the natural gas price.

(2)
Revisions of previous estimates in the proved undeveloped category is entirely attributable to undeveloped well locations becoming economic due to increases in the price of natural gas.

(3)
Improved recoveries in the proved producing category are primarily attributable to actual production from the wells exceeding the expected production curves from the previous year.

(4)
Acquisitions are entirely attributable to the Company's purchase of leases and associated production in Oklahoma.

(5)
During 2017, 934 MMcf were transferred from net proved undeveloped, 306 MMcf moved to net proved developed producing and 628 MMcf moved to net proved developed non-producing.

  Capitalized Costs Relating to Oil and Gas Producing Activities

        The following table sets forth the capitalized costs relating to Epsilon's crude oil and natural gas producing activities at December 31, 2017 and 2016:

	Years ended December 31,
	2017	2016
Proved properties	$118,524,693	$116,769,430
Unproved properties	17,451,552	—
Gathering system properties	40,880,503	40,738,085

Total Oil & Gas Properties	176,856,748	157,507,515
Accumulated depreciation, depletion and amortization	(104,877,974)	(93,910,574)

Net capitalized costs	$71,978,774	$63,596,941

  Costs incurred for oil and natural gas property acquisition, exploration and development activities

        The following table summarizes costs incurred and capitalized in oil and natural gas properties related to acquisition, exploration and development activities. Property acquisition costs are those costs incurred to lease property, including both undeveloped leasehold and the purchase of reserves in place. Exploration costs include costs of identifying areas that may warrant examination and examining specific areas that are considered to have prospects containing oil and natural gas reserves, including costs of drilling exploratory wells, geological and geophysical costs and carrying costs on undeveloped properties. Development costs are incurred to obtain access to proved reserves, including the cost of drilling, as well as the costs to develop the gathering system.

	Years ended December 31,
	2017	2016
Oil and Natural Gas Activities
Proved acquisition costs	$1,734,509	$—
Unproved acquisition costs	17,451,552	—
Development costs(1)	20,758	(152,016)

Total costs incurred for oil and natural gas activities	19,206,819	(152,016)
Gathering System development costs	142,418	466,805

Total costs incurred	$19,349,237	$314,789

(1)
Negative amount in 2016 primarily related to the reversal of an overaccrual in the prior year.

  Results of Operations for Oil and Gas Producing Activities

        The following table sets forth results of operations for gas producing activities for the years ended December 31, 2017 and 2016:

	Years ended December 31,
	2017	2016
Oil and gas producing activities:
Gas sales	$19,203,543	$15,263,438
Oil and other liquid sales	121,985	—

Total revenues	19,325,528	15,263,438

Lease operating costs	(5,723,298)	(6,582,039)
Depreciation, depletion, amortization, and accretion	(8,057,299)	(15,245,400)

Total costs	(13,780,597)	(21,827,439)

Results of operations from oil and gas producing activities	$5,544,931	$(6,564,001)

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

        The following information has been developed utilizing procedures prescribed by the Extractive Industries—Oil and Gas Topic of the ASC and based on natural gas reserves and production volumes estimated by the reserve engineers of DeGolyer and MacNaughton. The commodity prices estimated below were based on a 12-month average of first-day-of-the-month commodity prices for the years 2017 and 2016. The following information may be useful for certain comparative purposes, but should not be solely relied upon in evaluating Epsilon or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of Epsilon.

        The future cash flows presented below are based on expense and cost rates in existence as of the date of the projections. It is expected that material revisions to some estimates of natural gas reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used.

        Estimated future income taxes are computed using current statutory income tax rates including consideration of the current tax basis of the properties and related carryforwards. Such estimates will not be impacted by the planned domestication because all of the Corporation's properties are located in the United States. The resulting tax-effected future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

        Management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable and possible reserves as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

        The following table sets forth the standardized measure of discounted future net cash flows from projected production of Epsilon's gas reserves as of December 31, 2017 and 2016:

	As of December 31,
	2017	2016
Future cash inflows	$444,906,724	$65,797,522
Future production costs	(168,489,681)	(40,341,660)
Future development costs(1)	(92,026,760)	(2,132,099)
Future income taxes(2)	(49,347,763)	—
10% annual discount for estimated timing of cash flows	(85,326,963)	(6,936,494)

Standardized measure of discounted future net cash flows	$49,715,557	$16,387,269

(1)
Costs associated with the abandonment of proved properties are included in future development costs.

(2)
Future income taxes for 2017 were estimated using a combined federal and state statutory tax rate of approximately 27.6% which includes the reduced corporate tax rate of 21% enacted on December 22, 2017 via the Tax Cuts and Jobs Act. Future income taxes for 2016 were estimated using a combined federal and state statutory tax rate of 40.6% which includes a corporate tax rate of 34%. No future income taxes were estimated for 2016 due to sufficient existing tax basis and net operating losses.

  Changes in Standardized Measure of Discounted Future Net Cash Flows

        The following table sets forth the changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2017 and 2016:

	For the years ended December 31,
	2017	2016
Beginning balance	$16,387,269	$6,859,394
Revenue less production and other costs	(13,634,107)	(8,681,399)
Changes in price, net of production costs	26,136,085	9,915,102
Development costs incurred	34,457	(152,016)
Net changes in future development costs	(68,608,621)	(15,233)
Revisions of previous quantity estimates(1)	111,557,578	7,196,831
Accretion of discount	1,390,234	582,876
Net change in income taxes	(19,722,823)	—
Purchases of reserves in place	786,392	—
Timing differences and other technical revisions(1)	(4,610,907)	681,714

Ending balance	$49,715,557	$16,387,269

(1)
The 2017 amounts have been revised to reflect a revision in the discounting factor utilized in the determination of the revisions of previous quantity estimates.

 Exhibit A to Management Proxy Circular
(Special Resolution)

RESOLVED AS A SPECIAL RESOLUTION THAT:

  1.
  the Corporation be authorized to make application to the Registrar of Corporations of Alberta for approval to file a certificate of corporate domestication and a certificate of incorporation under the Delaware General Corporation Law ("DGCL") to continue the Corporation from the Business Corporations Act (Alberta) (the "ABCA") to the DGCL as if the Corporation had been incorporated under the DGCL, and to make application to the Registrar of Corporations of Alberta for the issuance of a certificate of discontinuance;

  2.
  the Corporation is authorized to file with the Secretary of State of the State of Delaware the certificate of corporate domestication and a certificate of incorporation pursuant to, and in accordance with the DGCL as if it has been incorporated thereunder (the "Domestication");

  3.
  effective on the date of the Domestication, the Corporation shall file a certificate of corporate domestication and certificate of incorporation and bylaws in the forms as set out in Exhibits B, C, and D to the management proxy circular dated as of May [    •    ], 2018 (the "Circular"), each of which is hereby approved in all respects;

  4.
  subject to the completion of such continuance and the issue of such certificate of discontinuance under the ABCA and a certificate of corporate domestication under the DGCL, and without affecting the validity of the Corporation and existence of the Corporation by or under its Articles of Incorporation, as amended (the "Articles"), and of any act done thereunder, the Corporation's Articles will be amended to make all changes necessary to conform to the requirements of the DGCL upon the issuance of a certificate of corporate domestication under the DGCL;

  5.
  notwithstanding that this special resolution shall have been duly passed by the shareholders of the Corporation, the directors of the Corporation are authorized, in their sole discretion, to abandon the application for a certificate of corporate domestication and a certificate of incorporation under the DGCL at any time prior to the filing or issue thereof without further approval of the shareholders of the Corporation.

  6.
  any one (or more) director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things (whether under corporate seal of the Corporation or otherwise) that may be necessary or desirable to give effect to this special resolution.

EXHIBIT A

Exhibit B to Management Proxy Circular
(Form of Certificate of Corporate Domestication)

CERTIFICATE OF CORPORATE DOMESTICATION
OF EPSILON ENERGY LTD.

        The undersigned, currently a corporation organized and existing under the laws of Canada, for the purposes of domesticating under the Delaware General Corporation Law (the "DGCL"), does certify that:

  1.
  The corporation (hereinafter called the "corporation") was first formed, incorporated, or otherwise came into being on March 14, 2005 under the laws of the Province of Alberta, Canada.

  2.
  The name of the corporation immediately prior to the filing of this certificate of corporate domestication was Epsilon Energy Ltd.

  3.
  The name of the corporation as set forth in its certificate of incorporation filed or to be filed in accordance with the DGCL is Epsilon Energy, Inc.

  4.
  The jurisdiction that constituted the seat, siège social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of the DGCL is Alberta, Canada.

  5.
  The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

  6.
  The effective time of this certificate of corporate domestication shall be [DATE], 2018.

        IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this [            ] day of [MONTH], 2018.

EPSILON ENERGY LTD.,
an Alberta corporation
By:	Michael Raleigh Chief Executive Officer

EXHIBIT B

Exhibit C to Management Proxy Circular
(Form of Certificate of Incorporation of Epsilon Energy, Inc.)

CERTIFICATE OF INCORPORATION
OF
EPSILON ENERGY, INC.

        I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the "DGCL"), certify as follows:

ARTICLE I

        The name of the corporation is Epsilon Energy, Inc.

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

        A.    The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 160,000,000 shares, consisting of 150,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock").

        B.    Except as otherwise restricted by this Certificate of Incorporation (this "Certificate"), the Corporation is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation that may have been authorized but not issued, to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

        Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

        C.    The designations and the powers, preferences and rights and qualifications, limitations or restrictions of the shares of each class of stock are as follows:

        1.     Common Stock.

          (a)   Each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote.

          (b)   The holders of shares of Common Stock shall not have cumulative voting rights (as defined in Section 214 of the Delaware General Corporation Law).

          (c)   Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate, as it may be amended from time to time, holders of shares of

EXHIBIT C - PAGE 1

  Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors of the Corporation (the "Board of Directors") from time to time out of assets or funds of the Corporation legally available therefor.

          (d)   In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

          (e)   No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

        2.    Preferred Stock.    The shares of Preferred Stock shall initially be undesignated and may be issued from time to time in one or more additional series by the Board of Directors. The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but, in respect of decreases, not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolutions originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

ARTICLE V

        The Corporation is to have a perpetual existence.

ARTICLE VI

        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        A.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by law or by this Certificate or the bylaws of the Corporation, as the same may be amended from time to time (the "Bylaws"), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        C.    Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

EXHIBIT C - PAGE 2

        D.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the Chief Executive Officer.

        E.    The number of directors shall be set at seven (7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). All directors shall hold office until the expiration of the term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

        F.     Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders described in Article VI(G) below) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        G.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

ARTICLE VII

        No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        The Corporation shall indemnify any director or officer to the fullest extent permitted by Delaware law.

EXHIBIT C - PAGE 3

 ARTICLE VIII

        All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate in the Board of Directors, are hereby conferred upon the Board of Directors.

ARTICLE IX

        The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any adoption, amendment or repeal of Bylaws by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X

        The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided that, notwithstanding any other provision of this Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but subject to the rights of the holders of any series of Preferred Stock then outstanding and in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any of the Articles in this Certificate.

ARTICLE XI

        To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XII

        The incorporator is B. Lane Bond, whose mailing address is 16701 Greenspoint Park Drive, Suite 195, Houston, Texas 77060.

[Signature page follows]

EXHIBIT C - PAGE 4

        I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this [DATE][st/th] day of [MONTH], 2018.

B. Lane Bond, sole incorporator

EXHIBIT C - PAGE 5

Exhibit D to Management Proxy Circular
(Form of Bylaws of Epsilon Energy, Inc.)

AMENDED AND RESTATED BYLAWS OF
EPSILON ENERGY INC.

ARTICLE I
STOCKHOLDERS

        1.1    Place of Meetings.     All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be determined from time to time by the Board of Directors or, if not determined by the Board of Directors, by the Chairman of the Board, the President or the Chief Executive Officer; provided that the Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place but shall be held solely by means of remote communication in accordance with Section 1.13.

        1.2    Annual Meeting.     The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at a time to be fixed by the Board of Directors and stated in the notice of the meeting.

        1.3    Special Meetings.     Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, for any purpose or purposes prescribed in the notice of the meeting and shall be held on such date and at such time as the Board may fix. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

        1.4    Notice of Meetings.

          (a)   Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date fixed by the Board of Directors for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or as required by law (meaning here and hereafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the corporation). The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

          (b)   Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder's address as it appears in the records of the corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (1) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

EXHIBIT D - PAGE 1

          (c)   Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

        1.5    Voting List.     The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, (b) during ordinary business hours at the principal place of business of the corporation or (c) in any other manner provided by law. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to the stockholders who are entitled to examine the list required by this Section 1.5 or to vote in person or by proxy at any meeting of stockholders.

        1.6    Quorum.     Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

        1.7    Adjournments.     Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if the Board of Directors fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting in accordance with Section 4.5, written notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

        1.8    Voting and Proxies.     Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record

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entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for such stockholder by a written proxy executed by the stockholder or the stockholder's authorized agent or by an electronic transmission permitted by law and delivered to the Secretary of the corporation. Any copy, facsimile transmission or other reliable reproduction of the writing or electronic transmission created pursuant to this section may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

        1.9    Action at Meeting.

          (a)   At any meeting of stockholders for the election of one or more directors at which a quorum is present, the election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

          (b)   All other matters shall be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), provided that a quorum is present, except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.

          (c)   All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, that upon demand therefor by a stockholder entitled to vote or the stockholder's proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his ability.

        1.10    Stockholder Business (Other Than the Election of Directors).

          (a)   Only such business (other than nominations for election of directors, which is governed by Section 2.15 of these Bylaws) shall be conducted as shall have been properly brought before an annual meeting. To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in this Section 1.10 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in this Section 1.10 as to such business. For any business to be properly brought before an annual meeting by a stockholder (other than nominations for election of directors, which is governed by Section 2.15 of these Bylaws), it must be a proper matter for stockholder action under the Delaware General Corporation Law, and the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice shall be in writing and must be received at the corporation's principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of

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  the date of the preceding year's annual meeting as first specified in the corporation's notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the previous year's annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. "Public announcement" for purposes hereof shall have the meaning set forth in Section 2.15(c) of these Bylaws. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in a request under Section 1.3.

          (b)   A stockholder's notice to the Secretary of the corporation shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment, and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made, and any of their respective affiliates or associates or others acting in concert therewith (each, a "Proposing Person"), (A) the name and address, as they appear on the corporation's books, of the stockholder proposing such business and of any other Proposing Person, (B) the class or series and number of shares of the corporation which are owned beneficially and of record by the stockholder and any other Proposing Person as of the date of the notice, and a representation that the stockholder will notify the corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the corporation owned beneficially and of record by the stockholder and any other Proposing Person as of the record date for voting at the meeting, (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (D) any material interest of the stockholder and any other Proposing Person in such business, (E) the following information regarding the ownership interests of the stockholder and any other Proposing Person which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (1) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record or any other Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a "Derivative Instrument") directly or indirectly owned beneficially by such stockholder or other Proposing Person, and any other direct

EXHIBIT D - PAGE 4

  or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation; (2) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Proposing Person has a right to vote any shares of any security of the corporation; (3) a description of any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called "stock borrowing" agreement or arrangement, engaged in, directly or indirectly, by such stockholder or other Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or other Proposing Person with respect to any class or series of the shares of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the corporation ("Short Interests"); (4) a description of any rights to dividends on the shares of the corporation owned beneficially by such stockholder or other Proposing Person that are separated or separable from the underlying shares of the corporation; (5) a description of any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (6) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Proposing Person is entitled based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder's or other Proposing Person's immediate family sharing the same household; (7) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the corporation held by such stockholder or other Proposing Person; and (8) a description of any direct or indirect interest of such stockholder or other Proposing Person in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (F) any other information relating to such stockholder or other Proposing Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. The terms "associate" and "beneficially owned" for purposes hereof shall have the meanings set forth in Section 2.15(e) of these Bylaws.

          (c)   Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this section, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the corporation prior to the making of such proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

          (d)   Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10; provided however, that any references in this Section 1.10 to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.10. Nothing in this Section 1.10 shall be

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  deemed to affect any rights (i) of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

          (e)   Notwithstanding any provisions to the contrary, the notice requirements set forth in subsections (a) and (b) above shall be deemed satisfied by a stockholder if the stockholder has notified the corporation of the stockholder's intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.

        1.11    Conduct of Business.     At every meeting of the stockholders, the Chairman of the Board, or, in his absence, the Chief Executive Officer, or, in his absence, such other person as may be appointed by the Board of Directors, shall act as chairman. The Secretary of the corporation or a person designated by the chairman of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairman of the meeting, attendance at the stockholders' meeting is restricted to stockholders of record, persons authorized in accordance with Section 1.8 of these Bylaws to act by proxy, and officers of the corporation.

        The chairman of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairman's discretion, the business of the meeting may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

        The chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairman may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairman shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in Section 1.10, this Section 1.11 and Section 2.15. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of Section 1.10, this Section 1.11 and Section 2.15, and if he should so determine that any proposed nomination or business is not in compliance with such sections, he shall so declare to the meeting that such defective nomination or proposal shall be disregarded.

        1.12    Stockholder Action Without Meeting.     Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

        1.13    Meetings by Remote Communication.     If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the corporation

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shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

ARTICLE II
BOARD OF DIRECTORS

        2.1    General Powers.     The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy on the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

        2.2    Number and Term of Office.     Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall initially be seven (7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors. Each director, including a director elected to fill a vacancy, shall hold office until such director's successor is elected and qualified or until such director's earlier death, resignation or removal

        2.3    Vacancies and Newly Created Directorships.     Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

        2.4    Resignation.     Any director may resign by delivering notice in writing or by electronic transmission to the President, Chief Executive Officer, Chairman of the Board or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

        2.5    Removal.     Subject to the rights of the holders of any series of preferred stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Directors so chosen shall hold office until the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

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        2.6    Regular Meetings.     Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

        2.7    Special Meetings.     Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or two or more directors and may be held at any time and place, within or without the State of Delaware.

        2.8    Notice of Special Meetings.     Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (a) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (b) sending a facsimile to his last known facsimile number, or delivering written notice by hand to his last known business or home address, at least 24 hours in advance of the meeting, or (c) mailing written notice to his last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

        2.9    Participation in Meetings by Telephone Conference Calls or Other Methods of Communication.     Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

        2.10    Quorum.     A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

        2.11    Action at Meeting.     At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

        2.12    Action by Written Consent.     Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        2.13    Committees.     The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of

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Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

        2.14    Compensation of Directors.     Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

        2.15    Nomination of Director Candidates.

          (a)   Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of directors at an annual meeting may be made by (i) the Board of Directors or a duly authorized committee thereof or (ii) any stockholder of the corporation who is a stockholder of record at the time of giving the notice provided for in paragraphs (b) and (c) of this Section 2.15, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.15.

          (b)   All nominations by stockholders must be made pursuant to timely notice given in writing to the Secretary of the corporation. To be timely, a stockholder's nomination for a director to be elected at an annual meeting must be received at the corporation's principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of the preceding year's annual meeting as first specified in the corporation's notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year's annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their respective affiliates or associates or others acting in concert therewith (each, a "Nominating Person"), the name and address, as they appear on the corporation's books, of the stockholder who intends to make the nomination and of any other Nominating Person, (ii) the class or series and number of shares of the corporation which are owned beneficially and of record by the stockholder and any other Nominating Person as of the date of the notice, and a representation that the stockholder will notify the corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the corporation owned beneficially and of record by the stockholder and any other Nominating Person as of the record date for voting at the meeting, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the nominee specified in the notice, (iv) the following information regarding the ownership interests of the stockholder and any other Nominating Person, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) a description of any Derivative Instrument directly or indirectly owned beneficially by such stockholder or other Nominating Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation; (B) a description

EXHIBIT D - PAGE 9

  of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Nominating Person has a right to vote any shares of any security of the corporation; (C) a description of any Short Interests in any securities of the corporation directly or indirectly owned beneficially by such stockholder or other Nominating Person; (D) a description of any rights to dividends on the shares of the corporation owned beneficially by such stockholder or other Nominating Person that are separated or separable from the underlying shares of the corporation; (E) a description of any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Nominating Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (F) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Nominating Person is entitled based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder's or other Nominating Person's immediate family sharing the same household; (G) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the corporation held by such stockholder or other Nominating Person; and (H) a description of any direct or indirect interest of such stockholder or other Nominating Person in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (v) a description of all arrangements or understandings between the stockholder or other Nominating Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any other Nominating Person, on the one hand, and each nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder and any Nominating Person, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant, (vii) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (viii) the signed consent of each nominee to serve as a director of the corporation if so elected. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Notwithstanding the second sentence of this Section 2.15(b), in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the one-year anniversary of the date of the preceding year's annual meeting as first specified in the corporation's notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), a stockholder's notice required by this Section 2.15(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

EXHIBIT D - PAGE 10

          (c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (i) by or at the direction of the Board of Directors or a committee thereof or (ii) by any stockholder who complies with the notice procedures set forth in this Section 2.15 and who is a stockholder of record at the time such notice is delivered to the Secretary of the corporation. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the corporation's notice of meeting, if the stockholder's notice as required by Section 2.15(a) is delivered to the Secretary at the principal executive offices of the corporation not earlier than ninety (90) days prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (d)   For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (e)   Only those persons who are nominated in accordance with the procedures set forth in this section shall be eligible for election as directors at any meeting of stockholders. The Chairman of the Board of Directors or Secretary may, if the facts warrant, determine that a notice received by the corporation relating to a nomination proposed to be made does not satisfy the requirements of this Section 2.15 (including if the stockholder does not provide the updated information required under Section 2.15(b) to the corporation within five (5) business days following the record date for the meeting), and if it be so determined, shall so declare and any such nomination shall not be introduced at such meeting of stockholders, notwithstanding that proxies in respect of such vote may have been received. The chairman of the meeting shall have the power and duty to determine whether a nomination brought before the meeting was made in accordance with the procedures set forth in this section, and, if any nomination is not in compliance with this section (including if the stockholder does not provide the updated information required under Section 2.15(b) to the corporation within five (5) business days following the record date for the meeting), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting or a special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 2.15, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the corporation prior to the making of such nomination at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

          (f)    Notwithstanding the foregoing provisions of this Section 2.15, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.15; provided however, that any references in this Section 2.15 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered

EXHIBIT D - PAGE 11

  pursuant to this Section 2.15. Nothing in this Section 2.15 shall be deemed to affect any rights of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

ARTICLE III
OFFICERS

        3.1    Enumeration.     The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board of Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

        3.2    Election.     Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.

        3.3    Qualification.     No officer need be a stockholder. Any two or more offices may be held by the same person.

        3.4    Tenure.     Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote appointing the officer, or until his earlier death, resignation or removal.

        3.5    Resignation and Removal.     Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.

        3.6    Chairman of the Board.     The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he shall perform such duties and possess such powers as are assigned to the Chairman by the Board of Directors and these Bylaws. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the Board of Directors.

        3.7    Chief Executive Officer.     The Chief Executive Officer of the corporation shall, subject to the direction of the Board of Directors, have general supervision, direction and control of the business and the officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairman of the Board, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation, including general supervision, direction and control of the business and supervision of other officers of the corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

        3.8    President.     Subject to the direction of the Board of Directors and such supervisory powers as may be given by these Bylaws or the Board of Directors to the Chairman of the Board or the Chief Executive Officer, if such titles be held by other officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the corporation. Unless otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the corporation. The President shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. He shall have power to sign stock certificates, contracts and other instruments of the corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the corporation, other than the Chairman of the Board and the Chief Executive Officer.

EXHIBIT D - PAGE 12

        3.9    Vice Presidents.     Any Vice President shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

        3.10    Secretary and Assistant Secretaries.     The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are set forth in these Bylaws and as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

        Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

        In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

        3.11    Treasurer.     The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the corporation, to maintain the financial records of the corporation, to deposit funds of the corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the corporation.

        3.12    Chief Financial Officer.     The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to the Chief Financial Officer by the Board of Directors, the Chief Executive Officer or the President. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer of the corporation.

        3.13    Salaries.     Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

        3.14    Delegation of Authority.     The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE IV
CAPITAL STOCK

        4.1    Issuance of Stock.     Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

EXHIBIT D - PAGE 13

        4.2    Stock Certificates.     The shares of stock of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of stock of the corporation shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates, and, upon written request to the corporation's transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares of stock owned by such stockholder in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

        Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

        4.3    Transfers.     Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation: (i) in the case of shares represented by a certificate, by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

        4.4    Lost, Stolen or Destroyed Certificates.     The corporation may issue a new certificate in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 4.2, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

        4.5    Record Dates.     The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to vote at any meeting of stockholders. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting.

        If no record date is fixed by the Board of Directors, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day before the date on which notice is given, or, if notice is waived, the close of business on the day before the date on which the meeting is held.

        A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice

EXHIBIT D - PAGE 14

of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions.

        The Board of Directors may fix in advance a record date (a) for the determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or (b) for the purpose of any other lawful action. Any such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 days prior to the action to which such record date relates. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary shall be the date on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

ARTICLE V
GENERAL PROVISIONS

        5.1    Fiscal Year.     The fiscal year of the corporation shall be as fixed by the Board of Directors.

        5.2    Waiver of Notice.     Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person's duly authorized attorney, or by electronic transmission or any other method permitted under the Delaware General Corporation Law, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness or manner of notice.

        5.3    Actions with Respect to Securities of Other Corporations.     Except as the Board of Directors may otherwise designate, the Chief Executive Officer or President or any officer of the corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the corporation, in person or by proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers that this corporation may possess by reason of this corporation's ownership of securities in such other corporation or other organization.

        5.4    Evidence of Authority.     A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

        5.5    Certificate of Incorporation.     All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

        5.6    Severability.     Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

        5.7    Pronouns.     All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        5.8    Notices.     Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent of the corporation shall be

EXHIBIT D - PAGE 15

in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the Delaware General Corporation Law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his last known address as the same appears on the books of the corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation.

        5.9    Reliance Upon Books, Reports and Records.     Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the corporation as provided by law, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

        5.10    Time Periods.     In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

        5.11    Facsimile Signatures.     In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE VI
AMENDMENTS

        6.1    By the Board of Directors.     Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

        6.2    By the Stockholders.     Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders, or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

EXHIBIT D - PAGE 16

 ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

        7.1    Right to Indemnification.     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators; provided, that except as provided in Section 7.2 of this Article VII, the corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Board of Directors, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law. The rights hereunder shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, that the payment of such expenses incurred by a director or officer of the corporation in his capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this section or otherwise.

        7.2    Right of Claimant to Bring Suit.     If a claim under Section 7.1 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, or 20 days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met

EXHIBIT D - PAGE 17

the applicable standard of conduct. In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the corporation.

        7.3    Indemnification of Employees and Agents.     The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.

        7.4    Non-Exclusivity of Rights.     The rights conferred on any person in this Article VII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        7.5    Indemnification Contracts.     The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VII.

        7.6    Insurance.     The corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        7.7    Effect of Amendment.     Any amendment, repeal or modification of any provision of this Article VII shall not adversely affect any right or protection of an indemnitee or his successor in respect of any act or omission occurring prior to such amendment, repeal or modification.

EXHIBIT D - PAGE 18

Exhibit E to Management Proxy Circular
(Section 191of the ABCA)

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

        191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

  (a)
  amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

  (b)
  amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

  (b.1)
  amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

  (a)
  amalgamate with another corporation, otherwise than under section 184 or 187,

  (b)
  be continued under the laws of another jurisdiction under section 189, or

  (c)
  sell, lease or exchange all or substantially all its property under section 190.

(2)
A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)
In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)
A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)
A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)
at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)
if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder's right to dissent.

(6)
An application may be made to the Court after the adoption of a resolution referred to in subsection (1) or (2),

(a)
by the corporation, or

(b)
by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

EXHIBIT E - PAGE 1

(7)
If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the Directors to be the fair value of the shares.

(8)
Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)
at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)
within 10 days after the corporation is served with a copy of the application, if a shareholder is the applicant.

(9)
Every offer made under subsection (7) shall

(a)
be made on the same terms, and

(b)
contain or be accompanied with a statement showing how the fair value was determined.

(10)
A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder's shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)
A dissenting shareholder

(a)
is not required to give security for costs in respect of an application under subsection (6), and

(b)
except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)
In connection with an application under subsection (6), the Court may give directions for

(a)
joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)
the trial of issues and interlocutory matters, including pleadings and questioning under Part 5 of the Alberta Rules of Court,

(c)
the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)
the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)
the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)
the service of documents, and

(g)
the burden of proof on the parties.

(13)
On an application under subsection (6), the Court shall make an order

(a)
fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)
giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)
fixing the time within which the corporation must pay that amount to a shareholder, and

EXHIBIT E - PAGE 2

  (d)
  fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14)
On

(a)
the action approved by the resolution from which the shareholder dissents becoming effective,

(b)
the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder's shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

(c)
the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder's shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)
Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)
Until one of the events mentioned in subsection (14) occurs,

(a)
the shareholder may withdraw the shareholder's dissent, or

(b)
the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17)
The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)
If subsection (20) applies, the corporation shall, within 10 days after

(a)
the pronouncement of an order under subsection (13), or

(b)
the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder's shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)
Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder's notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder's full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)
A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)
the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)
the realizable value of the corporation's assets would by reason of the payment be less than the aggregate of its liabilities.

EXHIBIT E - PAGE 3

Exhibit F to Management Proxy Circular
(Form of Proxy Card)

EPSILON Energy Ltd.

Replacement Proxy

Computershare
8th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
www.computershare.com

000001

Mr A Sample
Designation (if any)
Add1
Add2
add3
add4
add5
add6

Security Class
123

Holder Account Number

C1234567890 XXX

Fold

Form of Proxy - Special Meeting to be held on [DAY], [DATE], 2018

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. **Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).**
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. **The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.**
6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.
8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

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Proxies submitted must be received by 10:00 am, Central Time, on [DAY], [DATE], 2018.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

- Call the number listed BELOW from a touch tone telephone.

1-866-732-VOTE (8683) Toll Free

To Vote Using the Internet

- Go to the following web site: www.investorvote.com
- **Smartphone?** Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456789012345

01EZ5B

CPUQC01.E.INT/000001/i1234

EXHIBIT F - PAGE 1

MR SAM SAMPLE

C1234567890

XXX 123

Appointment of Proxyholder

I/We being holder(s) of **Epsilon Energy Ltd.** hereby appoint(s): **Michael Raleigh**, Chief Executive Officer, or failing this person, **Lane Bond**, Chief Financial Officer

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the **Special Meeting** of shareholders of **Epsilon Energy Ltd.** to be held at The Houston Marriott North 255 N, Sam Houston Pkwy East, Houston, TX 77060 on [DAY], [DATE], 2018 at 10:00 am (Central Time) and at any adjournment or postponement thereof.

Proposals - The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

Fold

Fold

Authorized Signature(s) – This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.**

Signature(s)

Date

MM / DD / YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

Annual Financial Statements – Mark this box if you would NOT like to receive the Annual Financial Statements and accompanying Management's Discussion and Analysis by mail. ☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

EPSQ 254688 XXXX AR2 999999999999

01EZ6B

EXHIBIT F - PAGE 2

Exhibit G to Management Proxy Circular
(Form of 2018 Equity Incentive Plan)

EPSILON ENERGY, INC.

2018 EQUITY INCENTIVE PLAN

Page
1.	Establishment, Purpose and Term of Plan		EXHIBIT G - PAGE 1
	1.1	Establishment	EXHIBIT G - PAGE 1
	1.2	Purpose	EXHIBIT G - PAGE 1
	1.3	Term of Plan	EXHIBIT G - PAGE 1
2.	Definitions and Construction		EXHIBIT G - PAGE 1
	2.1	Definitions	EXHIBIT G - PAGE 1
	2.2	Construction	EXHIBIT G - PAGE 7
3.	Administration		EXHIBIT G - PAGE 7
	3.1	Administration by the Committee	EXHIBIT G - PAGE 7
	3.2	Authority of Officers	EXHIBIT G - PAGE 7
	3.3	Administration with Respect to Insiders	EXHIBIT G - PAGE 7
	3.4	Powers of the Committee	EXHIBIT G - PAGE 7
	3.5	Option or SAR Repricing	EXHIBIT G - PAGE 8
	3.6	Indemnification	EXHIBIT G - PAGE 8
4.	Shares Subject to Plan		EXHIBIT G - PAGE 9
	4.1	Maximum Number of Shares Issuable	EXHIBIT G - PAGE 9
	4.2	Share Counting	EXHIBIT G - PAGE 9
	4.3	Adjustments for Changes in Capital Structure	EXHIBIT G - PAGE 9
	4.4	Assumption or Substitution of Awards	EXHIBIT G - PAGE 10
5.	Eligibility, Participation and Award Limitations		EXHIBIT G - PAGE 10
	5.1	Persons Eligible for Awards	EXHIBIT G - PAGE 10
	5.2	Participation in the Plan	EXHIBIT G - PAGE 10
	5.3	Incentive Stock Option Limitations	EXHIBIT G - PAGE 10
	5.4	Nonemployee Director Award Limit	EXHIBIT G - PAGE 11
6.	Stock Options		EXHIBIT G - PAGE 11
	6.1	Exercise Price	EXHIBIT G - PAGE 11
	6.2	Exercisability and Term of Options	EXHIBIT G - PAGE 11
	6.3	Payment of Exercise Price	EXHIBIT G - PAGE 11
	6.4	Effect of Termination of Service	EXHIBIT G - PAGE 12
	6.5	Transferability of Options	EXHIBIT G - PAGE 13
7.	Stock Appreciation Rights		EXHIBIT G - PAGE 13
	7.1	Types of SARs Authorized	EXHIBIT G - PAGE 14
	7.2	Exercise Price	EXHIBIT G - PAGE 14
	7.3	Exercisability and Term of SARs	EXHIBIT G - PAGE 14
	7.4	Exercise of SARs	EXHIBIT G - PAGE 14
	7.5	Deemed Exercise of SARs	EXHIBIT G - PAGE 15
	7.6	Effect of Termination of Service	EXHIBIT G - PAGE 15
	7.7	Transferability of SARs	EXHIBIT G - PAGE 15
8.	Restricted Stock Awards		EXHIBIT G - PAGE 15
	8.1	Types of Restricted Stock Awards Authorized	EXHIBIT G - PAGE 15
	8.2	Purchase Price	EXHIBIT G - PAGE 15
	8.3	Purchase Period	EXHIBIT G - PAGE 16
	8.4	Payment of Purchase Price	EXHIBIT G - PAGE 16
	8.5	Vesting and Restrictions on Transfer	EXHIBIT G - PAGE 16
	8.6	Voting Rights; Dividends and Distributions	EXHIBIT G - PAGE 16
	8.7	Effect of Termination of Service	EXHIBIT G - PAGE 16
	8.8	Nontransferability of Restricted Stock Award Rights	EXHIBIT G - PAGE 17
9.	Restricted Stock Units		EXHIBIT G - PAGE 17

EXHIBIT G - PAGE i

Page
	9.1	Grant of Restricted Stock Unit Awards	EXHIBIT G - PAGE 17
	9.2	Purchase Price	EXHIBIT G - PAGE 17
	9.3	Vesting	EXHIBIT G - PAGE 17
	9.4	Voting Rights, Dividend Equivalent Rights and Distributions	EXHIBIT G - PAGE 17
	9.5	Effect of Termination of Service	EXHIBIT G - PAGE 18
	9.6	Settlement of Restricted Stock Unit Awards	EXHIBIT G - PAGE 18
	9.7	Nontransferability of Restricted Stock Unit Awards	EXHIBIT G - PAGE 18
10.	Performance Awards		EXHIBIT G - PAGE 19
	10.1	Types of Performance Awards Authorized	EXHIBIT G - PAGE 19
	10.2	Initial Value of Performance Shares and Performance Units	EXHIBIT G - PAGE 19
	10.3	Establishment of Performance Period, Performance Goals and Performance Award Formula	EXHIBIT G - PAGE 19
	10.4	Measurement of Performance Goals	EXHIBIT G - PAGE 19
	10.5	Settlement of Performance Awards	EXHIBIT G - PAGE 21
	10.6	Voting Rights; Dividend Equivalent Rights and Distributions	EXHIBIT G - PAGE 22
	10.7	Effect of Termination of Service	EXHIBIT G - PAGE 22
	10.8	Nontransferability of Performance Awards	EXHIBIT G - PAGE 23
11.	Cash-Based Awards and Other Stock-Based Awards		EXHIBIT G - PAGE 23
	11.1	Grant of Cash-Based Awards	EXHIBIT G - PAGE 23
	11.2	Grant of Other Stock-Based Awards	EXHIBIT G - PAGE 23
	11.3	Value of Cash-Based and Other Stock-Based Awards	EXHIBIT G - PAGE 23
	11.4	Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards	EXHIBIT G - PAGE 23
	11.5	Voting Rights; Dividend Equivalent Rights and Distributions	EXHIBIT G - PAGE 23
	11.6	Effect of Termination of Service	EXHIBIT G - PAGE 24
	11.7	Nontransferability of Cash-Based Awards and Other Stock-Based Awards	EXHIBIT G - PAGE 24
12.	Standard Forms of Award Agreement		EXHIBIT G - PAGE 24
	12.1	Award Agreements	EXHIBIT G - PAGE 24
	12.2	Authority to Vary Terms	EXHIBIT G - PAGE 24
13.	Change in Control		EXHIBIT G - PAGE 24
	13.1	Effect of Change in Control on Awards	EXHIBIT G - PAGE 24
	13.2	Effect of Change in Control on Nonemployee Director Awards	EXHIBIT G - PAGE 26
	13.3	Federal Excise Tax Under Section 4999 of the Code	EXHIBIT G - PAGE 26
14.	Compliance with Securities Law		EXHIBIT G - PAGE 26
15.	Compliance with Section 409A		EXHIBIT G - PAGE 27
	15.1	Awards Subject to Section 409A	EXHIBIT G - PAGE 27
	15.2	Deferral and/or Distribution Elections	EXHIBIT G - PAGE 27
	15.3	Subsequent Elections	EXHIBIT G - PAGE 27
	15.4	Payment of Section 409A Deferred Compensation	EXHIBIT G - PAGE 28
16.	Tax Withholding		EXHIBIT G - PAGE 29
	16.1	Tax Withholding in General	EXHIBIT G - PAGE 29
	16.2	Withholding in or Directed Sale of Shares	EXHIBIT G - PAGE 30
17.	Amendment, Suspension or Termination of Plan		EXHIBIT G - PAGE 30
18.	Miscellaneous Provisions		EXHIBIT G - PAGE 30
	18.1	Repurchase Rights	EXHIBIT G - PAGE 30
	18.2	Forfeiture Events	EXHIBIT G - PAGE 30
	18.3	Provision of Information	EXHIBIT G - PAGE 31
	18.4	Rights as Employee, Consultant or Director	EXHIBIT G - PAGE 31
	18.5	Rights as a Stockholder	EXHIBIT G - PAGE 31

EXHIBIT G - PAGE ii

Page
18.6	Delivery of Title to Shares	EXHIBIT G - PAGE 31
18.7	Fractional Shares	EXHIBIT G - PAGE 31
18.8	Retirement and Welfare Plans	EXHIBIT G - PAGE 32
18.9	Beneficiary Designation	EXHIBIT G - PAGE 32
18.10	Severability	EXHIBIT G - PAGE 32
18.11	No Constraint on Corporate Action	EXHIBIT G - PAGE 32
18.12	Unfunded Obligation	EXHIBIT G - PAGE 32
18.13	Choice of Law	EXHIBIT G - PAGE 32

EXHIBIT G - PAGE iii

Epsilon Energy, Inc.
2018 Equity Incentive Plan

        1.    ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

          1.1    Establishment.    The Epsilon Energy, Inc. 2018 Equity Incentive Plan (the "Plan") is hereby established effective as of May 9, 2018, the effective date of the domestication of the Company in the State of Delaware pursuant to Section 388 of the Delaware General Corporation Law (the "Effective Date").

          1.2    Purpose.    The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

          1.3    Term of Plan.    The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

        2.    DEFINITIONS AND CONSTRUCTION.

          2.1    Definitions.    Whenever used herein, the following terms shall have their respective meanings set forth below:

            (a)   "Affiliate" means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms "parent," "subsidiary," "control" and "controlled by" shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

            (b)   "Award" means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

            (c)   "Award Agreement" means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

            (d)   "Board" means the Board of Directors of the Company.

            (e)   "Cash-Based Award" means an Award denominated in cash and granted pursuant to Section 11.

            (f)    "Cashless Exercise" means a Cashless Exercise as defined in Section 6.3(b)(i).

            (g)   "Cause" means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant's theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant's material failure to abide by a Participating Company's code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant's unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without

EXHIBIT G - PAGE 1

    limitation, the Participant's improper use or disclosure of a Participating Company's confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company's reputation or business; (v) the Participant's repeated failure to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant's conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant's ability to perform his or her duties with a Participating Company.

            (h)   "Change in Control" means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any one or a combination of the following:

                (i)  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

               (ii)  an Ownership Change Event or series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(ee)(iii), the entity to which the assets of the Company were transferred (the "Transferee"), as the case may be; or

              (iii)  a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

    provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

            For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business

EXHIBIT G - PAGE 2

    entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

            (i)    "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

            (j)    "Committee" means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

            (k)   "Company" means Epsilon Energy, Inc., a Delaware corporation, and any successor corporation thereto.

            (l)    "Consultant" means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

            (m)  "Director" means a member of the Board.

            (n)   "Disability" means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

            (o)   "Dividend Equivalent Right" means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

            (p)   "Employee" means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director's fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be. For purposes of an individual's rights, if any, under the terms of the Plan as of the time of the Company's determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual's status as an Employee.

            (q)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (r)   "Fair Market Value" means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its

EXHIBIT G - PAGE 3

    discretion, if such determination is expressly allocated to the Company herein, subject to the following:

                (i)  Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

               (ii)  Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

              (iii)  If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

            (s)   "Full Value Award" means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

            (t)    "Incentive Stock Option" means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

            (u)   "Incumbent Director" means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

            (v)   "Insider" means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

            (w)  "Net Exercise" means a Net Exercise as defined in Section 6.3(b)(iii).

            (x)   "Nonemployee Director" means a Director who is not an Employee.

            (y)   "Nonemployee Director Award" means any Award granted to a Nonemployee Director.

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            (z)   "Nonstatutory Stock Option" means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

            (aa) "Officer" means any person designated by the Board as an officer of the Company.

            (bb) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

            (cc) "Other Stock-Based Award" means an Award denominated in shares of Stock and granted pursuant to Section 11.

            (dd) "Ownership Change Event" means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company's then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

            (ee) "Parent Corporation" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

            (ff)  "Participant" means any eligible person who has been granted one or more Awards.

            (gg) "Participating Company" means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

            (hh) "Participating Company Group" means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

            (ii)   "Performance Award" means an Award of Performance Shares or Performance Units.

            (jj)   "Performance Award Formula" means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

            (kk) "Performance Goal" means a performance goal established by the Committee pursuant to Section 10.3.

            (ll)   "Performance Period" means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

            (mm)  "Performance Share" means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

            (nn) "Performance Unit" means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

            (oo) "Restricted Stock Award" means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

            (pp) "Restricted Stock Bonus" means Stock granted to a Participant pursuant to Section 8.

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            (qq) "Restricted Stock Purchase Right" means a right to purchase Stock granted to a Participant pursuant to Section 8.

            (rr)  "Restricted Stock Unit" means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

            (ss)  "Rule 16b-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

            (tt)  "SAR" or "Stock Appreciation Right" means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

            (uu) "Section 409A" means Section 409A of the Code.

            (vv) "Section 409A Deferred Compensation" means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

            (ww)  "Securities Act" means the Securities Act of 1933, as amended.

            (xx) "Service" means a Participant's employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant's Service. Furthermore, a Participant's Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant's Service shall be deemed to have terminated, unless the Participant's right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant's Award Agreement. A Participant's Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant's Service has terminated and the effective date of and reason for such termination.

            (yy) "Stock" means the common stock of the Company, as adjusted from time to time in accordance with Section 4.3.

            (zz) "Stock Tender Exercise" means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

            (aaa)  "Subsidiary Corporation" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

            (bbb)  "Ten Percent Owner" means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

EXHIBIT G - PAGE 6

            (ccc)  "Trading Compliance Policy" means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company's equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

            (ddd)  "Vesting Conditions" mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant's monetary purchase price, if any, for such shares upon the Participant's termination of Service or failure of a performance condition to be satisfied.

          2.2    Construction.    Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

        3.    ADMINISTRATION.

          3.1    Administration by the Committee.    The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

          3.2    Authority of Officers.    Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

          3.3    Administration with Respect to Insiders.    With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

          3.4    Powers of the Committee.    In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

            (a)   to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

            (b)   to determine the type of Award granted;

            (c)   to determine the Fair Market Value of shares of Stock or other property;

            (d)   to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of

EXHIBIT G - PAGE 7

    payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant's termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

            (e)   to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

            (f)    to approve one or more forms of Award Agreement;

            (g)   to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

            (h)   to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant's termination of Service;

            (i)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

            (j)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

          3.5    Option or SAR Repricing.    Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock ("Underwater Awards") and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) "issuing or assuming a stock option in a transaction to which Section 424(a) applies," within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.3.

          3.6    Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them

EXHIBIT G - PAGE 8

  in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

        4.    SHARES SUBJECT TO PLAN.

          4.1    Maximum Number of Shares Issuable.    Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to 2,000,000 shares, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

          4.2    Share Counting.    If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant's purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares purchased in the open market with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 shall not again be available for issuance under the Plan. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

          4.3    Adjustments for Changes in Capital Structure.    Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3 and Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants' rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as "effected without receipt of consideration by the Company." If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the "New Shares"), the Committee may unilaterally amend the outstanding Awards to provide that

EXHIBIT G - PAGE 9

  such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

          4.4    Assumption or Substitution of Awards.    The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

        5.    ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

          5.1    Persons Eligible for Awards.    Awards may be granted only to Employees, Consultants and Directors.

          5.2    Participation in the Plan.    Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

          5.3    Incentive Stock Option Limitations.

            (a)    Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.    Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 2,000,000 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

            (b)    Persons Eligible.    An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an "ISO-Qualifying Corporation"). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

            (c)    Fair Market Value Limitation.    To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with

EXHIBIT G - PAGE 10

    respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

          5.4    Nonemployee Director Award Limit.    Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with generally accepted accounting principles in the United States) of all Awards granted to any Nonemployee Director during any fiscal year of the Company, taken together with any cash compensation paid to such Nonemployee Director during such fiscal year, shall not exceed $300,000.

        6.    STOCK OPTIONS.

        Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          6.1    Exercise Price.    The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

          6.2    Exercisability and Term of Options.    Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee's death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

          6.3    Payment of Exercise Price.

            (a)    Forms of Consideration Authorized.    Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise,

EXHIBIT G - PAGE 11

    (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

            (b)    Limitations on Forms of Consideration.

              (i)    Cashless Exercise.    A "Cashless Exercise" means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

              (ii)    Stock Tender Exercise.    A "Stock Tender Exercise" means the delivery of a properly executed exercise notice accompanied by a Participant's tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

              (iii)    Net Exercise.    A "Net Exercise" means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

          6.4    Effect of Termination of Service.

            (a)    Option Exercisability.    Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee, an Option shall be exercisable after the Participant's termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

              (i)    Disability.    If the Participant's Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant's Service terminated, may be exercised by the Participant (or the Participant's guardian or legal representative) at any time prior to the

EXHIBIT G - PAGE 12

      expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant's Service terminated, but in any event no later than the date of expiration of the Option's term as set forth in the Award Agreement evidencing such Option (the "Option Expiration Date").

              (ii)    Death.    If the Participant's Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant's Service terminated, may be exercised by the Participant's legal representative or other person who acquired the right to exercise the Option by reason of the Participant's death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant's Service terminated, but in any event no later than the Option Expiration Date. The Participant's Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant's termination of Service.

              (iii)    Termination for Cause.    Notwithstanding any other provision of the Plan to the contrary, if the Participant's Service is terminated for Cause or if, following the Participant's termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

              (iv)    Other Termination of Service.    If the Participant's Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant's Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant's Service terminated, but in any event no later than the Option Expiration Date.

            (b)    Extension if Exercise Prevented by Law.    Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

          6.5    Transferability of Options.    During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant's guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

        7.    STOCK APPRECIATION RIGHTS.

        Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award

EXHIBIT G - PAGE 13

Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          7.1    Types of SARs Authorized.    SARs may be granted in tandem with all or any portion of a related Option (a "Tandem SAR") or may be granted independently of any Option (a "Freestanding SAR"). A Tandem SAR may only be granted concurrently with the grant of the related Option.

          7.2    Exercise Price.    The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A of the Code.

          7.3    Exercisability and Term of SARs.

            (a)    Tandem SARs.    Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

            (b)    Freestanding SARs.    Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee's death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

          7.4    Exercise of SARs.    Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant's legal representative or other person who acquired the right to exercise the SAR by reason of the Participant's death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding

EXHIBIT G - PAGE 14

  SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

          7.5    Deemed Exercise of SARs.    If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

          7.6    Effect of Termination of Service.    Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant's termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

          7.7    Transferability of SARs.    During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant's guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

        8.    RESTRICTED STOCK AWARDS.

        Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          8.1    Types of Restricted Stock Awards Authorized.    Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

          8.2    Purchase Price.    The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

EXHIBIT G - PAGE 15

          8.3    Purchase Period.    A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

          8.4    Payment of Purchase Price.    Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

          8.5    Vesting and Restrictions on Transfer.    Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

          8.6    Voting Rights; Dividends and Distributions.    Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant's Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

          8.7    Effect of Termination of Service.    Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain

EXHIBIT G - PAGE 16

  subject to Vesting Conditions as of the date of the Participant's termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant's termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

          8.8    Nontransferability of Restricted Stock Award Rights.    Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

        9.    RESTRICTED STOCK UNITS.

        Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          9.1    Grant of Restricted Stock Unit Awards.    Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

          9.2    Purchase Price.    No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

          9.3    Vesting.    Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

          9.4    Voting Rights, Dividend Equivalent Rights and Distributions.    Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of

EXHIBIT G - PAGE 17

  additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant's Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

          9.5    Effect of Termination of Service.    Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant's Service terminates for any reason, whether voluntary or involuntary (including the Participant's death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant's termination of Service.

          9.6    Settlement of Restricted Stock Unit Awards.    The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant's Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

          9.7    Nontransferability of Restricted Stock Unit Awards.    The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant

EXHIBIT G - PAGE 18

  hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

        10.    PERFORMANCE AWARDS.

        Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          10.1    Types of Performance Awards Authorized.    Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

          10.2    Initial Value of Performance Shares and Performance Units.    Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

          10.3    Establishment of Performance Period, Performance Goals and Performance Award Formula.    In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

          10.4    Measurement of Performance Goals.    Performance Goals shall be established by the Committee on the basis of targets to be attained ("Performance Targets") with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a "Performance Measure"), subject to the following:

            (a)    Performance Measures.    Performance Measures based on objective criteria shall be calculated in accordance with the Company's financial statements, or, if such measures are not reported in the Company's financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company's industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measuares based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently

EXHIBIT G - PAGE 19

    occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant's rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:

                (i)  revenue;

               (ii)  sales;

              (iii)  expenses;

              (iv)  operating income;

               (v)  gross margin;

              (vi)  operating margin;

             (vii)  earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

            (viii)  pre-tax profit;

              (ix)  net operating income;

               (x)  net income;

              (xi)  economic value added;

             (xii)  free cash flow;

            (xiii)  operating cash flow;

            (xiv)  balance of cash, cash equivalents and marketable securities;

             (xv)  stock price;

            (xvi)  earnings per share;

           (xvii)  return on stockholder equity;

          (xviii)  return on capital;

            (xix)  return on assets;

             (xx)  return on investment;

            (xxi)  total stockholder return;

           (xxii)  employee satisfaction;

          (xxiii)  employee retention;

          (xxiv)  market share;

            (xxv)  customer satisfaction;

          (xxvi)  product development;

         (xxvii)  research and development expenses;

        (xxviii)  completion of an identified special project; and

EXHIBIT G - PAGE 20

           (xxix)  completion of a joint venture or other corporate transaction.

            (b)    Performance Targets.    Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

          10.5    Settlement of Performance Awards.

            (a)    Determination of Final Value.    As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

            (b)    Discretionary Adjustment of Award Formula.    In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant's individual performance in his or her position with the Company or such other factors as the Committee may determine.

            (c)    Effect of Leaves of Absence.    Unless otherwise required by law or a Participant's Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant's Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

            (d)    Notice to Participants.    As soon as practicable following the Committee's determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

            (e)    Payment in Settlement of Performance Awards.    As soon as practicable following the Committee's determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant's legal representative or other person who acquired the right to receive such payment by reason of the Participant's death) of the final value of the Participant's Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

            (f)    Provisions Applicable to Payment in Shares.    If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to

EXHIBIT G - PAGE 21

    Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

          10.6    Voting Rights; Dividend Equivalent Rights and Distributions.    Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant's Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

          10.7    Effect of Termination of Service.    Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant's termination of Service on the Performance Award shall be as follows:

            (a)    Death or Disability.    If the Participant's Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant's Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant's Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

            (b)    Other Termination of Service.    If the Participant's Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant's Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

EXHIBIT G - PAGE 22

          10.8    Nontransferability of Performance Awards.    Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant's guardian or legal representative.

        11.    CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

        Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

          11.1    Grant of Cash-Based Awards.    Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

          11.2    Grant of Other Stock-Based Awards.    The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

          11.3    Value of Cash-Based and Other Stock-Based Awards.    Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

          11.4    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards.    Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

          11.5    Voting Rights; Dividend Equivalent Rights and Distributions.    Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of

EXHIBIT G - PAGE 23

  such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant's Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

          11.6    Effect of Termination of Service.    Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant's Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

          11.7    Nontransferability of Cash-Based Awards and Other Stock-Based Awards.    Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant's beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

        12.    STANDARD FORMS OF AWARD AGREEMENT.

          12.1    Award Agreements.    Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means.

          12.2    Authority to Vary Terms.    The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

        13.    CHANGE IN CONTROL.

          13.1    Effect of Change in Control on Awards.    In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in

EXHIBIT G - PAGE 24

  connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:

            (a)    Accelerated Vesting.    In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant's Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

            (b)    Assumption, Continuation or Substitution.    In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of any Participant, assume or continue the Company's rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror's stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

            (c)    Cash-Out of Outstanding Stock-Based Awards.    The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

EXHIBIT G - PAGE 25

          13.2    Effect of Change in Control on Nonemployee Director Awards.    Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.

          13.3    Federal Excise Tax Under Section 4999 of the Code.

            (a)    Excess Parachute Payment.    If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an "excess parachute payment" under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

            (b)    Determination by Tax Firm.    To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an "excess parachute payment" to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the "Tax Firm"). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

        14.    COMPLIANCE WITH SECURITIES LAW.

        The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

Exhibit G - PAGE 26

        15.    COMPLIANCE WITH SECTION 409A.

          15.1    Awards Subject to Section 409A.    The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

            (a)   A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

            (b)   Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

          Subject to the provisions of Section 409A, the term "Short-Term Deferral Period" means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant's taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company's taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term "substantial risk of forfeiture" shall have the meaning provided by Section 409A.

          15.2    Deferral and/or Distribution Elections.    Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an "Election") that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

            (a)   Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

            (b)   Elections shall be made by the end of the Participant's taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

            (c)   Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

          15.3    Subsequent Elections.    Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

            (a)   No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

            (b)   Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

Exhibit G - PAGE 27

            (c)   No subsequent Election related to a payment pursuant to Section 15.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

            (d)   Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

          15.4    Payment of Section 409A Deferred Compensation.

            (a)    Permissible Payments.    Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

                (i)  The Participant's "separation from service" (as defined by Section 409A);

               (ii)  The Participant's becoming "disabled" (as defined by Section 409A);

              (iii)  The Participant's death;

              (iv)  A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

               (v)  A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

              (vi)  The occurrence of an "unforeseeable emergency" (as defined by Section 409A).

            (b)    Installment Payments.    It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

            (c)    Required Delay in Payment to Specified Employee Pursuant to Separation from Service.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a "specified employee" (as defined by Section 409A) as of the date of the Participant's separation from service before the date (the "Delayed Payment Date") that is six (6) months after the date of such Participant's separation from service, or, if earlier, the date of the Participant's death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

            (d)    Payment Upon Disability.    All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant's Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.

            (e)    Payment Upon Death.    If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts

Exhibit G - PAGE 28

    shall be distributed to his or her beneficiary under the distribution method for death established by the Participant's Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant's death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant's death.

            (f)    Payment Upon Change in Control.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

            (g)    Payment Upon Unforeseeable Emergency.    The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee's determination that an unforeseeable emergency has occurred. The Committee's decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

            (h)    Prohibition of Acceleration of Payments.    Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

            (i)    No Representation Regarding Section 409A Compliance.    Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

        16.    TAX WITHHOLDING.

          16.1    Tax Withholding in General.    The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign

Exhibit G - PAGE 29

  taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group's tax withholding obligations have been satisfied by the Participant.

          16.2    Withholding in or Directed Sale of Shares.    The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

        17.    AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

        The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company's stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company's stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

        18.    MISCELLANEOUS PROVISIONS.

          18.1    Repurchase Rights.    Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

          18.2    Forfeiture Events.

            (a)   The Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation,

Exhibit G - PAGE 30

    forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws.

            (b)   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

          18.3    Provision of Information.    Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company's common stockholders.

          18.4    Rights as Employee, Consultant or Director.    No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant's Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee's employer or that the Employee has an employment relationship with the Company.

          18.5    Rights as a Stockholder.    A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3 or another provision of the Plan.

          18.6    Delivery of Title to Shares.    Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

          18.7    Fractional Shares.    The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

Exhibit G - PAGE 31

          18.8    Retirement and Welfare Plans.    Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as "compensation" for purposes of computing the benefits payable to any Participant under any Participating Company's retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant's benefit.

          18.9    Beneficiary Designation.    Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. If a married Participant designates a beneficiary other than the Participant's spouse, the effectiveness of such designation may be subject to the consent of the Participant's spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant's death, the Company will pay any remaining unpaid benefits to the Participant's legal representative.

          18.10    Severability.    If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

          18.11    No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company's or another Participating Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

          18.12    Unfunded Obligation.    Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

          18.13    Choice of Law.    Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

        IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Epsilon Energy, Inc. 2018 Equity Incentive Plan as duly adopted by the Board on May 9, 2018.

/s/ , Secretary

Exhibit G - PAGE 32

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under the ABCA and pursuant to the current bylaws, we will indemnify a director or officer or a former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or another entity. In order to qualify for indemnification such director or officer or other individual must have (i) acted honestly and in good faith with a view to our best interests or, as the case may be, the other entity for which the individual acted as director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

        The ABCA also provides that such persons are entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with us or other entity, if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done and otherwise fulfills the conditions for indemnity described above.

        We may advance moneys to an individual for the costs, charges and expenses of a proceeding referred to above. The individual is required to repay the moneys if the individual does not fulfill the conditions for indemnity described above.

        The proposed certificate of incorporation of Epsilon Energy, Inc. includes a provision that eliminates the personal liability of the directors for monetary damages to the fullest extent permitted by Delaware law. Under current Delaware law, a director's liability to a corporation and its stockholders may not be limited for:

  •
  a breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; an unlawful payment of a dividend or an unlawful stock purchase or redemption; and

  •
  any transaction from which the director derived an improper personal benefit.

  •
  The proposed bylaws of Epsilon Energy, Inc. generally provide for mandatory indemnification and advancement of expenses of our directors and officers to the fullest extent permitted under Delaware law; provided, however, that directors and officers shall not be entitled to indemnification for actions initiated by such parties unless the Board of Directors authorizes such action.

        Currently, there is no pending litigation or proceeding involving any of our Corporation's directors or executive officers for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We have directors' and officers' liability insurance and Epsilon Energy, Inc. intends to maintain the directors' and officers' liability insurance.

Item 21.    Exhibits and Financial Statement Schedules

        The following exhibits and financial statement schedules are filed as part of this registration statement. Exhibits and financial statement schedules that have previously been filed are incorporated by reference, as noted. Exhibits and financial statement schedules filed herewith appear beginning at page F-1.

Exhibit No.		Exhibit or Financial Statement Schedule
2.1		Form of Special Resolution to be voted upon at the Special Meeting (Incorporated by reference from Exhibit A to the Proxy Circular/Prospectus)
2.2		Form of Certificate of Corporate Domestication to be filed under the DGCL (Incorporated by reference from Exhibit B to the Proxy Circular/Prospectus)
3.1		Form of Articles of Incorporation of Epsilon Energy, Inc. (Incorporated by reference from Exhibit C to the Proxy Circular/Prospectus)
3.2		Form of Bylaws of Epsilon Energy, Inc. (Incorporated by reference from Exhibit D to the Proxy Circular/Prospectus)
3.3	**	Articles of Incorporation of Epsilon Energy Ltd.
3.4	**	Bylaws of Epsilon Energy Ltd.
5.1	**	Opinion of DLA Piper LLP (US) as to the legality of the securities of Epsilon Energy, Inc. to be issued in the domestication
8.1	**	Opinion of DLA Piper LLP (US) as to certain United States tax matters
8.2	**	Opinion of DLA Piper (Canada) LLP as to certain Canadian tax matters
10.1	**	Credit Agreement, dated as of July 29, 2013, by and among Epsilon Energy USA Inc, the lenders from time to time party thereto, Texas Capital Bank, National Association ("TCB"), as the administrative agent, swing line lender and letter of credit issuer, and TCB as the sole lead arranger and sole book runner.
10.2	**	First Amendment to Credit Agreement, effective as of December 10, 2015
10.3	**	Second Amendment to Credit Agreement, effective as of October 11, 2016
10.4	**	Third Amendment to Credit Agreement, effective as of February 21, 2017
10.5	**	Fourth Amendment to Credit Agreement, effective as of August 4, 2017
10.6	**	Lane Bond Offer Letter
10.7		Form of 2018 Equity Incentive Plan (Incorporated by reference from Exhibit G to the Proxy Circular/Prospectus)
10.8	**	Henry Clanton Offer Letter
10.9	**	Anchor Shipper Gas Gathering Agreement, effective January 1, 2012, by and between Appalachia Midstream Services, L.L.C. and Epsilon Energy USA, Inc., as shipper and producer
10.10	**	Amended and Restated 2017 Stock Option Plan
10.11	**	Share Compensation Plan
10.12	**	Agreement for the Construction, Ownership, and Operation of Midstream Assets in AMI Area D of Northern Pennsylvania effective the 1st day of January, 2012, by and between Statoil Pipelines, LLC, a Delaware limited liability company formerly known as StatoilHydro Pipelines, LLC, Epsilon Midstream LLC, a Pennsylvania limited liability company, and Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company.
21.1	**	Subsidiaries of the Registrant
23.1	*	Consent of BDO USA LLP
23.2	*	Consent of DeGolyer and MacNaughton

Exhibit No.		Exhibit or Financial Statement Schedule
23.3		Consents of DLA Piper LLP (US) (included in its opinions filed as Exhibit 5.1 and Exhibit 8.1)
23.4	**	Consent of DLA Piper (Canada) LLP (included in its opinion filed as Exhibit 8.2)
24.1	**	Powers of Attorney
99.1	**	Report of DeGolyer and MacNaughton

*
filed herewith.

**
previously filed.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6)
that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i)
The undersigned registrant hereby undertakes that:

(1)
for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 11, 2018.

Epsilon Energy Ltd.
(Registrant)
By:	/s/ B. LANE BOND B. Lane Bond Chief Financial Officer (Principal Financial and Accounting Officer, Controller and Chief Accounting Officer, and Duly Authorized Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities with Epsilon Energy Ltd. indicated and on the 11th day of May, 2018.

Signature	Title

/s/ MICHAEL RALEIGH Michael Raleigh	Chief Executive Officer and Director (Principal Executive Officer)
/s/ B. LANE BOND B. Lane Bond	Chief Financial Officer (Principal Financial and Accounting Officer, Controller and Chief Accounting Officer)
* John Lovoi	Chairman of the Board
* Matthew Dougherty	Director
* Ryan Roebuck	Director

Signature		Title
* Adrian Montgomery		Director
* Jacob Roorda		Director
* Tracy Stephens		Director
*By:	/s/ B. LANE BOND
B. Lane Bond
Attorney-in-Fact